    As filed with the Securities and Exchange Commission on December 23, 1999
                        Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------


                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                           ACCUMED INTERNATIONAL, INC.
                ------------------------------------------------
                (Name of registrant as specified in its charter)


                 DELAWARE                 2835                    68-0165860
          -------------------     -------------------          ----------------
            (State or other        (Primary Standard           (I.R.S. Employer
              jurisdiction              Industrial              Identification
          of incorporation or     Classification Code               No.)
              organization)              Number)



                        920 N. Franklin Street, Suite 402
                             Chicago, Illinois 60610
                                 (313) 642-9200
                                 --------------
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                PAUL F. LAVALLEE
                             Chief Executive Officer
                           AccuMed International, Inc.
                        920 N. Franklin Street, Suite 402
                             Chicago, Illinois 60610
                                 (312) 642-9200
                               fax (312) 642-8684
                               ------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             JOYCE L. WALLACH, ESQ.
                                 1500 - 7th Ave.
                              Sacramento, CA 95818
                               fax (916) 341-0256


        Approximate date of commencement of proposed sale to the public: Upon the completion of the merger described in the Registrant Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
Title of each class of     Amount to be   Price Per Share(1)     Proposed Maximum      Amount of
Securities To Be           Registered                            Aggregate             Registration
Registered                                                       Offering Price        Fee
----------------------------------------------------------------------------------------------------
Common Stock,
  Par Value $0.01          11,696,830(1)    $0.0793218(2)         $897,037(3)          $236.82(3)
----------------------------------------------------------------------------------------------------
Warrants to Purchase
  Common Stock              3,014,646(1)           $0 (2)         $0 (2)               $0(3)
----------------------------------------------------------------------------------------------------


(1) Represents the maximum number of shares of common stock and warrants to acquire shares of common stock of the registrant that may be issued pursuant to the merger agreement described in the Registration Statement.

(2) Inasmuch as there is no market for the securities of Microsulis Corporation to be received by the Registrant or cancelled in the merger, the maximum offering price per share and maximum aggregate offering price are calculated, pursuant to Rule 457(f)(2) under the Securities Act, using the book value of the securities computed as of the latest practicable date: $897,037, which was the book value of Microsulis as of November 30, 1999.

(3) Calculated in accordance with Section 6(b) of the Securities Act and Rule 457(f)(2).

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           ACCUMED INTERNATIONAL, INC.
                           Proxy Statement-Prospectus

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

        The board of directors of AccuMed International, Inc. agreed to a merger with Microsulis Corporation in which Microsulis will become a wholly-owned subsidiary of AccuMed.

        In the merger, AccuMed will issue a total of a minimum of 10,726,830 shares up to a maximum of 11,308,830 shares of AccuMed common stock. These shares will be issued at a ratio of 1.94 AccuMed shares for each share of Microsulis common stock outstanding at the time of the merger. We will also issue five-year warrants to purchase a total of a minimum of 2,764,646 shares and a maximum of 3,014,646 shares of AccuMed common stock exercisable at $6.75 per share. Microsulis common stockholders will receive one warrant for every two shares of Microsulis common stock outstanding at the time of completion of the merger. Upon completion of the merger, current AccuMed stockholders will retain approximately a minimum of 35.2% and up to a maximum of 37.3% of the outstanding common stock. The former Microsulis stockholders will then own approximately a minimum of 62.7% and up to a maximum of 64.8% of the outstanding common stock. AccuMed will also grant stock options to purchase 1,040,000 shares of common stock at an exercise price of $2.50 per share to replace Microsulis stock options. We will also grant an aggregate of 240,000 stock options exercisable at $2.50 per share to the non-employee directors. A total of 750,000 stock options would be granted to two executive officers exercisable at a minimum of $2.50 per share.

        Your board of directors has unanimously approved the terms of the merger agreement and determined that the merger is advisable and in your best interests. After careful consideration, your board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.

        Details of the merger and other important information are included in this document. A copy of the merger agreement is attached as Appendix A. Additional information about AccuMed is contained in our 1998 annual report and the quarterly report for the fiscal quarter ended September 30, 1999 which are enclosed. This document is a proxy statement for soliciting proxies for the special stockholders meeting. This document is also a prospectus relating to the securities to be issued in the merger. WE URGE YOU TO READ THIS DOCUMENT CAREFULLY.

        FOR RISKS RELATING TO ACCUMED AND THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

        We cannot complete the merger unless holders of a majority of the shares of Accumed common stock voting at the special meeting of stockholders vote to approve the merger agreement. AccuMed stockholders will also be asked to vote on proposals to change AccuMed's name to "Microsulis Medical Corporation," and to elect seven directors to serve on the board of directors until the next annual meeting of stockholders.

        The common stock is quoted on the Nasdaq SmallCap Market under the trading symbol "ACMI." The last reported sale price for the common stock on December 17, 1999, as reported on the Nasdaq SmallCap Market, was $3.50 per share.

                             Very truly yours,

                             Paul F. Lavallee

                             Chairman of the Board and Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement-prospectus dated [____________, 2000 was first mailed to AccuMed stockholders on or about [________________, 2000.

                           ACCUMED INTERNATIONAL, INC
                      920 North Franklin Street, Suite 402
                             Chicago, Illinois 60610

                             ----------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To be Held on January 28, 2000

                             ----------------------

Dear AccuMed stockholders:

        Notice is hereby given that a special meeting of stockholders of AccuMed International, Inc., a Delaware corporation, will be held at AccuMed's offices located at 920 North Franklin Street, Suite 402, Chicago, Illinois, on Friday, January 28, 2000 at 10:00 a.m (Chicago time), to consider and act upon the following matters.

        1. A proposal to approve the Agreement and Plan of Merger among Accumed, AccuMed Acquisition Sub, Inc., a wholly-owned subsidiary of AccuMed, and Microsulis Corporation dated as of November 16, 1999 and amended December 16, 1999 and December 21, 1999, and to approve the merger through which Microsulis will become a wholly-owned subsidiary of AccuMed. In the merger, AccuMed will issue a total of a minimum of 10,726,830 shares up to a maximum of 11,696,830 shares of AccuMed common stock. These shares will be issued at a ratio of 1.94 shares of AccuMed common stock for each share of Microsulis common stock. We will also issue five-year warrants to purchase a total of a minimum of 2,764,646 shares up to a maximum of 3,014,646 shares of AccuMed common stock exercisable at $6.75 per share. Microsulis stockholders will receive one warrant for every two shares of Microsulis common stock. AccuMed will also grant stock options to purchase 1,040,000 shares of common stock at an exercise price of $2.50 per share to replace Microsulis stock options. We will also grant an aggregate of 240,000 stock options exercisable at $2.50 per share to the non-employee directors. We will also grant a total of 750,000 stock options to two executive officers exercisable at a minimum of $2.50 per share.

        2. A proposal to amend AccuMed's Certificate of Incorporation to change our name to "Microsulis Medical Corporation."

        3. To elect seven directors to serve on the board of directors until the next annual meeting of stockholders.

        4. To transact other business and to consider and take action upon any and all other matters that may properly come before the special meeting or any adjournment of the meeting.

        Your board of directors knows of no matters, other than those listed above that will be presented for consideration at the special meeting. The enclosed proxy statement-prospectus provides detailed information about the matters to be voted on.

        Your board of directors has fixed the close of business on December 9, 1999 as the record date for the determination of stockholders entitled to vote at the special meeting.

        The enclosed proxy statement-prospectus is accompanied by our annual report on Form 10-K for the year ended December 31, 1998 and our quarterly report on Form 10-Q for the quarter ended September 30, 1999.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                                            By Order of the board of directors

Chicago, Illinois                           Jack H. Halperin
[_________________, 1999                    Secretary

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION..........................................  5
FORWARD-LOOKING STATEMENTS...................................................  6
TRADEMARKS...................................................................  6
PROXY STATEMENT-PROSPECTUS SUMMARY...........................................  7
  The Companies
    AccuMed..................................................................  7
    Microsulis Corporation...................................................  7
  Summary of the Merger Transaction
    Structure of the Merger..................................................  8
    Common Stock and Warrants to be Issued to Microsulis Stockholders........  8
    Stock Options to be Granted..............................................  8
    Reasons for AccuMed's board of directors Recommending
      Approval of the Merger.................................................  8
    Composition of Board of Directors Following the Merger...................  9
    Management of AccuMed Following the Merger...............................  9
    Ability of a Single Stockholder to Control Affairs of
      AccuMed Following the Merger...........................................  9
    Completion and Effectiveness of the Merger...............................  9
    Conditions to Completion of the Merger...................................  10
    Termination of the Merger Agreement; Termination Fee.....................  10
    Dissenters Rights of Appraisal...........................................  11
    Interests of Officers, Directors and Director Nominees in the Merger.....  11
    AccuMed Loans to Microsulis..............................................  11
    Important Federal Income Tax Consequences................................  11
    Accounting Treatment.....................................................  11
    Regulatory Matters.......................................................  11
    Restrictions on Ability to Sell AccuMed Common Stock and Warrants........  11
    Nasdaq Listing of AccuMed Common Stock...................................  12
  AccuMed Special Meeting
    Date, Time, Place and Purpose............................................  12
    Record Date; Stockholders Entitled to Vote; Voting Power.................  12
    Revocability of Proxies..................................................  12
COMPARATIVE PER SHARE DATA...................................................  14
ACCUMED INTERNATIONAL, INC. SELECTED HISTORICAL FINANCIAL DATA...............  15
RISK FACTORS
  Risk Relative to the Merger................................................  17
  Risks Relating to AccuMed..................................................  18
THE ACCUMED SPECIAL MEETING
  Date, Time and Place of Special Meeting....................................  28
  Matters to be considered at the Special Meeting............................  28
  Revocability of Proxies....................................................  29
  Solicitation of Proxies; Expenses..........................................  29
  Stockholders Entitled to Vote..............................................  29
  Voting Procedures..........................................................  29
  Votes Required to Approve the Proposals....................................  30
  Quorum; Broker Non-Votes; Abstentions......................................  30
  Voting Stock Held by AccuMed and Microsulis Management.....................  31
  Inspector of Elections.....................................................  31
  Dissenters' Rights of Appraisal............................................  31

      Independent Auditors .............................................   31
THE MERGER
      Structure of the Merger and Securities to be Issued ..............   32
      Background of the Merger .........................................   33
      Recommendation of the AccuMed board of directors and Reasons
        for the Merger .................................................   34
      Recommendation of Microsulis Board of Directors and Reasons
        for the Merger .................................................   35
      Federal Income Tax Consequences ..................................   36
      Accounting Treatment of the Merger ...............................   38
      Regulatory Matters ...............................................   38
      Microsulis Stockholders Dissenters' Rights of Appraisal ..........   38
      Listing of Common Stock on Nasdaq; No Public Market for Warrants .   38
      Restrictions on Resales by Affiliates; Lock-up and Voting
        Agreements; Registration Rights ................................   38
      Directors and Management of AccuMed After the Merger .............   39
      Interests of Officers, Directors and other Stockholders
        in the Merger ..................................................   40
      Possible Additional Sales of Microsulis Common Stock and
        Corresponding Increases in AccuMed Stock and Warrants
        to be Issued in the Merger .....................................   41
      Loans from AccuMed to Microsulis .................................   41
THE MERGER AGREEMENT
      The Merger; Closing; Effective Time ..............................   43
      Conversion of Microsulis Common Stock; Exchange of Certificates ..   44
      Treatment of Microsulis Stock Options ............................   45
      Representations and Warranties ...................................   45
      Conduct of Business Pending the Merger ...........................   46
      Loans from AccuMed to Microsulis .................................   46
      No Solicitation ..................................................   47
      Indemnification of Microsulis Executives and Directors ...........   47
      Conditions to Completion of the Merger ...........................   47
      Termination of the Merger Agreement; Termination Fee .............   48
      Amendment; Waiver ................................................   49
      Fees and Expenses ................................................   49
INFORMATION ABOUT ACCUMED
      AccuMed's Business ...............................................   50
      Director Nominees and Executive Officers .........................   52
      Committees and Meetings of AccuMed's Board of Directors ..........   53
      Director Compensation ............................................   54
      Compensation Committee Interlocks and Insider Participation ......   54
      Robert L. Priddy .................................................   54
      Section 16(a) Beneficial Ownership Reporting Compliance ..........   55
      Executive Compensation ...........................................   55
        Report of the Compensation Committee on Executive Compensation .   55
        Summary Compensation Table .....................................   57
        Option Grants During the Year Ended December 31, 1998 ..........   58
        Aggregate Option Exercises During the Year Ended
          December 31, 1998 and Fiscal Year End Option Values ..........   58
        10-Year Option Repricings ......................................   59
      Employment Agreements and Severance ..............................   59
      Performance Graph ................................................   61
INFORMATION ABOUT MICROSULIS
      Overview of Business .............................................   62
      Menorrhagia ......................................................   62
      The MEA System ...................................................   63

     MEA System Components.....................................  64
     The MEA Procedure.........................................  65
     Results of Clinical Trials................................  65
     Current Alternative Therapies.............................  66
     License Agreement with Microsulis Plc.....................  68
     Microsulis Plc............................................  69
     Marketing and Distribution................................  69
     License, Patents and Proprietary Technology...............  70
     Government Regulation.....................................  71
     Third-Party Reimbursement.................................  72
     Competition...............................................  72
     Employees.................................................  73
     Property..................................................  73
     Legal Proceedings.........................................  73
MICROSULIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS
     Overview..................................................  74
     Results of Operations.....................................  74
     Revenues..................................................  74
     FDA Expenses..............................................  74
     Amortization of Licensing Rights..........................  74
     Product Development Costs.................................  75
     Salaries..................................................  75
     Trade Show Costs..........................................  75
     Other General and Administrative Expenses.................  75
     Liquidity and Capital Resources...........................  75
DESCRIPTION OF ACCUMED WARRANTS TO BE ISSUED IN THE MERGER.....  77
DESCRIPTION OF ACCUMED CAPITAL STOCK
     AccuMed Common Stock......................................  79
     AccuMed Preferred Stock...................................  79
     Certain Provisions of Delaware Law........................  80
     Certain Charter and Bylaw Provisions......................  80
     Limitation of Liability...................................  80
     Transfer Agent............................................  80
DESCRIPTION OF MICROSULIS COMMON STOCK
     Dividend Policy...........................................  81
COMPARISON OF RIGHTS OF HOLDERS OF ACCUMED AND MICROSULIS
  COMMON STOCK
     Voting Rights.............................................  82
     Power to Call Special Meeting of Stockholders.............  82
     Stockholders Action without a Meeting.....................  82
     Size of Board of Directors................................  82
     Classification of Board of Directors......................  83
     Removal of Directors......................................  83
     Filling Vacancies on the board of Directors...............  83
     Limitation of Liability of Directors; Indemnification.....  84
     Business Combinations/Merger..............................  84
     Dissenters' Rights of Appraisal...........................  86
     Inspection of Stockholder List............................  87
     Amendment of Certificate or Articles of Incorporation.....  87
     Amendment of Bylaws.......................................  87

ADDITIONAL MATTERS TO BE VOTED ON BY ACCUMED STOCKHOLDERS
     Amendment to Certificate of Incorporation to Change AccuMed's Name...   88
     Election of Directors................................................   88
     Director Nominees....................................................   88
     Arrangements for Nomination as Director..............................   90
ACCUMED SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Common Stock.........................................................   91
     Preferred Stock......................................................   93
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  OF MICROSULIS...........................................................   94
ADDITIONAL MATTERS
     Legal Matters........................................................   96
     Experts..............................................................   96
     Stockholders Proposals for 2000 Annual Meeting.......................   96

                       WHERE YOU CAN FIND MORE INFORMATION

        We are delivering with this proxy-statement prospectus copies of our annual report on Form 10-K for the year ended December 31, 1998 and our quarterly report on Form 10-Q for the quarter ended September 30, 1999. HOWEVER, THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ACCUMED THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. We have filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the AccuMed securities to be issued in the merger. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "http://www.sec.gov." You can also inspect our SEC filings at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        This proxy statement-prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of AccuMed, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

        In addition, the SEC allows us to "incorporate by reference" into this proxy statement-prospectus the information we will file with it. This means we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this proxy statement-prospectus. Later information filed with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the special meeting scheduled to be held on January 28, 2000.

        * Our annual report on Form 10-K for the year ended December 31, 1998, including exhibits.

        *      Our current report on Form 8-K dated February 12, 1999.

        * Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999.

        * The description of our common stock and accompanying rights contained in amendment no. 1 to our registration statement on Form 8-A/A filed with the SEC on January 2, 1996.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information we have incorporated by reference in this prospectus. You may request copies of this information, and we will provide it at no cost, by writing or telephoning us at:

        Accumed International, Inc.
        920 North Franklin Street, Suite 402
        Chicago, Illinois 60610
        Attn:  Chief Executive Officer
        Telephone:  (312) 642-9200.

TO ENSURE THAT YOU RECEIVE THE INFORMATION IN A TIMELY FASHION, YOU MUST MAKE YOUR REQUEST BY JANUARY 24, 2000.

                           FORWARD-LOOKING STATEMENTS

        Some of the information in this proxy statement-prospectus contains "forward-looking statements" within the meaning of the federal securities laws. These statements relate to future events or the future financial performance of AccuMed, Microsulis and the combined company. These statements describe management's beliefs concerning the future based on currently available information. We do not intend to update the forward-looking statements included in this prospectus. Actual results could differ materially from those contained in the forward-looking statements due to a number of risks and uncertainties. Forward-looking statements typically are identified by the use of terms such as "may," "will," "expect," "anticipate," "believe," "estimate," and similar words. Some forward-looking statements are expressed differently. Important factors that could cause our actual results to differ materially from our expectations expressed in the forward-looking statements are set forth under the caption "Risk Factors" and in other sections of this proxy statement-prospectus.

                                   TRADEMARKS

        The following are trade names and common law trademarks or registered trademarks of AccuMed: the "ACCUMED" logo and name, "ACCELL," "TRACCELL," "ACCUTECH, "ACCELL-SAVANT," "ONCOMETRICS," "SPECIFIND," "MACCELL," "MACROVISION," "RELATIONAL CYTOPATHOLOGY REVIEW GUIDE," "IMPROVING CYTOLOGY PROCESSES," and "AND YOU THOUGHT YOU'D SEEN IT ALL."

                       PROXY STATEMENT-PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding AccuMed, Microsulis, the merger and the AccuMed securities to be issued in the merger. You should also read our annual report on Form 10-K for the year ended December 31, 1998 and our quarterly report for the quarter ended September 30, 1999 which accompany this document, as well as the other information incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information."

        AccuMed has provided the information in this proxy statement-prospectus about AccuMed, and Microsulis has provided the information in this document about Microsulis.

                                  THE COMPANIES

ACCUMED

        Accumed International, Inc. is a biomedical company. We are developing and commercializing products for use by clinical diagnostic laboratories to review and analyze cytology and histology samples. Pap smears and other microscope slide-based cellular samples are examples of cytology tests. Frozen sections in anatomic pathology laboratories and immunohistochemistry are examples of histology tests. Our products use our exclusively owned technology, some of which is patented. AccuMed's primary focus is developing cytology and histology products that improve the quality of cell-based and tissue-based specimen analyses and increase productivity in the clinical diagnostic laboratory. The first products we developed were designed for review and analysis of both cervical and non-cervical conventional Pap smears and Pap smears using liquid-based preparations.

        Although the cervical Pap test is the largest volume diagnostic cytology test, the pathology laboratory routinely conducts other tests based on samples from numerous organs and areas of the body. Implementing these tests effectively requires precision optical microscopy and careful error-free management of data. AccuMed is currently developing products for these applications by combining our AcCell technology with other technology for use in analyzing these samples in a manner similar to that of qualitative and quantitative Pap tests. Our exclusively owned technologies, including the AcCell and AcCell Savant, are instrument platforms that can support a wide variety of manual, semi-automated and automated medical tests involving cells and tissue. AccuMed is exploring business arrangements to apply our platforms to new markets, in addition to early lung cancer testing.

        Our predecessor company, Alamar Biosciences, Inc. was incorporated in California in 1988. AccuMed was reincorporated in Delaware in December 1995. Our principal executive offices are located at 920 N. Franklin St., Ste. 401, Chicago, Illinois 60610, and our telephone number is 312-642-9200.

MICROSULIS CORPORATION

        Microsulis markets, distributes and may manufacture a Microwave Endometrial Ablation (MEA) system for treatment of menorrhagia, a condition of excessive menstrual blood loss in women. MEA is a minimally invasive day-patient or out-patient procedure for the treatment of menorrhagia which can be performed in approximately three to five minutes under local anesthesia. The typical at-home recovery period is approximately two to three days. Unlike other procedures currently on the market, the MEA system employs microwave frequency radiation, which allows for deeper penetration into the endometrium in a much shorter time period than other current procedures. During the procedure, a surgeon inserts an applicator into the uterus and moves the applicator from side to side until the therapeutic temperature is reached and the entire uterine cavity is covered.

        Microsulis has the exclusive right to distribute the MEA system in North America, Central America and South America pursuant to a 20-year license agreement with Microsulis PLC. Microsulis is presently marketing the MEA system for sale in Canada through its wholly-owned subsidiary, Microsulis (Canada) Inc., with the assistance of a distributor, Minogue Medical, Inc. Distribution of the MEA system in the U.S. requires approval by the FDA of a premarket approval application.

                        SUMMARY OF THE MERGER TRANSACTION

STRUCTURE OF THE MERGER

        When the merger is complete, Microsulis will become a wholly-owned subsidiary of AccuMed. Following the merger, current AccuMed stockholders will retain ownership of approximately 37.3% of the outstanding AccuMed common stock.

COMMON STOCK AND WARRANTS TO BE ISSUED TO MICROSULIS STOCKHOLDERS

        In the merger, AccuMed will issue a total of a minimum of 10,726,830 shares and up to a maximum of 11,696,830 shares of AccuMed common stock. Holders of Microsulis common stock will receive 1.94 AccuMed shares for each share of Microsulis common stock outstanding at the time of completion of the merger. We will also issue five-year warrants to purchase a total of a minimum of 2,764,646 shares up to a maximum of 3,014,646 shares of AccuMed common stock exercisable at $6.75 per share. Holders of Microsulis common stock will receive one warrant for every two shares of Microsulis common stock outstanding at the time of completion of the merger. Following the merger, the former Microsulis stockholders will own a minimum of approximately 62.7%, and up to a maximum of approximately 64.8% of the outstanding shares common stock.

STOCK OPTIONS TO BE GRANTED

        If the merger is completed, AccuMed will also grant stock options to purchase a total of 1,040,000 shares of common stock at an exercise price of $2.50 per share to replace currently outstanding Microsulis stock options. AccuMed will also grant an aggregate of 240,000 stock options exercisable at $2.50 per share to the non-employee directors. In addition, we will grant to two executive officers a total of 750,000 stock options exercisable at a minimum of $2.50 per share.

REASONS FOR ACCUMED'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE MERGER

        After careful consideration, AccuMed's board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger. The Board has determined that the merger is in the best interests of AccuMed and its stockholders. Some of the benefits that the Board anticipates are listed below:

        * we anticipate that the combined companies will have a greater opportunity to raise capital on acceptable terms than would be possible for AccuMed alone;

        * acquiring the Microsulis' Microwave Endometrial Ablation (MEA) system product will increase our product and revenue base;

        * the merger will strengthen the companies' scientific expertise in the areas of new applications of both AccuMed's and Microsulis' platform technologies;

        * combining the personnel of AccuMed and Microsulis will enhance product development and improvements;

        * the combined companies may be able to operate more efficiently than either company could on as separate businesses, which may support future growth.

COMPOSITION OF BOARD OF DIRECTORS FOLLOWING THE MERGER

        Four of the seven nominees for election as directors were selected by Gillian Fraser, who will become the majority stockholder of AccuMed upon completion of the merger. Those nominees are David Warner, Leslie J. Croland, Marcus E. Finch and Paul Barrett. Mr. Warner is expected to serve as Chairman of the Board. The other three nominees were selected by AccuMed's board of directors. They are Paul Lavallee, Robert Priddy and Mark Banister and each is a current AccuMed director.

        Ms. Fraser, Mr. Priddy and Bellingham Capital Industries have agreed to enter into an agreement requiring each of them to vote the shares of AccuMed common stock in favor of election of four directors nominated by Ms. Fraser and three directors nominated by AccuMed's Chief Executive Officer. This arrangement will be in effect for up to two years following the merger. Upon completion of the merger, these three stockholders will own a total of 10,197,789 shares (50.3%), assuming the minimum number of shares of the AccuMed common stock is issued. Thus, they will be able to control the composition of AccuMed's board of directors.

MANAGEMENT OF ACCUMED FOLLOWING THE MERGER

        Following the merger, Paul Lavallee will continue to serve as AccuMed's Chief Executive Officer. We expect that David Warner, a director of Microsulis PLC will take an active role in AccuMed's management as Chairman of the Board.

ABILITY OF A SINGLE STOCKHOLDER TO CONTROL AFFAIRS OF ACCUMED FOLLOWING THE
MERGER

        Assuming the minimum number of shares is issued, Gillian Fraser will own approximately 7,522,500 shares (38.4%) of the AccuMed common stock outstanding upon completion of the merger. Thus, Ms. Fraser will be able to control the outcome of stockholder votes.

COMPLETION AND EFFECTIVENESS OF THE MERGER

        We will complete the merger when all of the conditions to completion of the merger have been satisfied or waived. The merger will become effective when we file the articles of merger with the Florida Secretary of State

        We are working toward completing the merger as quickly as possible. We hope to complete the merger promptly following the AccuMed special meeting scheduled for January 28, 2000.

CONDITIONS TO COMPLETION OF THE MERGER

        Completion of the merger is subject to satisfaction of a number of conditions, including:

        * AccuMed's stockholders must vote a majority of the shares of AccuMed common stock voting at the special meeting for approval of the merger;

        * Microsulis' stockholders must vote 80% of the outstanding shares of Microsulis common stock for approval of the merger;

        * both parties completing and being satisfied with the results of an investigation of the other party's business and financial condition;

        * AccuMed will enter into professional services agreements with Paul F. Lavallee and David Warner, and an employment agreement with Marcus E. Finch;

        * Gillian Fraser, Robert L. Priddy and Bellingham Capital Industries will enter into agreements restricting the resale of their AccuMed common stock and warrants following the merger, and agreeing to vote in favor of directors nominated by Ms. Fraser and Accumed's Chief Executive Officer;

        * AccuMed will amend its certificate of incorporation to change its name to "Microsulis Medical Corporation;"

        * AccuMed will grant the stock options described above under the caption "Stock Options to be Granted;"

        * Microsulis will enter into several amendments to its license agreement with Microsulis PLC relating to the MEA system;

        *      there is no material adverse change in our respective businesses.

        Certain conditions to completion of the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

        AccuMed and Microsulis may mutually agree to terminate the merger agreement without completing the merger. The merger agreement may also be terminated as follows:

        * upon paying a $3,000,000 cash termination fee to the other party, either AccuMed or Microsulis may terminate the merger agreement to enter into an agreement with a third party providing for a merger, sale of substantially all assets or other transaction resulting in a change of control of the terminating party;

        * if the merger is not then completed, the merger agreement will terminate automatically on January 31, 2000 unless the parties agree to extend the date.

DISSENTERS RIGHTS OF APPRAISAL

        Under Delaware corporate law, AccuMed stockholders are not entitled to any dissenters' rights of appraisal if they vote against approval of the merger. Microsulis stockholders who vote against the merger are entitled to dissenters' rights under Florida corporate law. See "The AccuMed Special Meeting -- Dissenters' Rights of Appraisal," and "The Merger -- Microsulis Stockholders Dissenters' Rights of Appraisal."

INTERESTS OF OFFICERS, DIRECTORS AND DIRECTOR NOMINEES IN THE MERGER

        In considering the recommendation of the AccuMed and Microsulis boards of directors to approve the merger, you should be aware that some executive officers, current directors and director nominees have interests in the merger that are different from, or in addition to your interests in the merger. These interests include indemnification, employment arrangements and stock options.

ACCUMED LOANS TO MICROSULIS

        In October and December 1999, AccuMed loaned Microsulis and its subsidiary a total of $588,000. On December 21, 1999, Microsulis and its subsidiary repaid AccuMed $188,000, reducing the loan balances to a total of $400,000. AccuMed has agreed to loan Microsulis and its subsidiary up to a total of $650,000. The loans carry interest at 10% annually and are secured by liens on Microsulis' MEA systems. If the merger is not completed, Microsulis will be required to repay the loans with interest on April 18, 2000.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES

        We expect that neither Microsulis, nor its shareholders will recognize gain or loss, for United States federal income tax purposes as a result of the merger. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON A PARTICULAR MICROSULIS SHAREHOLDER'S CIRCUMSTANCES. THE SHAREHOLDERS OF MICROSULIS SHOULD CONSULT WITH THEIR TAX ADVISORS CONCERNING

THE EFFECTS OF THESE TRANSACTIONS ON THEIR INDIVIDUAL CIRCUMSTANCES.

ACCOUNTING TREATMENT

        We intend to account for the merger under the purchase method of accounting.

REGULATORY MATTERS

        There are no federal or state regulatory approvals required to complete the merger.

RESTRICTIONS ON ABILITY TO SELL ACCUMED COMMON STOCK AND WARRANTS

        Microsulis stockholders, except for Gillian Fraser and any person considered an "affiliate" of Microsulis or AccuMed under the Securities Act, will be able to freely transfer the AccuMed common stock issued to them in the merger. Affiliates may only sell shares of AccuMed common stock pursuant to a registration statement or exemption under the Securities Act.

        Microsulis stockholders may freely transfer the warrants issued to them in the merger. However, there is no public trading market of the warrants.

        Shares of AccuMed common stock acquired upon exercise of warrants issued in the merger may only be resold pursuant to a registration statement or exemption under the Securities Act. AccuMed has agreed to file with the SEC a registration statement covering the resale of shares of AccuMed common stock issuable on exercise of the warrants.

NASDAQ LISTING OF ACCUMED COMMON STOCK

        AccuMed will file an application seeking to list on the Nasdaq SmallCap Market the shares of AccuMed common stock, as well as the shares of AccuMed common stock underlying the warrants and options to be issued, to be issued in the merger.

                                    ACCUMED SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

        The AccuMed special meeting of stockholders will be held at AccuMed's offices located at 920 N. Franklin St., Ste. 402, Chicago, Illinois, at 10:00 a.m. Chicago time on Friday, January 28, 2000. At the special meeting, AccuMed will ask stockholders to:

        *      approve the merger;

        * approve a change in AccuMed's name to "Microsulis Medical Corporation;" and

        * to elect seven directors to serve on the Board until the next annual stockholders meeting.

AccuMed stockholders may also consider and vote on other matters which are properly brought before the special meeting.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; VOTING POWER

        AccuMed stockholders can vote at the special meeting if they owned shares of AccuMed common stock at the close of business on the record date of December 9, 1999. As of this record date, approximately 5,491,901 shares of common stock outstanding and entitled to vote at the special meeting. You will have one vote for each share of common stock you owned as of the record date.

REVOCABILITY OF PROXIES

        If you submit a proxy for use at the special meeting, you may change your vote prior to the voting as follows. First, you can send a written notice to the Secretary of AccuMed stating that you would like to revoke your proxy. Second, you can compete and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the meeting alone will not revoke your proxy.

                           COMPARATIVE PER SHARE DATA

The following table sets forth (I) the historical net loss per common share and the historical book value per common share data of AccuMed International, Inc. Common Stock; (ii) the historical net loss per common share and the historical book value per common share data of Microsulis Corporation Common Stock; (iii) and the unaudited pro forma net loss per share and the unaudited pro forma book value per share of AccuMed Common Stock after giving effect to the Merger. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and notes thereto of AccuMed and Microsulis included or incorporated by reference herein and the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. Neither AccuMed nor Microsulis paid any cash dividends during the periods presented.


                                       HISTORICAL          PRO FORMA
                                  ACCUMED    MICROSULIS    COMBINED
BOOK VALUE PER SHARE AT:

September 30, 1999                 $0.70        $0.10        $0.26
December 31, 1999                  (0.72)        0.15         0.04

NET LOSS PER SHARE BEFORE
EXTRAORDINARY ITEMS:

Nine months ended                  (0.78)       (0.20)       (0.31)
September 30,1999
Year ended December 31, 1998       (2.04)       (0.09)       (0.63)

         ACCUMED INTERNATIONAL, INC. SELECTED HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data (i) for the three years ended December 31, 1998, 1997 and 1996 are derived from the audited historical consolidated financial statements of AccuMed and (ii) for the nine month periods ended September 30, 1999 and 1998 are derived from unaudited historical consolidated financial statements of AccuMed. All the financial statements presented here have been restated to reflect the sale of the Microbiology Division on January 29, 1999. The AccuMed predecessor company, Alamar Biosciences, Inc., is reflected as a discontinued business. Accordingly, financial statements prior to 1996 are not meaningful. The unaudited AccuMed financial statements include all adjustments, consisting of normal recurring accruals, that AccuMed considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results of AccuMed for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The financial information set forth below should be read in conjunction with AccuMed's consolidated financial statements, related notes and other financial information incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                       Nine Months Ended
                                                         September 30,                    Fiscal Years Ended December 31,
                                                      1999            1998            1998            1997            1996
                                                 -----------------------------------------------------------------------------
                                                                   (in  thousands, except for per share data)
STATEMENT OF OPERATIONS DATA
Operating revenues                               $     11,435    $     71,310    $    326,862    $  1,000,776    $  1,412,256
Cost of sales                                          (3,413)       (472,168)       (855,788)     (1,557,175)     (1,393,631)
                                                 ------------    -------------   ------------    ------------    ------------
Gross profit (loss)                                     8.022        (400,858)       (528,926)       (556,399)         18,625
Operating expenses:

    General and administrative                      2,308,707       4,013,931       5,308,417       6,198,665       3,642,113
    Research and development                        1,438,865       2,054,399       2,569,864       4,035,360       2,474,408
    Sales and marketing                               199,380       1,085,962       1,388,826       1,427,735       1,331,088
    Goodwill writeoff                                      --              --              --
                                                                                                    3,582,068       1,645,200
    Acquired research and development                      --              --              --              --       4,312,727
                                                 ------------    -------------   ------------    ------------    ------------
            Total operating expenses                3,946,952       7,154,297       9,267,107      15,243,828      13,405,536
                                                 ------------    -------------   ------------    ------------    ------------
    Operating (loss)                               (3,938,930)     (7,555,155)     (9,796,033)    (15,800,227)    (13,386,911)

Other income (expense):

    Interest expense                                 (485,867)     (1,114,591)     (1,411,335)     (3,568,603)       (458,214)
    Other income (expense)                            146,798         783,326         847,613         511,145       2,941,270
                                                 ------------    -------------   ------------    ------------    ------------
          Total other income (expense)               (339,069)       (331,265)       (563,722)     (3,057,458)      2,483,056

Loss before income taxes from
    continuing operations                          (4,276,999)     (7,886,420)    (10,359,755)    (18,857,685)    (10,903,855)
Provision for income taxes
    before extraordinary item                              --              --              --              --              --
                                                 ------------    -------------   ------------    ------------    ------------
Loss from continuing operations                    (4,276,999)     (7,886,420)    (10,359,755)    (18,857,685)    (10,903,855)

Discontinued operations:
    Income (loss) from discontinued
    operations                                       (158,250)      3,930,367       3,351,486       1,939,109        (669,958)
    Gain on disposal                                8,357,449
Extraordinary-item debt extinguishment                     --      (1,168,080)     (1,168,080)             --              --
                                                 ------------    -------------   ------------    ------------    ------------
           Net loss                              $  3,922,200    ($ 5,124,133)   ($ 8,176,349)   ($16,918,576)   ($11,573,813)
                                                 ============    ============    ============    ============    ============
Basic loss per share before extraordinary item        ($ 0.78)        ($ 1.59)        ($ 2.04)        ($ 5.13)         ($3.85)

Income (loss) from discontinued operations               1.50            0.79            0.66            0.53           (0.24)

Extraordinary loss from debt extinguishment                --           (0.24)          (0.23)             --              --
                                                 ------------    -------------   ------------    ------------    ------------
Basic net loss per share                               $ 0.72         ($ 1.04)        ($ 1.61)        ($ 4.60)        ($ 4.09)
                                                 ============    ============    ============    ============    ============
Weighted average common shares outstanding          5,471,784       4,950,396       5,079,894       3,675,488       2,829,245

                                              At September 30,                            At December 31,
                                                   1999                  1998                  1997                  1996
                                              ----------------      -------------         -------------         -------------
                                                                    (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents                      $  1,849,251         $    213,386          $    331,983          $  2,643,900
Working capital (deficit)                         2,095,528           (1,393,617)           (1,600,119)            2,150,476
Total assets                                     10,012,614           12,659,572            16,084,927            13,444.470
Long-term obligations, net of
current maturities                                  173,712            5,781,850            11,609,315               687,636
Stockholders' equity                            $ 8,078,354         $  4,222,946          $    733,072          $ 10,135,996

                                  RISK FACTORS

        You should carefully consider the following factors and the other information in this prospectus before deciding to whether to vote in favor of the merger.

RISK RELATING TO THE MERGER

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ACCUMED'S STOCK PRICE AND FUTURE BUSINESS OPERATIONS.

        If the merger is not completed for any reason, AccuMed will face a number of important risks, including the following:

        * AccuMed's board of directors believe it will be difficult to raise sufficient capital on acceptable terms to continue AccuMed's operations as proposed in our business plan;

        * if the current market price of the AccuMed common stock reflects a market assumption that the merger will be completed, the price of AccuMed common stock may decline; and

        * costs relating to the merger, such as legal, accounting and printing fees, must be paid even if the merger is not completed.

CHANGE IN COMPOSITION OF BOARD OF DIRECTORS.

        The ability to achieve the benefits anticipated from the merger will depend, in part, on the ability of AccuMed's new board of directors to work together effectively in directing the management of the combined companies. Four of the seven nominees for election as directors were selected by Gillian Fraser, who will become the majority stockholder of AccuMed upon completion of the merger. Those nominees are David Warner, Leslie J. Croland, Marcus E. Finch and Paul Barrett. Mr. Warner is expected to serve as Chairman of the Board. The other three nominees were selected by AccuMed's board of directors. They are Paul Lavallee, Robert Priddy and Mark Banister and each is a current AccuMed director.

CHANGES IN MANAGEMENT AND INTEGRATION OF OPERATIONS

        The ability to achieve the benefits anticipated from the merger will depend, in part, on the ability of the management team to work together effectively in managing and integrating the affairs of the combined companies. Following the merger, Paul Lavallee will continue to serve as AccuMed's Chief Executive Officer. We expect that David Warner, a director of Microsulis PLC, will take an active role in AccuMed's management as Chairman of the Board. Marcus Finch, the Executive Vice President of Microsulis, will become an officer of AccuMed.

        Integrating the combined companies may temporarily distract management's attention from the day-to-day business of the combined companies. In addition, AccuMed is located in Chicago, Illinois, while Microsulis Corporation is located in Fort Lauderdale, Florida, and its subsidiary is located in Montreal, Canada. It may be more difficult, costly and time consuming than we anticipate to integrate these geographically diverse operations. AccuMed and Microsulis may not accomplish this integration smoothly or successfully.

ABILITY OF A SINGLE STOCKHOLDER TO CONTROL STOCKHOLDER VOTES.

        Gillian Fraser will own approximately 7,522,500 shares (38.4% assuming the minimum number of shares are issued in the merger) of the AccuMed common stock outstanding upon completion of the merger. Thus, Ms. Fraser will be able to control the outcome of stockholder votes. Ms. Fraser, Mr. Priddy and Bellingham Capital Industries have agreed to enter into an agreement requiring each of them to vote the shares of AccuMed common stock in favor of election of four directors nominated by Ms. Fraser and three directors nominated by AccuMed's Chief Executive Officer. This arrangement will be in effect for up to two years following the merger. Upon completion of the merger, these three stockholders will own a total of 10,197,789 shares (50.3%) of the AccuMed common stock, assuming the minimum number of shares of AccuMed common stock are issued in the merger. Thus, they will be able to control the composition of AccuMed's board of directors.

THE MARKET PRICE OF ACCUMED COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

        AccuMed's stockholders will experience immediate and substantial dilution upon issuance of shares of common stock in the merger. As of December 17, 1999, there are 5,491,901 shares of AccuMed common stock outstanding. In the merger AccuMed will issue a total of a minimum of 10,726,830 shares and up to a maximum of 11,696,830 shares of common stock. Thus, upon completion of the merger there will be a minimum of 17,098,357 shares and a maximum of 18,068,357 shares of AccuMed common stock outstanding upon completion of the merger. This substantial increase, a minimum of approximately 311% up to a maximum of 329%, in the number of outstanding shares may cause a reduction in the market price per share.

RISKS RELATING TO ACCUMED

WE NEED TO RAISE ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS IN THE NEAR TERM.

        We have spent substantial funds for research and product development, and other working capital and general corporate purposes. We believe that our existing capital resources and anticipated internally generated revenues will not provide sufficient capital to meet AccuMed's current and projected requirements over the next 12 months. We will need to raise additional funds to continue our operations as proposed in our business plan during the next 12 months. We may seek to raise additional funds through public or private financings, collaborative relationships or other arrangements. Presently, we do not have any commitments for additional funds. We may be unable to obtain any financing sufficient to fund our proposed operations. If we fail to obtain adequate additional financing, we may need to delay or scale back some or all of our research and development programs, sales and marketing efforts, manufacturing operations or out-sourcing, clinical studies and regulatory activities. We may even be forced to cease our operations. If we raise additional funds by selling common stock and/or securities convertible into common stock, AccuMed's then-existing stockholders may experience a substantial decrease in the value of their investment in our common stock.

WE ARE UNCERTAIN OF THE AMOUNT OF OUR LONGER TERM FUNDING NEEDS.

        Even if we are able to raise the funds necessary to continue our proposed operations during the next 12 months, we do not know now whether we will be able to sustain our longer term operations through our future revenues. Whether we will need to raise funds to support our longer term operations will depend upon numerous factors including:

        * If and when we are able to complete the proposed merger with Microsulis.

        * The costs, timing and success of our efforts to develop the AcCell-Savant lung cancer screening product or other AcCell-based and Savant-based products, some of which will require FDA clearance for U.S. sales beyond the current research related sales.

        * Whether we are able to increase sales of our existing products and the AcCell-Savant.

        * Our ability to cost effectively contract with a third party manufacturer, or the costs and timing of expansion of our own manufacturing capacity, to produce our existing products and the AcCell-Savant.

        * Our ability to timely enter into financially beneficial business arrangements with partners to combine our AcCell and/or Savant technologies with a partner's technology.

THERE IS ONLY A SHORT PERIOD IN WHICH YOU CAN EVALUATE OUR OPERATING AND FINANCIAL RESULTS IN CONDUCTING OUR CURRENT BUSINESS.

        At the end of January 1999, we sold our microbiology business and shifted our focus exclusively to our cytopathology and histology testing products. We have a very short period of operating results on which you can evaluate our financial results based on this product focus. We have generated limited sales of our current cytopathology and histology testing products.

        Our company's product focus has changed significantly several times since our original predecessor, Alamar Biosciences, Inc., began its business with a single microbiology product in 1988. Through a merger at the end of December 1995, that business was combined with the initial AccuMed cytopathology products AcCell and TracCell, as well as an English subsidiary which manufactured microbiology testing products.

        In March 1997, AccuMed acquired the ESP product line from Difco Systems, Inc. We conducted the ESP business in a profitable manner for just short of two years when we sold our microbiology division, which included the ESP business, the English subsidiary and the original Alamar product line.

        In October 1996, AccuMed acquired a two-thirds interest in our subsidiary Oncometrics, which was formed in 1995. In June 1998, we acquired sole ownership of Oncometrics. We have been working on developing and initial testing of the AcCell-Savant lung cancer screening product since we acquired Oncometrics.

WE HAVE EXPERIENCED LOSSES FROM CONTINUING OPERATIONS, HAVE A SUBSTANTIAL ACCUMULATED DEFICIT, AND MAY NEVER BECOME PROFITABLE.

        We have incurred significant net operating losses in each fiscal quarter since we have been in business. For the fiscal year ended December 31, 1998, and for the nine-month period ended September 30, 1999, AccuMed's net operating losses from continuing operations were approximately $10,359,755 million and $1,080,118 million, respectively. As of September 30, 1999, AccuMed had an accumulated deficit of approximately $55,508,038 million.

        We expect to continue to experience losses for the foreseeable future until the time, if ever, as AccuMed is able to sell products sufficient to generate revenues adequate to support our operations. We may never be able to achieve sales sufficient to generate revenues needed to support profitable operations.

IF ACCUMED LIQUIDATES, THE PREFERRED STOCK HOLDERS MUST RECEIVE FULL PAYMENT BEFORE ANY REMAINING FUNDS MAY BE PAID TO COMMON STOCK HOLDERS.

        If AccuMed were to liquidate, proceeds from the sale of assets would be applied first to satisfy any of our outstanding indebtedness, including trade debt. At December 17, 1999, our only indebtedness, other than trade debt, is a convertible note in the principal amount of CND$500,000 and a repayable contribution to our subsidiary in the amount of $187,000. Any proceeds remaining after full payment of all our indebtedness would be applied to pay the liquidation preference of any of our preferred stock outstanding at liquidation. The aggregate liquidation preference of our preferred stock outstanding at December 17, 1999 is $4,249,735. If we were to liquidate, there may be inadequate sale proceeds to distribute any funds to holders of common stock following payment of our indebtedness and liquidation preferences on our preferred stock.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET.

        AccuMed has generated limited revenues from the sale of its cytopathology products to date. If we are to become profitable, our future profitability will depend primarily upon the successful development and commercialization of the AcCell, TracCell and/or AcCell-Savant in markets requiring instruments that analyze cells and/or tissues objectively, like early lung cancer detection, among many others. Our success will also depend, but to a lesser extent, on our ability to achieve market acceptance of our existing AcCell systems and TracCell 2000 for use in connection with cervical cancer screening by cytopathology laboratories.

        AccuMed currently markets the AcCell cytopathology products directly and on a limited basis in order to collect, analyze and document performance data of the products in several primary clinical cytology laboratory market segments. We are currently developing the prototype of the AcCell-Savant for clinical uses, as opposed to research use. We began marketing the AcCell-Savant research system in 1999. This marketing has resulted in modest sales of the AcCell-Savant to academic and research laboratories through licensing agreements which provide AccuMed a right to commercialize any intellectual property related to applications developed by those laboratories.

WE HAVE LIMITED EXPERIENCE WITH SALES, MARKETING AND DISTRIBUTION AND HAVE NO THIRD-PARTY DISTRIBUTORS.

        If we are to increase our revenues and achieve profitability, we must achieve significant acceptance and willingness of potential customers to purchase our current and proposed products. We have only limited experience marketing and selling our cytopathology products. We currently distribute our products directly through one internal sales employee. AccuMed currently has no arrangements with third-party distributors to sell our products. We intend to continue to distribute our products in-house. If product demand increases, we may expand our internal sales and marketing efforts and/or enter into arrangements with third-party distributors.

        In May 1996, AccuMed entered into its first distribution arrangement for sales of cytopathology products within the Western Hemisphere by Olympus Americas. At that time we also began our initial direct sales of cytopathology products. In September 1997, AccuMed and Olympus terminated the distribution agreement. Olympus sold very few AcCell Systems to end-users prior to termination of the agreement. As required by the agreement, AccuMed has repurchased the AcCell systems that were in Olympus' inventory.

        In August 1998, AccuMed and Leica Microscopy and Systems GmbH terminated a distribution agreement, entered into in May 1997, which had granted Leica exclusive third-party distribution rights outside the Western Hemisphere for the AcCell systems. While the agreement was in effect, Leica sold very few AcCell systems.

        AccuMed and Sunquest Information Systems, Inc. entered into a five-year Finders Agreement on April 30, 1998. Sunquest has the right to market, in collaboration with AccuMed, licenses for AccuMed's AcCell, TracCell, SpeciFind and Data Management System/network software products to Sunquest software endusers in the United States and Canada. On October 23, 1998, AccuMed advised Sunquest that it refrain from making any efforts to sell products until further notice. No sales or licenses were made under the agreement.

        In order to achieve broad distribution of our products, we will need to enter into successful distribution arrangements. We may be unable to enter into and maintain arrangements with distributors on acceptable terms, or on a timely basis, if ever. If we are able to enter into these types of distribution arrangements, we will be dependent upon those distributors to assist us in promoting market acceptance of and demand for our products.

WE MAY BE UNABLE TO PROFITABLY MANUFACTURE OR CONTRACT FOR MANUFACTURE OF OUR CURRENT OR FUTURE PRODUCTS.

        We currently have a limited capacity to assemble our current AcCell and TracCell cytopathology products and do not plan to assemble additional units of these products. If demand for these products increases beyond what we are able to fill through our current inventory, we would need to obtain cost-effective contracts with a third party to assemble these products. Presently, we have a significant inventory of AcCell systems and no TracCells which we could use to fill sale orders. We may be unable to enter into a cost-effective arrangement for assembly of the these products on a timely basis, if at all. Also, we may be unable to obtain the component parts to assemble additional AcCell 2000 products, which were previously supplied by a variety of vendors.

        If we successfully develop the AcCell-Savant for lung cancer testing, we plan to contract with an outside assembler to assemble the products. We may be unable to enter into cost-effect contracts with a third party to assemble this product.

WE RELY ON OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS.

        Our success may depend in part on our ability to obtain trademark protection for the names under which we market our products and to obtain copyright and patent protection of our proprietary software and other technology used in our products. However, we cannot assure you that we will be able to build and maintain goodwill in our trademarks or obtain trademarks or patent protection. Nor can we assure you that any trademark, copyright or issued patent will provide competitive advantages for us. It is also possible that our intellectual properties will be successfully challenged or circumvented by our competitors.

        We also rely on a combination of licensing arrangements, trade names, trade secrets, know-how and proprietary technology and policies and procedures for maintaining their secrecy in order to secure and protect our intellectual property rights.

        As of the date of this prospectus, AccuMed owns 18 issued patents, including 12 United States patents, four United Kingdom patents, one German patent, and one Canadian patent. In addition, AccuMed has 35 patent applications pending throughout the world, including 11 United States patent applications, eight Canadian patent applications, five German patent applications, five international patent applications, three European patent applications, one United Kingdom patent application, one Australian patent application, and one Japanese patent application. We are continuing to prepare additional patent applications.

        Since patent applications in the United States are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, AccuMed cannot be certain that AccuMed or another relevant patent applicant was the first creator of inventions covered by pending patent applications or whether AccuMed or another patent applicant was the first to file a patent application for any particular invention. Protections relating to portions of technology subject to a patent application may be challenged or circumvented by competitors and other portions may be in the public domain or protectable only under state trade secret laws. There also can be no assurance that any patents, patent applications and patent licenses will adequately cover AccuMed's technologies.

        AccuMed owns a Canadian trademark registration for the mark "ONCOMETRICS." In addition, AccuMed has eight pending U.S. trademark applications for the marks "TRACCELL," "ACCELL-SAVANT," "ONCOMETRICS," "SPECIFIND," "MACCELL," "MACROVISION," "RELATIONAL CYTOPATHOLOGY REVIEW GUIDE," and "IMPROVING CYTOLOGY PROCESSES." AccuMed may file additional U.S. and foreign trademark applications in the future. However, no additional trademark registrations have yet been granted to AccuMed. There can be no assurance that any future registrations will be granted. Also, it is possible that third parties have or will adopt or register marks that are the same or substantially similar to those of AccuMed. In addition, third parties may be entitled to use a particular mark to the exclusion of AccuMed. Selecting new trademarks to resolve these situations could involve significant costs, including the loss of goodwill already gained by the marks previously used.

WE MAY FACE CHALLENGES FROM THIRD PARTIES REGARDING THE VALIDITY OF OUR PATENTS NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

        AccuMed's success will also depend on its ability to avoid infringement of patent or other proprietary rights of others. AccuMed is not aware that it is infringing any rights of a third party, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to develop its products.

        We cannot be certain that AccuMed is not infringing the proprietary rights of others, or that we will not be required to defend ourself against claimed infringement of the rights of others. Adverse determinations in any infringement litigation could require AccuMed to pay substantial economic damages to third parties, could require AccuMed to seek licenses from third parties and could prevent AccuMed from manufacturing, selling or using certain of its products or technologies.

OUR COMPETITORS HAVE SIGNIFICANT FINANCIAL AND OTHER ADVANTAGES OVER US.

        Our AcCell system and TracCell 2000 are competing with products of other companies offering systems to analyze Pap smear tests. We believe that many of our competitors possess substantially greater financial resources than we. We also believe they have more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing, sales, and distribution.

        We know that TriPath Imaging currently markets imaging systems to re-examine or rescreen conventional Pap smear specimens previously diagnosed as negative. We are also aware that Cytyc and Morphometrix are developing devices for the preparation and analysis of Pap smear slides. AccuMed is aware that TriPath Imaging has submitted an imaging system for use as a primary means of screening Pap smear slides under a pre-market approval application to the FDA.

        If any company currently marketing rescreening products receives FDA clearance or approval for use of its product as a primary screening system to replace or work in conjunction with conventional Pap smear screening, or if automated analysis systems are developed and receive FDA clearance or approval, the use of conventional Pap smear screening could decrease substantially. This could substantially reduce the potential customer base for our AcCell and TracCell products.

WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR PROPOSED PRODUCTS.

        Our growth and profitability partially depends upon our ability to complete development of and successfully introduce new products. We expect to need to undertake time-consuming and costly development activities and seek regulatory approval for the AcCell-Savant lung cancer screening product and other potential new products for early disease detection, diagnosis or therapeutic monitoring. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of the AcCell-Savant and other potential new products. Also, regulatory clearance or approval of these may not be granted on a timely basis, if ever. These new products may not meet the requirements of the applicable market or achieve market acceptance.

TO ACHIEVE SIGNIFICANT SALES OF OUR OF CURRENT AND FUTURE PRODUCTS WE MUST MEET REQUIREMENTS OF GOVERNMENT REGULATIONS.

        AccuMed's products and manufacturing processes are regulated by state and federal authorities, including the FDA and comparable authorities in certain states and other countries. Failure to comply with the applicable laws and regulatory requirements can result in, among other things, civil and criminal fines, product recalls, detentions, seizures, injunctions and criminal prosecutions. Furthermore, we will be unable to sell the AcCell-Savant in the U.S, other than for research use and clinical use with restrictions, in the United States without FDA clearance of a premarket approval application. We are currently conducting research and development with respect to the AcCell-Savant and have not yet begun clinical trials. Even if the AcCell-Savant and other new products are developed, they may not be cleared for marketing by the FDA or other applicable regulatory authorities. We are likely to need FDA clearance prior to U.S. sales of some of our other possible future products, as well as the AcCell-Savant.

        FDA authorization is based on a review of the product's safety and effectiveness for its intended uses. The process of obtaining marketing clearance from the FDA and other applicable regulatory authorities can be expensive, uncertain and time consuming, frequently requiring several years from the start of clinical trials or submission of data to the receipt of regulatory approval.

        Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain clearance by a foreign country may be longer or shorter than that required for FDA clearance, and the requirements may differ. Export sales of certain devices that have not received FDA marketing clearance generally are subject to both FDA certificate for product for export regulations and, in some cases, general U.S. export regulations. In order to obtain a FDA export permit, AccuMed may be required to provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located. We may be unable to obtain necessary foreign regulatory clearances and may incur significant costs in obtaining or maintaining any foreign regulatory clearances.

IF WE FAIL TO MAINTAIN THE LISTING REQUIREMENTS, OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET.

        Due to AccuMed's failure to meet the continued listing requirements of the Nasdaq National Market, Nasdaq moved trading of the common stock to the Nasdaq SmallCap Market on February 19, 1998, pursuant to a temporary exemption from the initial listing requirements. We met all of the requirements of Nasdaq to remove the temporary exemption and maintain trading of the common stock on the Nasdaq SmallCap Market, as long as AccuMed keeps on meeting Nasdaq's requirements for continued listing.

        In order to maintain listing on the Nasdaq SmallCap Market, AccuMed will have to maintain certain minimum financial and corporate governance requirements which generally requires (1) net tangible assets of $2,000,000, (2) a public float of 500,000 shares with a market value of $1,000,000, (3) a $1.00 minimum bid price, (4) 300 round lot stockholders, and (4) two market makers. We cannot assure you that AccuMed will be able to maintain compliance for continued listing.

        If the common stock is not listed on Nasdaq, trading, if any, in the common stock would be conducted in the non-Nasdaq over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of AccuMed's common stock could be impaired. This might result in a reduction in the number of shares be bought and sold, as well as delays in the timing of transactions. It might also lead to reduction in security analyst coverage, and lower prices for the common stock than might otherwise be attained. Consequently, it might be more difficult for investors to dispose of, or to obtain accurate quotations as to the market value of our common stock.

        Delisting could also result in the common stock becoming characterized as a low-priced or "penny" stock. This could severely limit the market liquidity for the common stock as it would be subject to compliance with federal securities regulations that limit the ability of broker-dealers to sell low-priced stock. This could, in turn, impede the ability of stockholders to sell their common stock.

OUR COMMON STOCK PRICE HAS BEEN VOLATILE.

        The market price of our common stock, like that of many other medical products and high technology companies, has in the past been, and is likely in the future to continue to be, highly volatile. Factors effecting potential volatility including:

        *      announcements of mergers, acquisitions or dispositions of assets;

        *      fluctuations in operating results;

        * announcements of technological innovations or new commercial products by us or our competitors;

        *      announcements of private placements of securities;

        *      operating losses;

        *      economic and other external factors.

WE HAVE NEVER PAID, AND ARE NOT PLANNING TO PAY, DIVIDENDS.

        AccuMed has never paid cash or other dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

THE BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE ADDITIONAL PREFERRED STOCK WHICH WOULD HAVE PREFERENCES OVER COMMON STOCK AND COULD DETER A CHANGE IN CONTROL.

        AccuMed's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of AccuMed's common stock. AccuMed is currently authorized to issued a total of 5,000,000 shares of preferred stock. We currently have outstanding 944,383 shares of Series A Convertible Preferred Stock.

        Currently, we do not intend to issue any other shares of preferred stock. However, if we do issue additional preferred stock, those shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of AccuMed. Moreover, in the future, AccuMed may adopt other measures that may have the effect of delaying, deferring or preventing a change in control. AccuMed has no present plans to adopt any anti-takeover measures. However, some anti-takeover measures may be adopted without any further vote or action by the stockholders.

APPROXIMATELY 3,000,000 SHARES OF COMMON STOCK MAY BE SOLD IN THE PUBLIC MARKET UPON EXERCISE OR CONVERSION OF OPTIONS, WARRANTS AND PREFERRED STOCK.

        Sales of substantial amounts of common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for the common stock or the future ability of AccuMed to raise capital through an offering of equity securities. As of December 17, 1999, AccuMed has outstanding 5,491,901 shares of common stock which have been sold or are available for immediate sale in the public market pursuant to effective registration statements or exemptions from registration under the Securities Act, subject in the case of certain holders to the limitations applicable to affiliates pursuant to Rule 144 under the Securities Act. We have filed with the SEC a registration statement to register the resale of 250,000 shares of common stock underlying a convertible note. When that registration statement becomes effective, those shares may be resold immediately in the public market.

        As of December 17, 1999, AccuMed has effective registrations that will allow holders of options, warrants, and preferred stock to sell a total of 2,971,215 shares of common stock that they are entitled to acquire upon exercise of options and warrants and conversion of preferred stock as follows:

        *      2,229,784 shares issuable upon exercise of outstanding warrants;

        * 111,811 shares issuable upon exercise of options outstanding under the 1992 and 1995 option plans;

        * 629,620 shares issuable upon conversion of outstanding preferred stock.

We also plan to register the resale of approximately 563,626 shares issuable upon exercise of options outstanding under our 1997 stock option plan.

YEAR 2000 COMPLIANCE.

        The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data files containing a two-digit year is commonly referred to as the Year 2000 compliance issue. As the Year 2000 approaches, these systems may be unable to accurately process certain date-based information. AccuMed and third parties with which we do business rely on numerous computer programs in our day-to-day operations.

        AccuMed's Year 2000 compliance plan provided for and resulted in the conversion of non-compliant information technology systems in the third quarter of 1999. The conversion project involved three phases: selection and installation of hardware and software, loading the financial database into the new system, and testing. Conversion to Year 2000 compliant information technology systems was completed in the third quarter of 1999.

        AccuMed has reviewed its non-information technology systems and has determined that any required repair of replacement of imbedded technology should not have a significant impact on AccuMed's operations. AccuMed has received representations from its vendors of non-financial network servers and software that these products are Year 2000 compliant.

        All of AccuMed's products, including software sold in products to customers, have been developed with consideration for the millennium change, and have undergone specific Year 2000 date testing to verify and validate compliance.

        AccuMed has made inquiry of its bank and has received representations that the devices and software it uses is Year 2000 compliant.

                           THE ACCUMED SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

        This proxy statement-prospectus is being furnished to holders of AccuMed common stock in connection with the solicitation of proxies by AccuMed's board of directors for use at the special meeting of stockholders scheduled to be held at AccuMed's principal offices located at 920 North Franklin Street, Suite 402, Chicago, Illinois at 10:00 a.m. Friday, January 28, 2000 and at any and all adjournments or postponements of the special meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

        At the special meeting, AccuMed stockholders will consider and vote upon the three proposals described below.

        (1) To approve the merger agreement and the merger in which AccuMed will issue the following securities:

        * a total of a minimum of 10,726,830 shares up to a maximum of 11,696,830 shares of AccuMed common stock to Microsulis stockholders, at a ratio of 1.94 shares of AccuMed common stock for each share of Microsulis common stock outstanding at the time of completion of the merger;

        * five-year warrants to purchase a total of a minimum of 2,764,646 shares up to a maximum of 3,014,646 shares of AccuMed common stock exercisable at $6.75 per share to Microsulis stockholders, at the rate of one warrant for every two shares of Microsulis common stock outstanding at the time of completion of the merger;

        * stock options to purchase 1,040,000 shares of common stock at an exercise price of $2.50 per share to replace Microsulis stock options;

        * 240,000 stock options exercisable at $2.50 per share to the non-employee directors elected at the special meeting; and

        * 750,000 stock options to two executive officers exercisable at a minimum of $2.50 per share.

        Stockholder approval of the merger is not required under Delaware law. However, Nasdaq requires that we obtain stockholder approval of transactions in which AccuMed issues common stock and/or securities like the warrants and stock options in an amount equal to or greater than 20% of the number of shares of common stock outstanding before the issuance. Nasdaq rules require that a majority of the shares of common stock voting at the special meeting, assuming presences of a quorum, vote in favor of the issuance of these securities in order to complete the merger.

        (2) To amend AccuMed's Certificate of Incorporation to change our name to "Microsulis Medical Corporation."

        (3) To elect seven directors to serve on the board of directors until the next annual meeting of stockholders.

        AccuMed stockholders may also be asked to vote on other matters that may properly be submitted to a vote at the special meeting or any adjournment of the meeting. Stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting. This adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the merger and related issuance of securities.

REVOCABILITY OF PROXIES

        A proxy for use at the special meeting is enclosed. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by: (1) filing with the Secretary of AccuMed a notice of revocation of proxy; (2) filing with the Secretary of AccuMed a valid proxy bearing a later date; or (3) attending the special meeting and voting in person. Your attendance alone at the special meeting will not revoke your proxy.

SOLICITATION OF PROXIES; EXPENSES

        This proxy solicitation is being made by the board of directors of AccuMed. The expense of the solicitation will be paid by AccuMed. AccuMed has retained Corporate Investor Communications, Inc. (CIC) to conduct a broker search, distribute the proxy materials and act as proxy solicitor in connection with the special meeting. For these services, AccuMed will pay CIC a fee of approximately $4,500. We will also reimburse CIC for out-of-pocket expenses, estimated not to exceed $800. To the extent necessary to assure sufficient representation at the special meeting, proxies may be solicited by any appropriate means by CIC. In addition, proxies may be solicited by any appropriate means by AccuMed's directors, officers, and regular employees, and by the stock transfer agent for the common stock. These persons will not receive any additional compensation for their solicitation efforts.

        CIC will request that banks, brokers and other fiduciaries distribute proxy materials to their customers who own beneficially the AccuMed common stock listed of record in names of nominees. Although there is no formal reimbursement arrangement, AccuMed will reimburse those persons their reasonable expenses of the distribution.

STOCKHOLDERS ENTITLED TO VOTE

        AccuMed's board of directors has fixed December 9, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were outstanding and entitled to vote 5,491,901 shares of common stock.

VOTING PROCEDURES

        Each holder of common stock will be entitled to one vote, in person or by proxy, for each share standing in its name on the books of AccuMed as of the record date on each of the matters duly presented for a vote at the special meeting.

        In connection with the solicitation by the board of directors of proxies for use at the special meeting, the board of directors has designated Paul F. Lavallee, Chairman of the Board and Chief Executive Officer, and Norman J. Pressman, President and Chief Scientific Officer, as proxies. Shares represented by all properly executed proxies will be voted at the special meeting in accordance with the instructions specified on those proxies. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR each of the three proposals described above.

        The board of directors is not aware of any matters that will come before the special meeting other than as described above. However, if other matters are presented, the named proxies will, in the absence of instructions to the contrary, vote those proxies in accordance with their judgment with respect to any other matter properly coming before the special meeting.

VOTES REQUIRED TO APPROVE THE PROPOSALS

        The Merger. Approval of the merger agreement and merger, including the issuance of the common stock, warrants and stock options, requires the affirmative vote of holders of a majority of the shares of common stock voting in person or by proxy at the special meeting, assuming presence of a quorum.

        Name Change. Approval of the amendment to AccuMed's certificate of incorporation to change the company's name to "Microsulis Medical Corporation" requires the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date.

        Election of Directors. The validly-nominated nominees for election as directors who rank first through seventh in the number of votes received from holders of common stock represented in person or by proxy and voting at the special meeting will be elected as directors. These nominees will be elected even if some or all of them receive less than a majority of the total votes cast, assuming presence of a quorum.

QUORUM; BROKER NON-VOTES; ABSTENTIONS

        The presence in person or by properly executed proxy of holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum for the transaction of business at the special meeting. For purposes of determining whether a quorum is present, the inspector of elections will include shares:

        * the holders of which abstain from voting on any particular matter; or

        * for which executed proxies are returned by a broker that holds shares in street name indicating that the broker does not have discretionary authority to vote those shares on a particular matter, otherwise known as broker non-votes.

        With regard to the merger proposal, abstentions and broker non-votes will be exclude from the vote and have no effect. With regard to the name change, abstentions and broker non-votes will have the same effect as votes against the name change. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded from the vote and will have no effect.

VOTING STOCK HELD BY ACCUMED AND MICROSULIS MANAGEMENT

        As of the record date, AccuMed's directors and executive officers, and their respective affiliates, beneficially owned 1,700,124 shares of outstanding AccuMed common stock. This ownership represents 26.7% of the votes entitled to be cast at the special meeting. AccuMed expects that these directors and officers will vote their shares in favor of each of the proposals described in this proxy statement-prospectus. Approval of the merger agreement and merger, including the approval of securities to be issued in the merger, requires the affirmative vote of a majority of the shares of AccuMed common stock voting in person or by proxy, assuming presence of a quorum.

        As of December 22, 1999, Microsulis' directors and executive officers, and their respective affiliates, beneficially owned 5,194,000 shares (93.9%) of outstanding Microsulis common stock entitled to vote at the Microsulis special meeting. Approval of the merger agreement and merger by Microsulis stockholders requires the affirmative vote of holders at least 80% of the outstanding Microsulis common stock. Gillian Fraser owns 90.7% of the outstanding Microsulis common stock and is expected to vote in favor of the merger at the Microsulis special meeting.

INSPECTOR OF ELECTIONS

        The board of directors has appointed Joyce L. Wallach, Esq., legal counsel to AccuMed, as the inspector of elections for the special meeting. The inspector of elections will determine the number of shares of common stock represented in person or by proxy at the special meeting, whether a quorum exists, the authenticity, and validity and effect of proxies, and will receive and count the votes.

DISSENTERS' RIGHTS OF APPRAISAL

        Under Delaware law, holders of AccuMed common stock are not entitled to dissenters rights or appraisal rights with respect to the merger or other proposals to be considered at the meeting.

INDEPENDENT AUDITORS

        A representative of KPMG LLP, independent certified public accountants to AccuMed, is expected to be present at the special meeting. This representative will have the opportunity to make a statement. AccuMed also expects that this representative will be available to respond to appropriate questions.

                                   THE MERGER

        The following discussion summarizes the proposed merger and related transactions. The merger agreement is attached to this proxy statement-prospectus as Appendix A and is incorporated in this document by reference. We urge you to read the detailed terms of and conditions to the transactions which are contained in the merger agreement.

STRUCTURE OF THE MERGER AND SECURITIES TO BE ISSUED

        * AccuMed Acquisition Sub, Inc., a wholly-owned subsidiary of AccuMed formed solely to accomplish the merger, will be merged with and into Microsulis Corporation;

        *      Microsulis will thus become a wholly-owned subsidiary of AccuMed;

        * Microsulis (Canada), Inc., a wholly-owned subsidiary of Microsulis Corporation, will become an indirect subsidiary of AccuMed;

        * a total of a minimum of 10,726,830 shares up to a maximum of 11,696,830 shares of AccuMed common stock to Microsulis stockholders, issued at a ratio of 1.94 shares of AccuMed common stock for each share of Microsulis common stock outstanding at the time of completion of the merger;

        * five-year warrants to purchase a total of a minimum of 2,764,646 shares up to a maximum of 3,014,646 shares of AccuMed common stock exercisable at $6.75 per share to Microsulis stockholders, at a rate of one warrant for every two shares of Microsulis common stock outstanding at the time of completion of the merger;

        * stock options to purchase 1,040,000 shares of common stock at an exercise price of $2.50 per share to replace Microsulis stock options;

        * a total of 240,000 stock options exercisable at $2.50 per share, 60,000 options to each of the four non-employee directors to be elected at the special meeting; and

        * 750,000 stock options to two executive officers exercisable at a minimum of $2.50 per share.

BACKGROUND OF THE MERGER

        AccuMed's board of directors instructed management on May 18 to seek for consideration a strategic financial partner, sale of any of our existing technologies or a ale or merger of AccuMed. The board preferred the latter approach which would allow us to gain access to greater financial resources and marketing capabilities.

        In May 1999, AccuMed retained Hank Weisman of Weisman and Associates, a long time pharmaceutical industry expert, to assist in finding a strategic financial partner within the pharmaceutical industry. While we contacted several companies, only one signed a confidentiality agreement in order to look at our products.

        In late 1998, we had contacted several companies to ascertain their potential interest in licensing our AcCell 2000 technology. Those discussions were merely explanatory and did not result in a comprehensive exchange of information between AccuMed and those other companies. Also in May 1998, we contacted several investment banks to advise them that AccuMed was potentially interested in a transaction that would add value to AccuMed in the form of private cash investments or otherwise.

        In June, July and August 1999, AccuMed's management met with chief executive officers of several medical companies. The board considered a preliminary negotiation proposal from one of those companies. However, the board felt that the particular company was not a strong merger candidate from a product standpoint and would require substantial capital to reach meaningful sales potential. The board felt that a second company had insufficient operating history and that its future product potential was highly speculative.

        On July 12, 1999, Mr. Lavallee received a call from First Level Capital asking if he would be willing to speak with representatives of the Microsulis organization. Following a review of the Microsulis financial statements, Mr. Lavallee spoke by phone with Mr. Warner of Microsulis. Within a few days, the two companies entered into a non disclosure agreement. Then, Mr. Lavallee and Mr. Warner met and presented an overview of their respective companies businesses and a potential combination of the businesses. The next day, Mr. Warner met with Mr. Priddy, a director, Executive Committee member, and principal stockholder of AccuMed. Then, senior management, including technical and clinical executives met in the U.S. and United Kingdom. Additionally, Mr. Banister, a director and member of AccuMed's Executive Committee, met in Bath, England on

September 9, 1999 with Microsulis PLC management, technology and clinical advisors.

        AccuMed conducted additional due diligence with senior management of AccuMed and Microsulis in as well as technology and clinical senior staff at the offices of Microsulis Canada in Montreal, Canada. From mid August through early October 1999, AccuMed board members and Microsulis.

        Then AccuMed's board authorized its executive committee members to negotiate with Microsulis, subject to board approval of any agreement. The board determined that a merger with Microsulis represented the best transaction available to the company and our stockholders. Two of the executive committee members, Messrs. Lavallee and Priddy met in person with representatives of Microsulis. The third executive committee member, Mr. Banister consulted by telephone.

        October 8, 1999, following two days of negotiations by executive committee members, AccuMed's board approved the letter of intent and authorized the executive committee to negotiate anticipated changes in the terms prior to execution. Following execution of the letter of intent, both companies continued their due diligence investigations of the other. Meetings of AccuMed executive committee members and senior management of Microsulis continued as the parties negotiated the merger agreement.

        AccuMed's board approved the merger agreement in a telephonic meeting on November 10, 1999. Subsequently, the AccuMed board approved three amendments to the merger agreement by telephonic meetings.

        The board believes that the merger is in the best interest of AccuMed and its stockholders. The board was pleased to observe that the market price of the AccuMed common stock has increased significantly since announcement of the proposed merger.

RECOMMENDATION OF THE ACCUMED BOARD OF DIRECTORS AND REASONS FOR THE MERGER

        AccuMed has been seeking a merger partner since June 1999. After having preliminary discussions with several companies, we felt that the merger with Microsulis Corporation was the transaction that was in the best interest of AccuMed and our stockholders. We anticipate that AccuMed and our stockholders will receive the following benefits from the merger:

        The Board felt it would be difficult for AccuMed to raise sufficient capital on acceptable terms to continue our operations as proposed in our business plan, due to the minimal sales of AccuMed products and the depressed share price of our common stock. We anticipate that the combined companies will have a greater opportunity to raise capital on more acceptable terms than would be possible for AccuMed alone.

        Specifically, we anticipate that acquiring the Microwave Endometrial Ablation (MEA) system product base through the merger, will strengthen AccuMed's financial profile to potential investors or other sources of capital. Microsulis PLC and Microsulis Asia have been successful in selling the MEA systems in the U.K. and Asia. Microsulis Corporation has the exclusive rights to sell MEA systems in the Western Hemisphere. Microsulis (Canada) Inc. has started sales of the MEA systems in Canada. Microsulis Corporation anticipates beginning sales of MEA systems soon in South America.

        The combined companies will be able to offer a more comprehensive set of products to the clinical market place. This may increase market awareness of our company and of AccuMed's current and proposed products. This could lead to increased sales of AccuMed products.

        We concluded that the merger will allow AccuMed access to Microsulis' existing resources in areas including website design and maintenance, sales and marketing, and scientific expertise and intellectual property. Due to the scale back in AccuMed personnel, we currently have limited in-house personnel capacity in these areas.

        We anticipate that the merger will strengthen the companies' scientific expertise in the areas of new applications of both AccuMed's and Microsulis' platform technologies. In addition, we feel we will enhance product development and improvements through combining both companies' personnel.

        The combined technological resources and scientific knowledge may allow the combined company to develop other products at a more rapid pace than would be possible without the merger. Combining the intellectual property and collaboration among both companies' personnel who create and manage the intellectual property may lead to greater expansion of existing intellectual property. This may also result in better and more comprehensive product applications of the intellectual property.

        The license agreement between Microsulis Corporation and Microsulis PLC allows Microsulis Corporation to use future product developments by Microsulis PLC. We may be able to improve existing and proposed AccuMed products through access to these future developments and through the positive working relationship we have developed with Microsulis PLC.

        The combined companies can operate more efficiently than either company could as a separate business. This efficiency may support future growth of both product lines through a more effective use of the combined companies' resources.

        The merger is fair and in the best interest of AccuMed and its stockholders, especially in light of the currently poor market conditions for companies in the medical imaging business.

RECOMMENDATION OF MICROSULIS BOARD OF DIRECTORS AND REASONS FOR THE MERGER

        At a meeting held on November 9, 1999, the board of directors of Microsulis unanimously approved the merger and determined that the terms of the merger are fair to, and in the best interests of, Microsulis and its stockholders. The board of Microsulis presently intends to recommend that Microsulis' stockholders approve the merger.

        The board of Microsulis concluded that the merger was the best way to provide an opportunity to deliver value to the Microsulis stockholders given Microsulis' limited financial resources and cash requirements to sustain operations. In addition, the Microsulis board identified the following potential benefits of the merger that it believed should contribute to the success of the combined companies and benefit the Microsulis stockholders:

            (a) The existing financial constraints on Microsulis severely limit its ability to market its

Microwave Endometrial Ablation system, and it would be difficult for Microsulis to have access to adequate capital to implement its business plan if it does not complete the merger; and

            (b) The Microsulis board's belief that Microsulis will be able to benefit from the existing technological resources and scientific knowledge of AccuMed's management team.

        In the course of its deliberation, the board of Microsulis reviewed and considered various factors, including, among others:

            (a) The prospects of Microsulis on a stand-alone basis, including the financial alternatives for Microsulis, taking into consideration Microsulis' unsuccessful efforts during 1999 to secure adequate financing on acceptable terms;

            (b) Microsulis' need for capital to compete successfully:

            (c) The terms of the merger, including AccuMed's agreement to loan Microsulis $650,000 secured by Microsulis' Microwave Endometrial Ablation systems;

            (d) Consideration of the public market and liquidity of the securities to be issued to Microsulis' stockholders in the merger; and

            (e) The requirement that the holders of record of at least 80% of the outstanding shares of Microsulis common stock approve the merger.

        This discussion of the information and factors considered by the board of Microsulis is not intended to be exhaustive but includes all material factors considered by the Microsulis board. In view of the variety of factors considered in connection with its evaluation of the merger, the Microsulis board did not find if practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the Microsulis board may have given different weights to the different factors.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material United States Federal income tax consequences to the holders of Microsulis common stock as a result of the merger of AccuMed Acquisition SUB, Inc. and Microsulis Corporation. This discussion is intended to address only the material United States Federal income tax consequences of this transactions. It is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice to any particular holder of Microsulis common stock. This discussion does not address the income tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold AccuMed common stock or Microsulis common stock as other than capital assets or as positions in hedging transactions, straddles or conversion transactions or persons that have a functional currency other than the United States dollar. Holders of Microsulis common stock should consult their own tax advisors with respect to the consequences of the merger.

        This discussion and the conclusions stated are based on the provisions of the Internal Revenue

Code of 1986, as amended, the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. No ruling will be sought from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the Internal Revenue Service will agree with these statements and conclusions tax purposes. AccuMed's management has not engaged a professional firm to provide a tax opinion relating to the consequences of the merger.

        It is the opinion of management, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization:

    * Microsulis Corporation, AccuMed, and AccuMed Acquisition SUB, Inc will each be a party to the reorganization and will not recognize gain or loss solely as a result of AccuMed's issuance of AccuMed common stock and warrants to acquire common stock of AccuMed in the merger or the transfer, by operation of law of AccuMed Acquisition SUB's assets and liabilities to Microsulis as a result of the merger.

    * Microsulis shareholders will not recognize gain or loss upon their receipt in the merger of AccuMed common stock in exchange for Microsulis common stock.

    * Microsulis shareholders will not recognize gain or loss upon their receipt in the merger of warrants to acquire AccuMed common stock in exchange for Microsulis common stock.

    * The aggregate tax basis of the AccuMed common stock and warrants to acquire AccuMed common stock received in the merger will be the same as the shareholder's aggregate tax basis in the Microsulis common stock exchanged in the merger.

    * Each holder of Microsulis common stock shall allocate the aggregate tax basis of the AccuMed common stock and warrants to acquire Accumed common stock received in the merger. Such allocation shall be made between the AccuMed common stock and the warrants to acquire AccuMed common stock based upon the relative fair market values of the stock and warrants as of the date of the merger.

    * The holding period of AccuMed common stock and warrants to acquire AccuMed common stock received by a Microsulis shareholder as a result of the merger will include the period during which time the Microsulis shareholder held the Microsulis common stock exchanged for of AccuMed common stock and warrants to acquire AccuMed common stock.

        This discussion is based upon the currently existing relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof. These authorities are subject to change, retroactively and/or prospectively, and any such change could affect the validity this discussion.

        A successful Internal Revenue Service challenge to the classification of the merger as a reorganization within the meaning of Section 368(a) of the Code would result in significant adverse tax consequences to the shareholders of Microsulis. A Microsulis shareholder would recognize gain or loss with respect to each share of Microsulis common stock in an amount equal to the difference between the shareholder's basis in its shares of Microsulis common stock and the fair market value of the AccuMed common stock and warrants to acquire AccuMed common stock received at the time of the merger. In such case, each Microsulis shareholder's basis in its AccuMed shares would equal the fair market value of those shares at the time of the merger. Such shareholder's holding period would begin the day after the closing date of the merger.

        Each Microsulis Corporation shareholder will be required to retain certain records and file with the such shareholder's United States federal income tax return, a statement regarding the merger.

ACCOUNTING TREATMENT OF THE MERGER

        We intend to account for the merger under the purchase method of accounting.

REGULATORY MATTERS

        There are no federal or state regulatory approvals required to complete the merger.

MICROSULIS STOCKHOLDERS DISSENTERS' RIGHTS OF APPRAISAL

        Any stockholder of record of Microsulis common stock entitled to vote on the merger who objects to the merger may, as an alternative to receiving the AccuMed common stock and warrants, demand appraisal of his or her Microsulis common stock under the Florida Business Corporation Act by demanding in writing that he or she be paid, in cash, the fair value of his or her Microsulis common stock. At the time that Microsulis seeks stockholder approval of the merger, it will advise its stockholders of these dissenters rights.

        Approval of the merger by Microsulis stockholders requires the affirmative vote of at least 80% of the shares of Microsulis common stock entitled to vote at the special meeting of Microsulis stockholders. Microsulis expects Gillian Fraser, the beneficial owner of 90.7% of the Microsulis common stock entitled to vote, to vote her shares in favor of the merger at the special meeting of Microsulis stockholders.

LISTING OF COMMON STOCK ON NASDAQ; NO PUBLIC MARKET FOR WARRANTS

        AccuMed will file an application seeking to list on the Nasdaq SmallCap Market the shares of AccuMed common stock, as well as the shares of AccuMed common stock underlying the warrants and options to be issued in the merger. It is a condition to completion of the merger that these shares of common stock be accepted for listing by Nasdaq.

        There is no public trading market for AccuMed warrants, and none is expected to develop.

RESTRICTIONS ON RESALES BY AFFILIATES; LOCK-UP AND VOTING AGREEMENTS; REGISTRATION RIGHTS

        Securities Law Restrictions. AccuMed has registered under the Securities Act the shares of AccuMed common stock and the warrants to purchase AccuMed common stock it will issue to Microsulis stockholders in the merger. Consequently, these shares and warrants may be traded freely without restrictions by those stockholders not deemed to be affiliates of AccuMed or Microsulis, as that term is defined under the Securities Act. An affiliate of Microsulis is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Microsulis. This may include officers and directors of Microsulis, as well as its principal stockholder, Gillian Fraser. Any post-merger sale of shares received in the merger by a Microsulis affiliate must be permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. In the case of persons who become AccuMed affiliates, subsequent sales must be permitted by the resale provisions of Rule 144 under the Securities Act.

        Lock-up and Voting Agreements. Ms. Fraser, Robert Priddy and Bellingham Capital Industries have agreed to enter into agreements in which they agree not to sell, pledge or otherwise dispose of shares of AccuMed common stock, preferred stock, or warrants or other rights to acquire AccuMed common or preferred stock owned of record or beneficially by them beginning upon completion of the merger, as follows:

        * as to Mr. Priddy and Bellingham Capital, until the earlier of the second anniversary of completion of the merger, or the date on which the U.S. FDA approves the pre- marketing authorization application pertaining to the Microwave Endometrial Ablation system;

        * as to Ms. Fraser, for one year longer than the restricted time period applicable to Mr. Priddy and Bellingham Capital;

        * if AccuMed exercises its right to redeem the warrants under the warrant agreement, the restricted holders will be relieved from the restrictions of the lockup in order that they may exercise their warrants as all warrant holders are entitled within the minimum 30-day notice period prior to AccuMed redeeming the warrants;

        * except that each of these restricted holders will be released from their contractual resale restrictions with respect to 5% of their holdings of their outstanding common stock and shares underlying warrants during each three month period beginning following completion of the merger;

        * also, each of these restricted holders may be released from the restrictions on resale of up to an additional 5% of their then current holdings during each three month period following completion of the merger, upon agreement of each of the parties.

The restricted stockholders will be entitled to transfer these securities to another person who agrees to be bound by the lock-up restrictions.

        During the restriction periods, the agreements will also require each of them to vote the shares of AccuMed common stock in favor of election of four directors nominated by Ms. Fraser and three directors nominated by AccuMed's Chief Executive Officer. Upon completion of the merger, these three stockholders will own a total of 10,197,789 shares (50.3%) of AccuMed common stock, assuming issuance of the minimum number of shares of the AccuMed common stock in the merger.

DIRECTORS AND MANAGEMENT OF ACCUMED AFTER THE MERGER

        Four of the seven nominees for election as directors were selected by Gillian Fraser, who will become the majority stockholder of AccuMed upon completion of the merger. Those nominees are David Warner, Leslie J. Croland, Marcus E. Finch and Paul Barrett. Mr. Warner is expected to serve as Chairman of the Board.

        The other three nominees were selected by AccuMed's board of directors. They are Paul F. Lavallee, Robert Priddy and Mark Banister and each is a current AccuMed director. We expect AccuMed's current executive officers, Mr. Lavallee (Chief Executive Officer) and Norman J. Pressman, Ph.D (President and Chief Scientific Officer) to continue in their respective capacities after the merger. For information about these directors and executive officers, see "About AccuMed --Executive Officers and Directors; --Director Compensation; --Executive Compensation."

INTERESTS OF OFFICERS, DIRECTORS AND OTHER STOCKHOLDERS IN THE MERGER

        In considering the recommendation of the AccuMed and Microsulis boards of directors to approve the merger, you should be aware that some executive officers, current directors and director nominees have interests in the merger that are different from, or in addition to your interests in the merger.

        Employment Agreements. Conditions to completion of the merger include that AccuMed enter into the following agreements, satisfactory to Microsulis, for the services of executive officers following the merger.

        * A new professional services, or amendments to the existing agreement, providing for Paul F. Lavallee to continue serving as Chief Executive Officer of AccuMed.

        * A professional services agreement providing for David Warner's service to AccuMed. AccuMed anticipates that Mr. Warner will serve as Chairman of the board of directors of AccuMed.

        *      An employment agreement with Marcus E. Finch.

        Stock Options. The merger agreement requires AccuMed to grant the following stock options upon completion of the merger.

        * Mr. Lavallee will receive 500,000 options, and Mr. Warner will receive 250,000 options exercisable at a minimum of $2.50 per share. If AccuMed raises $4,000,000 or more in an equity and/or debt financing at a per share price higher than $2.50 within the first six months following completion of the merger, the exercise price will be increased to that higher price. If a financing of that amount is not completed by the six-month anniversary of completion of the merger, and there has been a financing of a smaller amount during that period at a per share amount higher than $2.50, the exercise price will be increased to that higher price. These options vest increments of 20% of options granted on the following dates: (1) the six-month anniversary of completion of the merger, (2) completion of FDA trials of the MEA system,
               (3) FDA approval of the pre- marketing application for the MEA system, (4) when the combined companies first achieve $10,000,000 in gross revenues, (5) when the combined companies first achieve gross revenue of $20,000,000.

        * Each of the four non-employee director elected at the special meeting will receive 60,000 options exercisable at $2.50 per share, for a total of 240,000 options. These options will vest as follows (1) 20,000 immediately, (2) an additional 20,000 on the day following each of the annual meetings of stockholders of AccuMed held in 2001 and 2002, if the holder is reelected as a director at the meetings.

        * Mr. Finch will receive options to purchase 500,000 shares at $2.50 per share in exchange for, and on substantially the same terms as, his outstanding options to purchase 250,000 shares of Microsulis common stock at $5.00 per share.

        *      In addition to the 60,000 non-employee director options, Leslie
               J. Croland will receive fully-vested options to purchase 100,000 shares at $2.50 per share in exchange for his outstanding options to purchase 100,000 shares of Microsulis common stock at $5.00 per share, of which 50,000 options are currently vested. Other terms of the AccuMed options will be substantially similar to the terms of his outstanding Microsulis options.

        Indemnification. The combined companies will indemnify all current and former directors and officers of Microsulis against liabilities resulting from their actions and omissions in serving in those capacities prior to the merger. This indemnification will be made to the full extent permitted under Florida law. The combined companies will also advance to these people amounts for expenses incurred by them in any proceeding against them for which they may be indemnified. AccuMed will also enter into indemnification agreements with the directors newly elected at the special meeting.

        Payment of Microsulis Legal Fees. Mr. Croland is a partner of the law firm Steel Hector Davis. If the merger is completed, Accumed will pay to Mr. Croland's firm legal fees up to $50,000, in addition to costs, incurred by Microsulis in connection with the merger and related transactions. This payment is required within two business days following completion of AccuMed's first equity and/or financing of $1,000,000 following the merger.

POSSIBLE ADDITIONAL SALES OF MICROSULIS COMMON STOCK AND CORRESPONDING INCREASES IN ACCUMED STOCK AND WARRANTS TO BE ISSUED IN THE MERGER

        Under the merger agreement, Microsulis is entitled to sell up to 500,000 additional shares of Microsulis common stock prior to completion of the merger. Any additional shares sold prior to completion of the merger will be entitled to receive the same consideration in the merger as any other holder of Microsulis common stock at the time of completion of the merger. If the maximum additional shares of Microsulis common stock are sold prior to completion of the merger, the maximum of 11,696,830 shares of AccuMed common stock will be issued, along with the maximum of warrants to purchase a total of 3,014,646 shares

        These additional shares must be sold for a minimum $5.75 per share. Microsulis is required to use at least 25% of the proceeds of any sale of these additional shares to pay down the loans from AccuMed as described below.

LOANS FROM ACCUMED TO MICROSULIS

        As required by the merger agreement, AccuMed has made loans to Microsulis and its subsidiary. On October 18, 1999, AccuMed loaned the subsidiary, Microsulis Canada, $310,000. On December 1, 1999, we loaned Microsulis Canada an additional $124,000. On December 3, 1999, we loaned

Microsulis $154,000. Thus, the total lending for Microsulis and its subsidiary reached $588,000. On December 21, 1999, Microsulis and its subsidiary repaid AccuMed $188,000, reducing the loan balances to a total of $400,000. Under the merger agreement, Microsulis and its subsidiary are entitled to borrow up to a total of $650,000. Thus, AccuMed may lend them up to an additional $250,000 prior to completion of the merger. The loans carry interest at 10% annually and are secured by a lien on Microsulis' MEA systems. If the merger is not completed, Microsulis will be required to repay the loans with interest on April 18, 2000.

        Under the merger agreement, Microsulis is entitled to sell up to 500,000 additional shares of Microsulis common stock prior to completion of the merger. These additional shares must be sold for a minimum $5.75 per share. Microsulis is required to use at least 25% of the proceeds of any sale of these additional shares to pay down the loans from AccuMed.

                              THE MERGER AGREEMENT

THE MERGER; CLOSING; EFFECTIVE TIME

        Closing of the merger will take place on the first business day after the date on which the last of the conditions to completion of the merger is fulfilled or waived, or at another time agreed to by AccuMed and Microsulis. On the closing date, we will file articles of merger with the Florida Secretary of State in accordance with the relevant provisions of Florida law. This will cause AccuMed Acquisition Sub, Inc. to be merged with and into Microsulis Corporation. AccuMed Acquisition Sub was formed shortly before the merger agreement was executed for the sole purpose of effecting the merger. The merger will become effective when the Florida Secretary of State accepts the articles of merger for filing. At the effective time, AccuMed Acquisition Sub will cease to exist and Microsulis will be the surviving corporation. Microsulis Corporation will then become a wholly-owned subsidiary of AccuMed.

CONVERSION OF MICROSULIS COMMON STOCK; EXCHANGE OF CERTIFICATES

        At the effective time, by virtue of the merger and without any action on the part of any Microsulis stockholder, each issued and outstanding share of Microsulis common stock, except dissenting shares, will be converted into 1.94 shares of AccuMed common stock. No fractional shares of AccuMed common stock will be issued. Instead, if a Microsulis stockholder would be entitled to a fractional share, it will be rounded up to one whole share of AccuMed common stock. Also, every two shares of Microsulis common stock issued and outstanding, except dissenting shares, will entitle the holder to receive one AccuMed warrant.

        As soon as practicable following the effective time of the merger, the transfer agent for AccuMed's common stock will mail to each holder of Microsulis common stock, except for dissenting shares, a letter of transmittal instructing the holder how to surrender its certificate representing Microsulis common stock in exchange for certificates representing AccuMed common stock and AccuMed warrants.

        If any certificates representing AccuMed common stock or warrants are to be delivered to a person other than the person in whose name the surrendered Microsulis stock certificates are registered, the surrendered certificate must be properly endorsed and include appropriate stock powers.

        Dividends or other distributions declared after the effective time, if any, will accrue but not be paid with respect to Microsulis common stock, until the certificates representing the Microsulis common stock are properly surrendered for exchange. When those certificates are properly surrendered, any unpaid dividends or other distributions will be paid, without interest.

        Neither AccuMed nor Microsulis will be liable to any former holder of Microsulis common stock for any AccuMed common stock, warrants, dividends or distributions properly delivered to a public official according to applicable abandoned property, escheat or similar law.

        If a certificate representing Microsulis common stock has been lost, stolen or destroyed, the exchange agent will issue certificates representing the AccuMed common stock and warrants and any dividends or distributions upon receipt of appropriate evidence of loss, theft or destruction and customary indemnification.

        After the effective time, there will be no transfers on Microsulis' stock transfer books of shares of Microsulis common stock. If certificates representing shares of Microsulis common stock represented after the effective time, they will be canceled and exchanged for the applicable amount of AccuMed common stock and warrants.

TREATMENT OF MICROSULIS STOCK OPTIONS

        Outstanding stock options to purchase a total of 395,000 shares of Microsulis common stock at $5.00 per share held by 11 persons will be cancelled and replaced with AccuMed stock options. Each of these Microsulis stock options will be exchanged for two AccuMed stock options exercisable at $2.50 per share, a total of 790,000 AccuMed stock options.

        In addition, outstanding stock options to purchase a total of 250,000 shares of Microsulis common stock, of which 125,000 are vested, at $5.00 per share held by three Microsulis directors, will be cancelled and replaced with AccuMed stock options. Each of these Microsulis stock options will be exchanged for one AccuMed stock options, for a total of 125,000 options, exercisable at $2.50 per share.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains representations and warranties by each of AccuMed and Microsulis relating to, among other things:

        *      corporate organization, structure and power;

        *      capitalization;

        *      subsidiaries;

        * authorization execution, delivery, performance and enforceability of the merger agreement;

        * required consents, approvals and authorizations of governmental authorities and other persons relating to, and noncontravention of other agreements because of, the merger agreement;

        * documents filed by AccuMed with the SEC, the accuracy of information in those documents, lack of undisclosed liabilities of AccuMed;

        * financial statements of Microsulis, the accuracy of the information in those documents, the lack of undisclosed liabilities of Microsulis;

        * the absence of material adverse changes or events with respect to AccuMed and Microsulis since September 30, 1999;

        *      compliance with applicable law;

        *      litigation;

        *      title to assets;

        *      labor and employee matters;

        * matters relating to AccuMed employee benefits and the Employee Retirement Income Security Act of 1974, as amended;

        *      broker or finder's fee payable in connection with the merger;

        *      taxes;

        *      environmental law; and

        *      transactions with affiliates.

CONDUCT OF BUSINESS PENDING THE MERGER

        From November 16, 1999 until the effective time, AccuMed and Microsulis will, and will cause their subsidiaries, to conduct their business in the ordinary course, and will use their reasonable best efforts to preserve intact their present business organization and preserve relationships with customers, suppliers and others having business dealings with them.

        Additionally, AccuMed and Microsulis have agreed with limited exceptions not to take any action outside the parameters specified in the merger agreement with respect to, among other things:

        *      amending organizational documents;

        * issuing, selling or encumbering any shares of capital stock or securities to acquire capital stock;

        * declaring or paying dividends or recapitalizing or redeeming capital stock;

        *      selling, leasing or encumbering assets;

        *      incurring indebtedness;

        *      making acquisitions and capital expenditures;

        * terminate or amend compensation, employment and other agreements for the benefit of employees, officers or directors or increase compensation or grant bonuses or other awards to those persons; and

        * taking any action that would make the representations and warranties materially untrue or incorrect or prevent a condition to completion of the merger from being satisfied as of the effective time.

LOANS FROM ACCUMED TO MICROSULIS

        AccuMed is required to loan Microsulis and/or its subsidiary up to $650,000. These loans bear interest at 10% per annum and are due on April 18, 2000 if the merger has not then been completed. Microsulis' repayment obligations are secured by liens on its Microwave Endometrial Ablation systems.

NO SOLICITATION

        Other than as required by law or fiduciary duties of the boards of directors, AccuMed and Microsulis have agreed that neither they nor their respective subsidiaries, officers, directors, representatives or agents will take action to:

        * initiate or solicit a proposal for a merger, consolidation or similar transaction involving it, or for disposition of substantially all its assets, or sale of its capital stock;

        *      enter into any agreement for one of these types of transactions;
               and

        * participate in negotiations or provide information in connection with these types of transactions.

INDEMNIFICATION OF MICROSULIS EXECUTIVES AND DIRECTORS

        The combined companies will indemnify all current and former directors and officers of Microsulis against liabilities resulting from their actions and omissions in serving in those capacities prior to the effective time. This indemnification will be made to the full extent permitted under Florida law and Microsulis' articles of incorporation and bylaws. The combined companies will also advance to these people amounts for expenses incurred by them in any proceeding against them for which they may be indemnified.

CONDITIONS TO COMPLETION OF THE MERGER

        Completion of the merger is subject to satisfaction of a number of conditions, including, among others:

        * AccuMed's stockholders must vote a majority of shares of AccuMed common stock voting at the special meeting for approval of the merger;

        * Microsulis' stockholders must vote 80% of the outstanding shares of Microsulis common stock for approval of the merger;

        * AccuMed's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceeding for suspension of its effectiveness will have been initiated or threatened in writing by the SEC;

        * the absence of any law, governmental order, decree or injunction prohibiting completion of the merger;

        * the representations and warranties of each party will be materially true as of the closing date for the merger;

        * each party shall have performed in all material respects its agreements required by the merger agreement to be performed by it prior to the effective time;

        * all consents of third parties to completion of the merger have been obtained;

        * both parties completing and being satisfied with the results of an investigation of the other party's business and financial condition;

        * AccuMed will enter into professional services agreements with Paul F. Lavallee and David Warner, and an employment agreement with Marcus E. Finch;

        * Gillian Fraser, Robert L. Priddy and Bellingham Capital Industries will enter into agreements restricting the resale of their AccuMed common stock and warrants following the merger, and agreeing to vote in favor of directors nominated by Ms. Fraser and Accumed's Chief Executive Officer;

        * AccuMed will amend its bylaws to require at least a two-thirds vote of its board of directors to approve specified extraordinary transactions for up to three years;

        * AccuMed will amend its certificate of incorporation to change its name to "Microsulis Medical Corporation;"

        * AccuMed will grant 500,000 stock options to Paul F. Lavallee and 250,000 stock options to David Warner;

        * AccuMed will grant 60,000 stock options to each of the four non-employee directors elected at the special meeting;

        * AccuMed will enter into indemnification agreements with the directors newly elected at the special meeting;

        * Microsulis will enter into several amendments to its license agreement with Microsulis PLC relating to the MEA system;

        *      receipt of legal opinions;

        * there is no material adverse change in AccuMed and Microsulis' respective businesses;

        Certain conditions to completion of the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

        AccuMed and Microsulis may mutually agree to terminate the merger agreement without completing the merger. The merger agreement may also be terminated as follows:

        * upon paying a $3,000,000 cash termination fee to the other party, either AccuMed or

               Microsulis may terminate the merger agreement to enter into an agreement with a third party providing for a merger, sale of substantially all assets or other transaction resulting in a change of control of the terminating party;

        * if the merger is not then completed, the merger agreement will terminate automatically on January 31, 2000 unless the parties agree to extend the date.

AMENDMENT; WAIVER

        Prior to the effective time, the merger agreement may be amended in writing with the approval of the boards of directors of each party. After stockholder approval of the merger and prior to the effective time, amendments altering the indemnification provisions, securities to be issued in the merger, and any changes adverse to the stockholders would be subject to further stockholder approval.

        Prior to the effective time, the parties may take the following actions in writing upon approval of their respective boards of directors:

        * extend the time for performance of any obligations of the other party;

        *      waive any inaccuracies in the representations and warranties; and

        * waive compliance with any of the agreements or conditions in the merger agreement.

FEES AND EXPENSES

        If the merger is not completed, each party will bear its own expenses incurred in connection with the merger agreement and transactions contemplated in the merger agreement.

        If the merger is completed, AccuMed will pay the reasonable, documented legal and accounting expenses and costs incurred by Microsulis. AccuMed is required to pay legal fees of Microsulis to a maximum of $50,000, exclusive of costs. These expenses will be payable two business days following completion of AccuMed of a equity and/or debt financing raising at least $1,000,000.

                            INFORMATION ABOUT ACCUMED

        Important information about AccuMed is contained in our annual report on Form 10-K for the year ended December 31, 1998 and our quarterly report on Form 10-Q for the quarter ended September 30, 1999 which accompany this proxy statement-prospectus.

        We have filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the AccuMed securities to be issued in the merger. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "http://www.sec.gov." You can also inspect our SEC filings at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

ACCUMED'S BUSINESS

        We are developing and commercializing products for use by clinical diagnostic laboratories to review and analyze cytology and histology samples. Pap smears and other microscope slide-based cellular samples are examples of cytology tests. Frozen sections in anatomic pathology laboratories and immunohistochemistry are examples of histology tests. Our products use our exclusively owned technology, some of which is patented. AccuMed's primary focus is developing cytology and histology products that improve the quality of cell-based and tissue-based specimen analyses and increase productivity in the clinical diagnostic laboratory. The first products we developed were designed for review and analysis of both cervical and non-cervical conventional Pap smears and Pap smears using liquid-based preparations.

        Our first cytopathology product is the AcCell Cytopathology System, an automated slide handling and data management system embedded in a microscopy workstation. We first began selling AcCell Systems at the end of the first quarter of 1996. Our second cytopathology product, the TracCell 2000 Slide Mapping System, is an electronic slide mapping system. The TracCell 2000 is a tool designed to increase productivity by automatically creating a computerized map that excludes from human review empty space and certain some portions of the specimen that are not relevant to diagnosis. This mapping permits a more efficient analysis of the slide specimen. A human screener can then review the mapped specimen through an AcCell microscopy workstation. In August 1997, the Food and Drug Administration granted AccuMed clearance to market the TracCell 2000 in the United States.

        We believe that our AcCell cytopathology workstations and systems are the only computer-aided cytology screening products available to the clinical cytology market that allows customers to upgrade to more fully automated versions. This product line can be used in analyzing both gynecological and non-gynecological specimens using both conventional Pap smears as well as liquid-based preparations of any specimen type.

        Although the cervical Pap test is the largest volume diagnostic cytology test, the pathology laboratory routinely conducts other tests based on samples from numerous organs and areas of the body. Implementing these tests effectively requires precision optical microscopy and careful error-free management of data. AccuMed is currently developing products for these applications by combining our AcCell technology with other technology for use in analyzing these samples in a manner similar to that of qualitative and quantitative Pap tests. The tests and methods rely, in part, on computer-aided microscopy, electronic imaging, image cytometry, digital image processing and analysis, cytochemistry and histochemistry, and medical informatics technologies.

        Early Lung Cancer Screening. AccuMed has also developed and assembled technologies and systems that could lead to a much more effective, sensitive, reliable, and commercially viable early lung cancer testing program. This could lead to diagnosing lung cancer at earlier stages when the disease is more curable.

        We believe a screening program for early lung cancer detection and diagnosis is possible. It must rely upon identifying and recruiting high-risk patient populations into non-invasive screening programs before the patients become symptomatic. A screening program for high-risk individuals has the potential to save lives and significantly reduce overall healthcare costs through earlier detection and treatment.

        To achieve this goal, AccuMed is developing a cell and sample analysis instrument platform, the AcCell-Savant. The AcCell-Savant, a quantitative microscopy analytical instrument, includes features and benefits derived, in part, from the AcCell workstations and TracCell slide mapping systems. It relies on several core technologies including cytochemistry, computer-aided microscopy, electronic imaging, digital image processing and analysis, and medical informatics. This cell analysis platform facilitates the direct measurement of cellular changes (e.g., "MAC" or Malignancy-Associated Changes) associated with early disease development and progression. We believe these cellular tests could be performed, with the AcCell-Savant, more sensitively, accurately, and reproducibly than is possible conventional methods. The instrument's photodetectors, electro-mechanical precision, ability to focus selectively cell-by-cell and nucleus-by-nucleus on the most informative cell populations, image processing and analysis algorithms, and statistical calibration and classification methods gives the cytotechnologist, cytopathologist, and cytologist-in-general the ability to analyze multiple lung cancer markers and probes simultaneously for improved sensitivity, specificity and positive predictive value. The human-machine interface allows the pathologist to consider, in suspicious cases, the objective, visual and subvisual AcCell-Savant data in their patient diagnostic reports.

        We conducted a two-year field study with the British Columbia Cancer Agency and a consortium of hospitals. The study included approximately 1,100 patient cases at high-risk for early lung cancer. The study took place in five countries on three continents. Study results show that conventional sputum cytopathology has a poor sensitivity for early stage lung cancer detection though conventional methods can result in accurate diagnoses of lung cancer at late stages when no therapy can effectively improve the patient outcomes. This study also demonstrated that the AcCell-Savant approach can be several times more accurate in detecting lung cancer in its early, most curable stage, compared to conventional sputum testing.

        We anticipate significant performance improvements for early detection of lung cancer based upon current research and development activities in enhanced and innovative methods of specimen collection; sample deposition, fixation, and staining; panel test design with multiple probes; image analysis algorithms; and computer-aided pattern recognition and classification methods.

        Our research and development efforts are geared toward developing the lung detection product to the point where we can conduct clinical trials required to apply for FDA approval to market the product in the United States. We anticipate being ready to start clinical trials in 2001.

        Our exclusively owned technologies, including the AcCell and AcCell Savant, are instrument platforms that can support a wide variety of manual, semi-automated and automated medical tests involving cells and tissue. AccuMed is exploring business arrangements to apply our platforms to new markets, in addition to early lung cancer testing.

        Markets and Products. AccuMed's products are sold to customers that operate principally in the clinical laboratory segments of the healthcare market. Currently, marketing of the AcCell systems is conducted through one employee and is focused primarily in the research and development markets. Modest sales of the AcCell-Savant have been made to academic and research laboratories through licensing agreements which provide AccuMed the right to commercialize any intellectual property developed by the laboratories related to applications related to use of the AcCell-Savant developed by those laboratories.

         In the United States, we are currently permitted to sell the AcCell-Savant for research use and clinical use with restrictions. To sell the AcCell-Savant in the United States for other purposes, we will need to obtain FDA clearance of a pre-market approval application of the product.

        We are exploring business arrangements with partners to combine Savant and/or AcCell technology with the partner's intellectual property. In these arrangements, AccuMed would sell its platforms for use in combination with the partner's intellectual property. We are also exploring business arrangements with partners that may further speed the commercialization of the early lung cancer screening test by bringing additional technology (e.g., lung cancer probes for panel assays), prospective customers (e.g., clinical trial sites and end-users), distribution channels (e.g., pharmaceutical industry), and programmatic funding.

DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

        The following is information regarding the business backgrounds of the current AccuMed directors who are nominated for reelection at the special meeting, and for AccuMed executive officers who will continue to serve as AccuMed executive officers following the merger.

        PAUL F. LAVALLEE. Mr. Lavallee has been a member of the Board since December 1995 and has been Chairman of the Board and Chief Executive Officer of AccuMed since January 30, 1998. From January 30, 1998 through March 2, 1999 he also served as President of AccuMed. Since 1995, he has been Chairman of the Board of Biorthex, Inc., a venture capital backed start-up firm specializing in surgical and non-surgical orthopedics located in Montreal. From January 1996 until January 1997, Mr. Lavallee served as a consultant to Sigmedics, Inc., a biomedical company. From 1989 until December 1995, Mr. Lavallee served as Chairman, President and Chief Executive Officer of Sigmedics, Inc. Mr. Lavallee has a Bachelor of Science degree in Biology from Bates College and a Masters in Business Administration from the University of Chicago.

        MARK BANISTER. Mr. Banister has been a director of AccuMed since April 1, 1998. Mr. Banister has been an independent management consultant and investment advisor specializing in identifying investment opportunities in the smaller and medium company sector and assisting those companies with their development since January 1993. Since 1993, he has been a director of Verex Laboratories Inc., a pharmaceutical development company based in Denver. Mr Banister previously held senior positions at Bisgood Bishop Ltd. and Morgan Stanley International in London, England.

        ROBERT L. PRIDDY. Mr. Priddy has been a director of AccuMed since May 1997. Mr. Priddy has been Chairman of the Board and Chief Executive Officer of ValuJet, Inc., since its inception in October 1995. He was one of the founding partners of ValuJet Airlines, a wholly owned subsidiary of ValuJet, Inc., and served as Chairman of its Board and its Chief Executive Officer from July 1992 until November 1996. From July 1991 until January 1993, Mr Priddy served as President of Florida Gulf Airlines. From January 1988 to November 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., for which he also served as a director from November 1987 to November 1991. From 1979 to 1987, Mr. Priddy served as Vice President and Chief Financial Officer of Atlantic Southeast Airlines, Inc., which he also served as a director from 1981 to 1987. Mr. Priddy has a B.A. degree in economics from Tulane University. Mr. Priddy is also a member of the Board of Directors of Datalink, Inc., Lukens Medical Corporation, Commonwealth Associates and AirTran Holdings, Inc.

        NORMAN J. PRESSMAN, PH.D. Dr. Pressman has been Chief Scientific Officer since May 1997 and President of AccuMed since March 1999. From May 1997 through March 1999, he also served as Senior Vice President, Research. From July 1996 through May 1997, he served as a Senior Vice President of AccuMed and President of the Cytopathology Division. From July 1993 until joining AccuMed, Dr. Pressman was Manager for Biotechnology Development, Strategic Business Development Group of Olympus America. Between July and September 1989, Dr. Pressman was engaged in the formation of Cell Systems International, Inc., a consulting firm in biomedical specimen collection, processing and analysis, of which he served as President from September 1989 until July 1993. Dr. Pressman was the lead research scientist in the Cytometry and Histometry program of the Central Research and Development Department at E.I. du Pont de Nemours & Company from December 1986 until July 1989. From September 1976 until December 1986, he was an Assistant Professor (Pathology and Engineering) at The Johns Hopkins University School of Medicine and Head of the Quantitative Cytopathology Laboratories at The Johns Hopkins Medical Institutions. Dr. Pressman has a B.S. degree in electrical engineering from Columbia University, a M.S. degree in systems engineering and a Ph.D. in biomedical engineering from the University of Pennsylvania.

COMMITTEES AND MEETINGS OF ACCUMED'S BOARD OF DIRECTORS

     AccuMed's Board of Directors held 10 meetings during the 1998 fiscal year. Each director attended a minimum of 75% of the aggregate of (x) those meetings and (y) the meetings held by each committee, if any, of AccuMed's board of directors on which the director served during the last fiscal year.

     AccuMed has an Executive Committee, Audit Committee and a Compensation Committee. AccuMed's board of directors does not have a nominating or similar committee. The functions performed by the Audit Committee and the Compensation Committee and their membership are summarized below.

     AUDIT COMMITTEE. The Audit Committee is responsible for reviewing AccuMed's internal accounting controls, meeting and conferring with AccuMed's certified public accountants, and reviewing the results of the accountants' auditing engagement. During fiscal year 1998, the Audit Committee held one meeting. During the 1998 fiscal year and during the current year,

Jack H. Halperin has served as Chairman of the Audit Committee. During the 1998 fiscal year until his resignation in May 1999, J. Donald Gaines served on the Audit Committee. From January through May 1998 Joseph Plandowski served on the Audit Committee. From May 1998, until his resignation in August 1999, Harold S. Blue served as the Audit Committee. The Audit Committee is currently comprised of Messrs. Halperin, Banister, Priddy and Schiller.

     COMPENSATION COMMITTEE. The Compensation Committee of AccuMed's board of directors is comprised entirely of non-employee directors. The Compensation Committee determines base compensation and discretionary cash bonuses for AccuMed's senior executives, if not determined by the full Board of Directors. These determinations are subject to the approval or ratification of the full Board of Directors. The Compensation Committee also determines the number and terms of stock options to be granted to employees, directors, other than pursuant to AccuMed's board of directors compensation plan described below, and consultants of AccuMed under AccuMed' stock option plans, unless previously determined by the full Board of Directors. During fiscal year 1998, the Compensation Committee held one meeting.

        During January 1998, the Compensation Committee was comprised of Messrs. Lavallee, Chairman, Priddy and Leonard M. Schiller. Upon appointment as Chief Executive Officer of AccuMed on January 30, 1998, Mr. Lavallee resigned from the Compensation Committee. In March 1998, Mr. Gaines joined the Compensation Committee as Chairman and served until his resignation in May 1999. The Compensation Committee is currently comprised of Messrs. Banister, Halperin, Priddy and Schiller, the Chairman

     At the time of service, each member of the Compensation Committee was a non-employee director.

DIRECTOR COMPENSATION

     Under AccuMed's board of directors Compensation Plan, each non-employee director is entitled to the following compensation for services as a director:
(1) an immediately exercisable, five-year, nonqualified stock option to purchase 3,334 shares of Common Stock to be granted upon election to AccuMed's board of directors, and (2) an immediately exercisable, nonqualified stock option to purchase 3,334 shares of Common Stock to be granted upon reelection of a non-employee director to serve an additional year on AccuMed's board of directors. The options are to be granted under AccuMed's stock option plans. The exercise price per share shall be the fair market value of a share of Common Stock on the date of grant. Directors are reimbursed for reasonable expenses incurred in attending meetings of AccuMed's board of directors and committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of AccuMed serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of AccuMed's Board of Directors or Compensation Committee. Information regarding transactions between AccuMed and Mr. Priddy required to be disclosed under the caption "Certain Relationships and Related Transactions" is also described below.

   ROBERT L. PRIDDY

     Mr. Priddy is a director and principal stockholder of AccuMed. He is also the beneficial owner of 9.9% of the common stock of Commonwealth Associates, an investment banking firm, which he has served as a director since January 1998. On February 3, 1998, Mr. Priddy loaned AccuMed $1,000,000 in cash pursuant to a Promissory Note and Security Agreement. AccuMed's repayment obligations were secured by a junior lien on royalty payments to which AccuMed may then have been entitled under a License Agreement with Becton Dickenson & Company. The promissory note carried an annual interest rate of 12%. Principal and interest under the promissory note were due and payable on the earlier of (x) April 2, 1998 and (y) upon closing of a securities offering in which AccuMed received gross proceeds of at least $3,000,000. If the principal and interest were repaid prior to April 2, 1998, AccuMed was required to pay a prepayment premium equal to the difference between $20,000 and the amount of accrued and unpaid interest under the promissory note. Mr. Priddy elected to participate in AccuMed's March 1998 private placement of securities by exchanging the amounts owed him under the promissory note for 222,222 shares of common stock and warrants to purchase 222,222 shares of common stock at an exercise price of $4.50 per share. AccuMed repaid the principal amount in full on March 19, 1998, and paid the interest and prepayment premium on April 2, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based upon a review of AccuMed's records, AccuMed believes that each report disclosing beneficial ownership of securities of AccuMed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, required to be filed by the executive officers and directors of AccuMed during the 1998 fiscal year and prior fiscal years, were timely filed.

EXECUTIVE COMPENSATION

   REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

       COMPENSATION COMMITTEE: The Compensation Committee of AccuMed's board of directors is composed entirely of outside directors. The Committee is responsible for setting and adjusting the base salaries of all corporate officers, establishing cash incentive programs for officers, and the awarding of stock option grants to officers and all other employees. The Committee is also responsible for the review and approval of any employment related contracts.

       COMPENSATION PHILOSOPHY: It is the goal of AccuMed to attract and retain a strong executive management team. The Committee believes that there should be a link between the performance of AccuMed, from both financial and shareholder value standpoints, and executive compensation. Accordingly, base salaries are set to conformity with compensation market requirements for comparable sized companies, taking into account levels of responsibility and office location. However, short-term cash incentive compensation and long-term stock option incentive awards, are primarily related to the achievement of AccuMed's financial performance goals and to the enhancement of stockholder value. Internal and personal performance objectives play a lesser role in the executive incentive package.

       The Committee is confident that the compensation and incentive policies and practices followed by AccuMed are appropriate for the industry and the compensation market in which AccuMed competes.

       Submitted by the 1998 Compensation Committee of AccuMed's board of directors:

       Robert L. Priddy, J. Donald Gaines and Leonard M. Schiller

     SUMMARY COMPENSATION INFORMATION. The following tables set forth information regarding compensation paid or accrued with respect to the three preceding fiscal years to AccuMed's Chief Executive Officer and other executive officers of AccuMed whose total salary and bonus exceeded $100,000 for the 1998 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation                      Long Term Compensation Awards
                                                                                                                Securities
                                                                                  All Other       Restricted     Underlying
Name and Principal Position          Year        Salary             Bonus        Compensation        Stock        Options
---------------------------          ----        ------             -----        ------------        -----        -------
Paul F. Lavallee (1)                 1998        $208,212            --              --              --           250,000
  Chairman and Chief
  Executive Officer

Peter P. Gombrich (2)(3)             1998         450,000            --              --              --
  Chairman and Chief                 1997         212,500          52,500        $  6,000            --              --
  Executive Officer                  1996          75,000          87,154

Norman J. Pressman, Ph.D.(4)         1998         157,500            --              --              --              --
 President and                       1997         157,500            --             6,000            --            33,334
 Chief Scientific Officer            1996          74,289          18,000          51,593         156,250            --

Leonard R. Prange (5)                1998         160,000            --              --              --              --
  Chief Financial Officer and        1997         151,250           7,812            --              --            33,334
  Chief Operating Officer            1996          31,204            --              --              --              --

Joyce L. Wallach, Esq.(6)            1998         105,000            --              --              --              --
  General Counsel                    1997         105,000            --              --              --             9,167
                                     1996           6,394            --              --              --              --


--------------------

(1) Mr. Lavallee joined AccuMed as Chairman, Chief Executive Officer and President in January 1998.

(2) Mr. Gombrich became Acting Chief Executive Officer of AccuMed on April 21, 1995. He served as Chairman of AccuMed's board of directors, Chief Executive Officer and President from December 29, 1995 until January 30, 1998. Amounts shown as salary in 1998 include amounts paid or accrued under terms of a separation agreement signed September 15, 1998.

(3) Amounts shown as bonus represent $52,600 paid or accrued for 1996 in accordance with Mr. Gombrich's Employment Agreement. The balance of $34,654 represents amount paid in 1995 for prior periods.

(4) Dr. Pressman joined AccuMed in July 1996. Amounts shown as Other Compensation represent relocation costs and related taxes reimbursed to Dr. Pressman under the terms of his Employment Agreement.

(5)     Mr. Prange served AccuMed from September 1996 through December 1998.

(6)     Ms. Wallach served AccuMed from December 1996 through February 1999.



             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1998


                                            % of
                         Number of      Total Shares
                          Shares       Underlying Options
                        Underlying        Granted to            Exercise                            Grant Date
                          Options        Employees in            Price            Expiration         Present
   Name                   Granted            Year              ($/Share)              Date           Value(1)
   ----                 ----------     ------------------      ---------          ----------        -----------
Paul F. Lavallee         250,000             100%                $4.50               1/30/08          $2.51


-----------------

(1) AccuMed utilizes the Black-Scholes pricing model to determine the fair value of options granted. The following assumptions were incorporated into the model: risk-free rate - 6%, expected volatility - 20%, dividend yield - 0%, and time of exercise - 10 years. No adjustments were made for non-transferability of risk or risk of forfeiture.

                AGGREGATE OPTION EXERCISES DURING THE YEAR ENDED
               DECEMBER 31, 1998 AND FISCAL YEAR END OPTION VALUES



                                   Shares Underlying Unexercised   Value of Unexercised in-the-Money
                                   Options at December 31, 1998       Options at December 31, 1998
                                  --------------------------------  ---------------------------------
Name                              Exercisable        Unexercisable    Exercisable   Unexercisable
----                              -----------        -------------    -----------   -------------
Paul F. Lavallee                     83,333            166,667            --            --

Norman J. Pressman, Ph.D             33,334               --              --            --

Leonard R. Prange                    33,334               --              --            --

Joyce L. Wallach, Esq.                3,056              6,111            --            --

                           10-YEAR OPTION REPRICINGS



                                                                                                               LENGTH OF
                                      NUMBER OF                                                              ORIGINAL OPTION
                                     SECURITIES         MARKET PRICE                                             TERM
                                     UNDERLYING         OF STOCK AT     EXERCISE PRICE                       REMAINING AT
                                       OPTIONS            TIME OF         ALL TIME OF             NEW           DATE OF
                                     REPRICED OR        REPRICING OR      REPRICING OR          EXERCISE      REPRICING OR
NAME                      DATE        AMENDED(#)        AMENDMENT($)      AMENDMENT($)           PRICE($)       AMENDMENT
----                     ------      -----------        ------------    ---------------
Paul F. Lavallee         3/23/98       250,000           $   4.50          $ 9.375              $  4.50         9.8 years

Leonard R. Prange        5/23/97       33,334               23.64            32.28                23.64         9.3  years

Norman J. Pressman       5/23/97       33,334               23.64            37.50                23.64         9.1 years

Kenneth Miller           3/24/95       23,667                8.34            42.00                 8.34         2.2  years

Mark Santor              3/24/95       4,827                 8.34            42.00                 8.34         1.8  years




   EMPLOYMENT AGREEMENTS AND SEVERANCE


        LAVALLEE COMPENSATION ARRANGEMENTS; PROFESSIONAL SERVICES AGREEMENT. Effective January 30, 1998, AccuMed's board of directors appointed Mr. Lavallee Chairman of the board, Chief Executive Officer and President of AccuMed, approved his compensation arrangements for his services, and directed management to memorialize those compensation arrangements in a professional services agreement to be effective retroactive to January 30, 1998. Mr. Lavallee's services are provided through an agreement dated April 13, 1998 (effective January 30, 1998) between AccuMed and Gypsy Hill LLC, a professional services entity. Mr. Lavallee's compensation is $225,000 annually, and he is eligible for an annual bonus of up to 30% thereof. The services can be terminated by AccuMed upon 12 months' written notice, or by Mr. Lavallee upon 30 days' written notice. Mr. Lavallee has been granted a non-qualified stock option to purchase 250,000 shares of Common Stock at an initial exercise price of $9.375, the closing sales price per share of AccuMed common stock on the grant date, January 30, 1998. If in AccuMed's first equity offering subsequent to the grant date, it sells common stock, or securities convertible or exercisable for common stock, at a price per share lower than the initial exercise price, then it shall be reduced to equal the lower price sale per share. In March 1998, AccuMed completed an equity offering for shares of common stock and warrants exercisable to purchase common stock at $4.50 per share, accordingly the initial exercise price has been reset to $4.50. The option is exercisable as follows: (1) one-third of the underlying shares were immediately exercisable, (2) an additional one-third became exercisable on January 30, 1999, and (3) the final one-third of the underlying shares will become exercisable on January 30, 2000. Mr. Lavallee is reimbursed for reasonable traveling expenses from South Dakota to Chicago and living expenses while in Chicago.

        PRESSMAN EMPLOYMENT AGREEMENT. Dr. Pressman and AccuMed entered into an Employment Agreement dated June 13, 1996, as amended, for a five-year term which began July 5, 1996 and pursuant to which Dr. Pressman has served as an executive officer under various titles. He is currently President and Chief Scientific Officer. Dr. Pressman's annual salary is $200,000 and he is eligible to receive annually (1) cash bonuses of up to 30% of his annual salary, and (2) incentive stock options to purchase up to 8,334 shares of Common Stock based on the achievement of mutually agreed goals and objectives. On July 8, 1996, Dr. Pressman was granted an option to purchase an aggregate of 41,665 shares of Common Stock at an exercise price of $37.50 per share (the last reported sale price of the Common Stock on the Nasdaq SmallCap Market on the date on which Dr. Pressman's employment commenced) which was immediately exercisable with respect to 8,333 shares and was to become exercisable with respect to 8,333 additional shares on each of the first through fourth anniversaries of the grant date. Dr. Pressman surrendered those options in February 1997 in order that the shares reserved for issuance upon exercise thereof could be reserved for issuance in a private placement of AccuMed's securities completed in March 1997. Dr. Pressman was granted 4,167 shares of Common Stock on the date on which his employment commenced. Dr. Pressman was entitled to receive replacement options to purchase 41,667 shares of Common Stock in May 1997. However, he waived his right to receive 8,333 of those options and was granted options to purchase 33,334 shares of Common Stock in May 1997.

     AccuMed may terminate Dr. Pressman's employment for cause at any time upon written notice. AccuMed may terminate his employment without cause upon six months' written notice, in which case Dr. Pressman would be entitled to an amount equal to 12 months' salary as severance, paid over 12 months. Dr. Pressman may terminate his employment for any reason upon six months' written notice.

     GOMBRICH EMPLOYMENT AND SEVERANCE AGREEMENT. Mr. Gombrich ceased to be AccuMed's chief executive officer on January 30, 1998. Pursuant to an Employment Agreement dated August 1, 1994 between Peter P. Gombrich and AccuMed, Inc. which was assumed by AccuMed as a result of the merger of AccuMed, Inc. into AccuMed, Mr. Gombrich served as Chairman of AccuMed's board of directors, Chief Executive Officer and President of AccuMed from December 29, 1995 until he resigned on January 30, 1998. Under terms of a settlement agreement signed September 4, 1998, Mr. Gombrich is to receive $450,000, of which $150,000 was payable immediately with the balance payable in 16 monthly installments of $18,750, starting September 15, 1998 and ending January 15, 2000.

       PRANGE EMPLOYMENT AGREEMENT. Mr. Prange ceased to be an executive officer of AccuMed on December 31, 1998. Pursuant to an Employment Agreement dated as of September 9, 1996, Mr. Prange served as Chief Financial Officer and Corporate Vice President of AccuMed at an initial annual salary of $125,000. In March 1997, Mr. Prange was appointed Chief Operating Officer and the Compensation Committee increased his annual base salary to $160,000. He was eligible to receive annual cash bonuses of up to 25% of his annual salary. Upon joining AccuMed, Mr. Prange was granted options to purchase an aggregate of 25,000 shares of Common Stock at an exercise price of $32.28 per share (the fair market value of the Common Stock on the grant date), which were immediately exercisable with respect to 4,165, shares and were to become exercisable with respect to 4,167 additional shares on each of the first through fifth anniversaries of the grant date. Mr. Prange surrendered those options in February 1997 in order that the shares reserved for issuance upon exercise thereof could be reserved for issuance in a private placement of AccuMed's securities completed in March 1997. Mr. Prange resigned effective December 31, 1998.

       WALLACH EMPLOYMENT LETTER. Ms. Wallach ceased to be an executive officer of AccuMed on February 28, 1999. Pursuant to an Employment Letter dated November 25, 1996, Ms. Wallach served as General Counsel and Secretary of AccuMed from December 1996 through February 1999. Her annual salary was $105,000, and she was eligible for a bonus of up to 20% of her annual salary, based upon mutually agreed goals and objectives. Ms. Wallach received options to purchase 5,000 shares of Common Stock upon acceptance of employment at an exercise price of $23.64 per share (the fair market value on the grant date).

PERFORMANCE GRAPH

       The following graph depicts the cumulative total return on AccuMed's Common Stock compared to the cumulative total return for the Nasdaq Composite Index and the Nasdaq Biotechnology index. The graph assumes an investment of $100 on December 31, 1993. Reinvestment of dividends is assumed in all cases.


                                   12/31/93        12/31/94       12/31/95        12/31/96      12/31/97        12/31/98
AccuMed International, Inc.            100             23             51            101             53              9
NASDAQ Composite                       100             97            135            166            202            283
NASDAQ Biotechnology                   100             82            154            153            153            222

                          INFORMATION ABOUT MICROSULIS

   Microsulis's principal executive office is presently located at One East Broward Blvd., Suite 100, Ft. Lauderdale, Florida 33301. Microsulis' telephone number is (800) 830-4904.

OVERVIEW OF BUSINESS

   Microsulis was incorporated in Florida on January 8, 1998. Pursuant to a license agreement with Microsulis PLC, Microsulis markets and distributes the Microsulis PLC MEA system in Canada and intends to do so in the United States and Latin America. MEA is a new treatment for menorrhagia, a condition of excessive menstrual blood loss in women.

   Microsulis's business strategy is to market, distribute and potentially manufacture a safe and effective system for treating women with excessive menstrual bleeding. Depending on the market conditions of a particular territory, Microsulis may either sell the MEA system outright, or retain ownership of the MEA system and charge the user on a cost per treatment basis. To facilitate this procedure, the MEA applicator contains a micro-chip which is able to monitor and limit the number of uses of the particular MEA applicator. The MEA applicator can be programmed for a specified number of treatments. When the specified number of treatments have been carried out, the user must return the MEA applicator to Microsulis and obtain a new MEA applicator. Microsulis believes that the MEA procedure offers both physicians and their female patients a superior alternative to the procedures currently on the market for treating menorrhagia. Microsulis aspires to become the leading distributor of a medical device for the treatment of menorrhagia in the United States, Canada and Latin America.

MENORRHAGIA

   The normal menstrual cycle, which is controlled by the pituitary and ovarian hormones, begins at the onset of menstruation (typically between the ages of 11 and 14) and ends at the onset of menopause (typically between the ages of 45 and
55). The endometrial lining of the uterus builds up each month in preparation for pregnancy, sheds if no pregnancy occurs, and then regenerates for another 28-day cycle. Shedding of the endometrial lining of the uterus results in menstrual bleeding which usually lasts four to seven days within a 28-day cycle. Normal blood loss during menstruation is in the range of 25 to 79 ml per cycle.

   Abnormal menstrual bleeding includes menstrual bleeding in excess of the normal amount, prolonged bleeding beyond seven days duration at the expected time of menstruation or bleeding more frequently than 28-day intervals. Excessive menstrual bleeding, or menorrhagia, is clinically defined as total blood loss exceeding 80 ml per cycle. From the onset of menstruation to menopause, menorrhagia is most often due to hormonal imbalances or uterine fibroids. It is a fairly common condition and a woman's perception of the amount of her menstrual bleeding can often mean that bleeding at a lower rate than the clinical definition is unacceptable to her. It results in exceptionally long and heavy periods which can be severely debilitating because, in addition to the general distress and inconvenience which heavy bleeding causes, the blood loss often leads to iron deficiency anemia.

   Studies conducted by the World Health Organization have revealed that approximately 19% of all women aged 30 to 50 perceive their menstrual bleeding to be excessive. Further, of the over 600,000 hysterectomies performed each year in the United States alone, approximately 30% are performed specifically to relieve excessive menstrual bleeding. Today, there are various procedures on the market for treating women with excessive menstrual bleeding.

THE MEA SYSTEM

   MEA was developed by Microsulis PLC and the School of Physics at the University of Bath (United Kingdom) in 1993. The MEA system was first clinically tested on women in October 1994. MEA underwent a one-year clinical investigation which led to Medical Device Agency ("MDA") approval of the MEA system. In comparison to the alternative surgical procedures that are currently available, Microsulis believes that the MEA procedure will become the therapy of choice for the treatment of menorrhagia, and plans to market, distribute and potentially manufacture the MEA system in the United States, Canada and Latin America.

   Unlike other procedures currently on the market, the MEA system utilizes microwave frequency electromagnetic radiation, employing microwave power to heat the endometrium. This has two main advantages. First, the high frequency of the microwave energy, 9.2 GHz, ensures that the microwaves are absorbed only to a depth of approximately 3mm with no penetration through the myometrium and outside of the uterus. The heat generated in the microwave absorption zone is also conducted deeper into the endometrium and basalis layer ablating endometrial tissue to a maximum depth of 5-6mm. Second, as a result of this strong absorption, the amount of power required to achieve the desired temperature is relatively small, and the necessary energy can be delivered over a much shorter time period than other treatments take.

   This new use of microwave frequency electromagnetic radiation for the treatment of menorrhagia has been successfully used on over 2,000 women worldwide over a five year period; and, based on these treatments and the high reported patient satisfaction rate, Microsulis believes that the MEA procedure has the following advantages over current surgical procedures on the market:

   ADVANTAGES TO THE PATIENT:

   *  Day patient procedure

   *  Minimally invasive procedure, no abdominal scars

   *  Short recovery period (2-3 days at home)

   *  Minimal post operative pain

   *  Improved or non-existent dysmenorrhea (period pain)

   *  Option for general or local anesthetic

   *  High satisfaction rate

   ADVANTAGES TO THE SURGEON:

   * Quick and simple procedure, short learning curve (a surgeon is normally competent with the procedure following one demonstration and 2 or 3 hands-on treatments)

   *  Suitable for local or general anesthetic

   *  Day patient or out patient therapy

   *  No risk of fluid overload (oedema) as distension fluids are not necessary

   ADVANTAGES TO THE HEALTH CARE SYSTEM (HOSPITAL AND/OR THIRD PARTY PAYOR):

   *  Low treatment cost

   *  Higher turnover of patients replacing many hysterectomies with MEA

   *  Out patient (office) procedure

   * Comprehensive training, technical support, installation, maintenance and help line provided by Microsulis

   SYSTEM FEATURES:

   *  Extremely quick, average time less than 3 minutes

   *  Precise application of heat into the endometrium and myometrium

   *  Continuous monitoring of the process for easy control by the surgeon

   * MEA applicator coating allows easy movement of MEA applicator in the uterus

   *  MEA applicators are suitable for autoclaving or solution sterilization

MEA SYSTEM COMPONENTS

   The MEA procedure utilizes microwave frequency electromagnetic radiation. The MEA system is comprised of a Control Unit which contains a Control and Data Acquisition Unit, a Microwave Generator, a Keyboard and an Electrical Power Supply Unit. Each system is supplied with a number of MEA applicators (generally five) to satisfy the specific location's annual endometrial ablation demand. Treatment parameters are recorded on the Data Acquisition Unit and a printer connects to the Data Acquisition Unit to allow a hard copy of the treatment parameters to be generated for the patient file.

   The MEA applicator can be programmed for a specific number of treatments. Each time the MEA applicator is used the use is recorded by means of a micro-chip embodied within the MEA applicator. When the specified number of treatments have been carried out or when one year has elapsed, whichever is sooner, the MEA applicator is returned to Microsulis. New MEA applicators are issued to replace those that are returned.

   The MEA applicator is used to apply approximately only 22 watts of microwave power at a frequency of 9.2 Ghz into the uterine cavity. The use of this frequency ensures that the penetration of the energy into tissue is accurately controlled to destroy the endometrium and part of the myometrium. The microwave power passes along a cable and then to the MEA applicator tip where it radiates in a spherical heating profile penetrating to the tissue.

   The surgeon controls the power of the MEA applicator by means of a foot switch. The MEA applicator is connected to the system by two cables. The coaxial cable carries the microwave power from the microwave generator to the MEA applicator. The second cable carries signals to and from the MEA applicator and allows continuous temperature monitoring from the two thermocouples fitted to the MEA applicator. Temperature is displayed graphically in real time.

   The MEA system has various safety features including:

   1. The Microwave Generator cannot be energized unless an MEA applicator is connected to the system.

   2. Operation of the MEA system is inhibited if a problem is detected before the start of patient treatment.

   3. Safety interlocks prevent the Microwave Generator from being energized unless both thermocouples in the MEA applicator are in agreement and body temperature is indicated.

   4. The patient and surgeon are protected by safety interlocks in the event of microwave power or temperature excursions outside the preset limits.

THE MEA PROCEDURE

   Pre-operative thinning of the endometrium has been utilized in all reported treatments using a hormonal drug, either Zoladex (4 to 6 weeks before the procedure) or Danazol (4 weeks beforehand). Such pre-operative thinning of the lining of the endometrium is a prerequisite to ensure maximum efficacy of endometrial ablation and resection techniques, although clinical trials at one hospital in the United Kingdom are now underway with a view to removing the requirement for such pre-operative thinning of the endometrium and the results to date have been very encouraging. MEA can be administered under general or local anesthetic. Local intracervical anesthetic block is achieved using 8.8 ml Citanest (Prilocaine) with Octapressin.

   First, the uterine characteristics are confirmed using either an ultra-sound scanner or CO2 hysteroscopy. Then, the cervix is dilated to 9 mm and the length of the cavity is measured. The MEA applicator is inserted through the cervix until the tip reaches the fundus. Prior to applying power, the MEA instrument readings are checked. Then, the surgeon applies power to the MEA applicator by depressing the foot switch. While the temperature rises, the MEA applicator is slowly moved from side to side. When the therapeutic temperature (i.e., 70-80 Celsius) has been reached, the surgeon slowly moves the MEA applicator to one side to treat the cornual area, and then to the other side to treat the other cornual area. The surgeon gradually withdraws the MEA applicator, moving slowly from side to side to cover the entire uterine cavity, maintaining the therapeutic temperature level throughout the procedure. When the MEA applicator reaches the internal cervical os, the power is switched off (this position is indicated by a solid mark on the MEA applicator shaft).

   The average treatment time for a normal size uterus is three minutes. The treatment is suitable for women whose family is complete and who have a normal endometrial histology, no other pathology indicating hysterectomy and are compliant with pre-treatment.

RESULTS OF CLINICAL TRIALS

   The first MEA treatments were carried out at the Royal United Hospital in Bath, United Kingdom in October 1994. Over 2,000 women have been treated at various hospitals worldwide. In these treatments, success for the MEA system has been defined in substantially the same manner that gynecologists define success for other current therapies, that being reduced menstrual bleeding from a condition of excessive bleeding to normal bleeding, light bleeding or spotting or no bleeding at all, a reduction in period pain, and an overall patient satisfaction rate.

   Results for 247 patients treated at the Royal United Bath Hospital, which includes a four year follow up on 21 patients are:

   Overall Patient Satisfaction Rate:                     87%
   No periods (amenorrhea) or very light periods:         66%

   Furthermore, preoperatively, about 75% of women described moderate to severe period pain (dysmenorrhea). Postoperatively, over 70% had no period pain or only mild period pain at two years follow up.

   Results at other hospitals were similar. Overall, only about 13% of patients failed the treatment long-term and needed to have a hysterectomy. This compares well with the approximately 20-30% long-term failure rate and necessity of hysterectomy with other ablation methods.

   In 1998 Microsulis PLC completed a randomized trial against Transcervical Resection of the Endometrium (TCRE) at the Royal Aberdeen Infirmary Teaching Hospital in the United Kingdom. TCRE has, for many years been considered the "Gold Standard" of endometrial ablation techniques, but it is a difficult procedure for surgeons to learn and is not without associated complications. In the randomized trial, Microsulis PLC used the same patient selection criteria as TCRE on 230 patients, with no exclusion for patients presenting with irregular cavities or fibroids. The results of the trial were published in the peer-reviewed medical journal "THE LANCET" on November 27, 1999 and showed:

   *  MEA amenorrhea and patient satisfaction were identical to TCRE; however,

   * MEA led to highly significant improvements, similar to TCRE treatment, in the "quality of life," as reported by patients;

   *  MEA is safe for both the operator and the patient;

   *  MEA produces fewer inter-operative complications than TCRE;

   * MEA operations and post-operative hospital stay are shorter than for TCRE; and

   *  MEA is easier for surgeons to learn and perform.

CURRENT ALTERNATIVE THERAPIES

   Gynecologists usually define a successful treatment of menorrhagia as a reduction from a condition of excessive bleeding to normal bleeding ("eumenorrhea"), light bleeding or spotting ("hypomenorrhea") or no bleeding at all ("amenorrhea"). Current therapy for excessive bleeding typically begins with drug therapy. For patients who do not respond to or cannot tolerate the side effects of drug therapy, another common treatment is dilatation and curettage. In cases where neither of these treatments is effective in reducing menstrual flow, various surgical procedures are available to the patient. The following summarizes the various alternatives to the MEA procedure currently available to women suffering from menorrhagia.

   DRUG THERAPY

   The first line of treatment for excessive uterine bleeding is drug therapy, where women are prescribed a low dose birth control pill or other hormone to regulate dysfunctional uterine bleeding. Other drugs prescribed include Tranexamic acid and Danazol. Drug therapy is effective in approximately 60% of the patients; however, these patients often have to continue the drug treatment until the onset of menopause. An estimated 40% of patients experience adverse side effects such as bloating, nausea, weight gain, headaches, depression and mood swings. Drug therapy may be prescribed by any physician, is normally reimbursable by third parties and does not include any of the disadvantages of a surgical or ablative procedure. In particular, it is utilized by women who wish to maintain the ability to have children.

   DILATATION AND CURETTAGE ("D&C")

   Where drug therapy alone is not effective, a D&C will often be used in conjunction with the drugs. It is a 15 to 30 minute surgical procedure in which the uterine contents (including the endometrial lining) are either scraped away or removed through vacuum aspiration. This procedure is often carried out on women with menorrhagia for diagnostic purposes, primarily to identify the rare possibility of an endometrial malignancy. A D&C may reduce bleeding for a few menstrual cycles, but is usually not successful in curing menorrhagia. The procedure must be repeated periodically, since it is usually effective only during the first few menstrual cycles after the procedure, and consequently subjects the patient to the risks of uterine perforation, infection and the complications of general anesthesia each time it is performed.

   TRANS-CERVICAL RESECTION OF THE ENDOMETRIUM ("TCRE")

   This procedure requires the use of a resectoscope which is a hysteroscope adapted to incorporate a heated wire loop. The loop is used to cut away the endometrium. Clear irrigating fluid, usually sorbitol or glycine, is circulated under rapid flow to rinse the uterus of blood and tissue debris that would otherwise obscure vision. During the procedure, myometrial blood vessels can be transected and there is instant access to both the arterial and venous system. Thus, the irrigating fluid is taken up into the bloodstream. The physician must carefully monitor the input and output of the irrigating fluid to ensure that fluid overload ("edema") does not occur. This can result in serious side effects and complications. In addition, the physician must be careful to avoid perforating the uterus and resecting parts of neighboring organs such as the bowel.

   While TCRE is an effective treatment for menorrhagia, it is a procedure which requires a great deal of skill to perform well and many gynecologists are reluctant to undertake the considerable training necessary to perform the procedure. Further, the surgeon needs to continue to do significant numbers of TCRE's in order to maintain skills and to minimize the risk of complications.

   TCRE, in terms of clinical effectiveness, is commonly understood to be the "gold standard" among the surgical intervention procedures that are available for the treatment of menorrhagia. There is a great deal of clinical literature on its effectiveness. Large numbers of patients with many years of long-term follow-up show that TCRE is an extremely effective technique, short of hysterectomy, for curing menorrhagia, notwithstanding the very high degree of skill and practice required to become and remain competent in performing the procedure.

   ROLLER BALL TREATMENT

   Roller Ball Treatment is similar to TCRE but uses a heated rolling ball instead of the cutting loop to destroy the endometrial tissue. It also requires a great deal of skill and has similar risks to TCRE, although it is regarded by many surgeons as a safer technique.

   ENDOMETRIAL LASER ABLATION

   In this procedure, a laser is inserted into the uterus through a hysteroscope and as much of the endometrium as possible is destroyed. Irrigating fluid is also used in the procedure and the same risk of excessive fluid uptake leading to edema, as in the TCRE procedure, applies. This is a time consuming procedure and requires expensive laser equipment and optical fiber delivery systems.

   UTERINE BALLOON THERAPY

   In this procedure, the physician inserts a balloon catheter vaginally through the cervix and into the uterus. The balloon is inflated with sterile fluid, which in turn is heated by an element inside the balloon. The temperature is raised to approximately 87 degrees Celsius and maintained at that temperature for about eight minutes. Thermal ablation of the uterine lining results from intimate contact of the endometrium with the heated balloon.

   Balloons do not conform well with the corners of the uterine cavity and these areas can also be the coolest parts of the balloon. Consequently, residual pockets of endometrial tissue can be left causing continued bleeding and pain. Uterine Balloon Therapy cannot be used with irregular cavities containing sub-mucosal fibroids or polyps because the balloons do not treat or conform well with the irregularities. Thus, 30% or more of the typical population of female patients who seek treatment for menorrhagia are not eligible to be treated with balloon therapy. Thermal balloons are relatively expensive and their long-term effectiveness has yet to be proven.

   HYSTERECTOMY

   By far the most invasive procedure to cure menorrhagia is a hysterectomy, the surgical removal of the uterus. This procedure provides a definitive cure for excessive menstrual bleeding; however, it is a major surgery which requires general anesthesia, several days in the hospital and an average six weeks or more convalescence. In addition to the trauma of the removal of the uterus, it is likely that women undergoing a hysterectomy will require a prolonged course of hormone replacement therapy ("HRT") due to the hormonal imbalance of the body which frequently results from removal of the uterus.

   Hysterectomy is the second most frequently performed female surgical procedure in the United States, and approximately 30% of the over 600,000 hysterectomies performed annually in the United States are performed specifically to cure excessive menstrual bleeding. However, because of the wide range of potential surgical and psychological risks, this operation has become unacceptable to many women.

   COMPARATIVE TREATMENT TIMES

   Based on research conducted by Microsulis PLC, Microsulis believes that the time required to perform the procedures currently on the market is as follows:

       Procedure          Duration of Procedure (in minutes)
       ---------          ----------------------------------
       TCRE                            15-20

       Roller Ball                     20

       Endometrial                     20-35
       Laser Ablation
       Uterine Balloon                 8-10

       Hysterectomy                    30-90

       MEA                             3-5

   Women who undergo a hysterectomy have a convalescence period after the procedure of several days in the hospital and then six to eight weeks at home.

   Based on the aforementioned comparisons, Microsulis believes that the MEA procedure will prove safer and easier to administer than the competing procedures set forth herein for the treatment of menorrhagia. For a comparison of the MEA procedure with alternative procedures currently on the market.

LICENSE AGREEMENT WITH MICROSULIS PLC

   On February 6, 1998, Microsulis entered into a 20-year license agreement with Microsulis PLC, the manufacturer of the MEA system. Pursuant to the license agreement, Microsulis has paid Microsulis PLC a licensing fee of ,750,000 Pounds Sterling. Under this agreement, if Microsulis begins to manufacture the MEA system, it will be required to pay Microsulis PLC royalties, on a quarterly basis, in the amount of 10% of Microsulis's Net Sales Value of the MEA system. Net Sales Value is defined in the license agreement as the invoiced price of the MEA system manufactured and sold by Microsulis to third parties in an arm's-length transaction, or if the sale is not at arm's-length, the value after deducting normal trade discounts.

   Pursuant to the license agreement, Microsulis will market and distribute the MEA system in the United States, Canada and Central and South America. Microsulis also has the right to manufacture the MEA system beginning two years from the date of FDA approval through the expiration of the license agreement. Furthermore, for the term of the license agreement, Microsulis has a right of first refusal to distribute in its exclusive territory any other technology or procedure that is developed by Microsulis PLC related to its patented microwave technology.

Microsulis cannot, without the consent of Microsulis PLC, alter or improve the MEA system. Thus, Microsulis is dependent on Microsulis PLC for making advancements to the MEA system to compete with new technology.

   The license agreement also requires Microsulis to satisfy certain performance standards in order to retain its license. Microsulis must sell a certain amount of complete MEA systems and MEA applicators. Specifically, Microsulis must sell 15 complete systems in 1999, 25 complete systems in 2000, 50 complete systems in 2001 and 100 complete systems in 2002, and thereafter until the expiration of the license agreement. In addition, Microsulis must sell a minimum of 50 MEA applicators in 1999, 125 MEA applicators in 2000, 250 MEA applicators in 2001, and at least 500 MEA applicators each year thereafter until the expiration of the license agreement. After Microsulis begins to manufacture its own MEA system, it must pay Microsulis PLC royalties in the amount of 10% of its net quarterly sales. It is a condition to completion of the merger that Microsulis enter into several amendments to the license agreement.

MICROSULIS PLC

   Microsulis PLC is a United Kingdom registered company specializing in the application of microwave radiation for therapy and diagnostics in the health industry. Microsulis PLC has a development and manufacturing facility at its Waterlooville site in Hampshire, England.

   Microsulis PLC developed the concept of using microwaves to treat menorrhagia in 1993, after discussions with the School of Physics at Bath University and the Medical Physics Department and the Department of Obstetrics and Gynecology at the Royal United Hospital in Bath. Laboratory trials demonstrated that low levels of high-frequency microwaves could be directed into human tissue to achieve localized areas of tissue destruction. These were followed up by highly promising clinical trials at the Royal United Hospital and then by a successful Medical Devices Agency (MDA) clinical investigation at three United Kingdom hospitals.

   Microsulis PLC is investing in research for the advancement of microwave endometrial ablation, further refinement of the MEA system and the development of other new products using microwave technology. In the future, Microsulis plans to have the opportunity to negotiate modifications to its license agreement to obtain access to such new products being developed by Microsulis PLC. There can be no assurances that Microsulis PLC will be successful in developing new products using microwave technology or that Microsulis will be able to license such products from Microsulis PLC and successfully market them.

   In 1996, the Microsulis PLC quality system was approved by SGS Yarsley International Certification Services to ISO 9001 and EN 436001 quality standards recognized by the European community. In 1998, Microsulis PLC was also certified to the new international ISO 13485 standard for medical devices. In order to retain its registration to these quality standards, Microsulis PLC undergoes quality control inspections every six months by SGS Yarsley International Certification Services. The ISO 9001 and ISO 13485 standards are similar in most respects to the Good Manufacturing Practices ("GMP") standard of quality applied in the United States by the FDA. Microsulis PLC is currently in the process of implementing the additional quality requirements to conform with the FDA's GMP requirements. The MEA system and the MEA applicators are CE marked. The MEA system was also granted CSA and UL approvals in 1998.

MARKETING AND DISTRIBUTION

   Microsulis is still in its early stages of development. As such, Microsulis has not established long-term marketing and distribution strategies, although it has entered into a five-year management and exclusive distribution agreement with a Canadian corporation to promote and distribute the MEA system in Canada. On December 30, 1998, Microsulis and its wholly-owned subsidiary, MCAN, entered into a five-year Management and Distribution Agreement with Minogue Medical and its President, Mr. Danny Minogue, who currently serves as the President and a director of MCAN. Under this agreement, Minogue Medical serves as the managing agent and exclusive distributor of the MEA system in Canada. In its role as managing agent, Minogue Medical is responsible for administering the affairs of MCAN, including the preparation of an annual budget, servicing customers, receiving and shipping the MEA system and related products. As the exclusive distributor of the MEA system in Canada, Minogue Medical's responsibilities include developing a marketing strategy to promote the MEA system, hiring all necessary sales and customer service personnel and using its best efforts to expand the customer base in Canada.

   In return for serving as the managing agent and exclusive distributor of the MEA system in Canada, MCAN will pay Minogue Medical a commission on each product sale, including a sale of the MEA system or a sale on a per treatment basis. Minogue Medical will also receive an annual managing agent fee equal to the greater of Canadian $6,000, or (1) a percentage of MCAN's net sales, plus (2) a percentage of MCAN's net income before taxes for net income up to Canadian $500,000, plus (3) a percentage of MCAN's net income before taxes for net income in excess of Canadian $500,000. Furthermore, Microsulis has granted Danny Minogue a stock option to purchase up to 50,000 shares of Microsulis common stock at an exercise price of U.S. $5.00 per share.

   Microsulis has begun to market and distribute the MEA system in Canada, and plans to do the same in Latin America as it awaits FDA approval in the United States. The MEA system is currently being used to treat women in Canada at the Anna Laberge Hospital in Chateauguay, Quebec, at the Dartmouth General Hospital in Dartmouth, Nova Scotia and at the Royal Victoria Hospital in Montreal, Quebec. As Microsulis has done in Canada through its exclusive distributor, Minogue Medical, Microsulis, at least initially, may need to hire independent distributors in certain countries throughout Latin America in order to distribute the MEA system in those targeted markets. Eventually, Microsulis may end all reliance on outside distributors and create its own sales force to distribute its products in its Exclusive Territory.

   Microsulis, through MCAN, has begun marketing the MEA system in Canada with the assistance of Minogue. Microsulis PLC has developed an informational videotape, in both French and English, to distribute to various prominent gynecologists and hospitals in Canada. On May 9, 1998, Microsulis and Microsulis PLC held a symposium on microwave technology and the MEA system in Toronto, Canada to an audience of approximately 50 Canadian gynecologists, at which Microsulis demonstrated the use of the MEA system. On February 13, 1999, MCAN and Microsulis PLC held another symposium on the MEA system via simultaneous video conference in Montreal and Toronto, Canada to an audience of approximately 80 gynecologists. On April 26, 1999, Microsulis PLC and MCAN participated in a symposium in Montreal at the Annual Meeting of the International Society for Gynecologic Endoscopy where they presented on the topic of MEA for the treatment of excessive menstrual bleeding.

   Microsulis plans to market the MEA system in the United States and Latin America through a similar fashion. Microsulis intends to utilize informational videotapes, pamphlets and brochures, symposiums on the MEA system, publications on MEA in respected medical journals and popular women's magazines, press releases, network and local television news, as well as other methods to market the MEA system in its targeted territories.

   Microsulis's overall marketing strategy is designed to promote the safety, effectiveness, efficacy and ease of use of the MEA procedure. Through its marketing strategy, Microsulis hopes to increase the awareness of the female population and the medical communities in the United States, Canada and Latin America of MEA as a better surgical alternative to the other surgical procedures currently on the market for the treatment of excessive menstrual blood loss.

LICENSE, PATENTS AND PROPRIETARY TECHNOLOGY

   Microsulis's success depends in part on its and Microsulis PLC's ability to preserve their trade secrets and proprietary technology. Microsulis PLC currently has patent applications on the MEA applicator pending in the United States and Canada. Further, Microsulis PLC has a registered trademark on the "Microsulis" name in the United States, and has trademark applications pending in Canada on the "Microsulis" name, design and logo. In addition to patents and trademarks, Microsulis relies on trade secrets and proprietary knowledge which it seeks to protect, in part, through proprietary information agreements with employees, consultants and advisors.

   Pursuant to the license agreement, Microsulis PLC must preserve and protect the intellectual property during the term of the license agreement. Microsulis PLC may not cause or permit anything to damage or endanger the intellectual property rights to the detriment of Microsulis during the term of the license agreement. Although Microsulis has this protection pursuant to the license agreement.

GOVERNMENT REGULATION

   The manufacture and distribution of medical devices, including the MEA system, is subject to extensive government regulation by numerous government authorities in the United States, Canada and Latin America. In the United States, the MEA system is regulated as a medical device and subject to the FDA's Premarket Approval ("PMA") requirements. As a result, Microsulis will not be able to commence marketing and commercial sales of the MEA system in the United States unless and until it receives a PMA from the FDA. The first step in the PMA process is the submission to the FDA of an Investigational Device Exemption ("IDE") which includes the results of bench tests and laboratory studies, a complete description of the device and its components and a detailed description of the methods, facilities and controls used for manufacturing, including the method of sterilization and its assurance. Microsulis received IDE approval from the FDA in October 1999 and intends to commence clinical studies to collect safety and efficacy data early in the year 2000. Upon completion of the clinical study under an IDE, Microsulis will submit a PMA application to the FDA to receive approval to market the MEA system in the United States. After completion of the FDA's preliminary review of the PMA submission, the submission is sent to an FDA selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that includes conditions for approval of the PMA. Toward the end of the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that they are in compliance with the applicable GMP requirements. If the FDA evaluation of both the PMA application and the manufacturing facilities is favorable, the FDA will issue an approval letter, which usually contains a number of conditions which must be met in order to secure final approval. If those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA authorizing commercial marketing of the device. The PMA review and approval process is expected to take up to two years or longer to complete from the date of filing.

   Even though the MEA system has been used on over 2,000 women worldwide, Microsulis will need to conduct a multi-center randomized clinical trial in the United States prior to filing for regulatory approval. There can be no assurance as to whether or when Microsulis will complete the required clinical trials, whether safety and efficacy data collected during clinical trials will be sufficient to support a PMA filing or whether Microsulis will receive a PMA for any of its products. In addition, if Microsulis does receive a PMA, there can be no assurance that it will not be for a more limited indication than Microsulis has requested, which could limit the addressable market of the MEA system. In addition, changes in existing regulations or adoption of new government regulation or policies could prevent or delay regulatory approval of the MEA system.

   If a PMA is granted, subsequent modifications to the approved device or manufacturing process may require a supplemental PMA or may require the submission of a new PMA application, which could require substantial additional clinical efficacy data and FDA review. In addition, FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Failure to comply with applicable regulatory requirements, including marketing products for unapproved uses, could result in, among other things, FDA warning letters, fines, injunctions, civil penalties, recall or seizure of the product, total or partial suspension of distribution and production, refusal of the government to grant premarket clearance or premarket approval for the device, withdrawal of approval and criminal prosecution.

   Every company that manufactures or assembles medical devices is required to be registered with the FDA and adhere to applicable FDA regulations regarding GMP and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP and other regulatory requirements will be monitored through periodic inspections by state and federal agencies, including the FDA. Microsulis believes that its manufacturing and quality control procedures will comply with the FDA's GMP regulations. In addition, marketed products are subject to continuing FDA scrutiny for compliance with the FDA requirements relating to promotional activities.

   Distribution of medical devices outside the United States is subject to international regulatory requirements that vary from country to country. The requirements for approval for sale internationally differ from those required for FDA approval. As a result of the reciprocity between medical quality standards in the United Kingdom and Canada, the MEA system meets the medical quality regulatory requirements in Canada, and thus can be distributed in Canada while Microsulis awaits FDA approval in the United States. Microsulis is currently inquiring into regulatory requirements in targeted Latin American countries, but anticipates that the quality controls already in place on the MEA system will comply with the medical requirements in Latin America. However, there can be no assurance that the MEA system will comply with applicable regulatory requirements in Latin America; and, consequently, that Microsulis will be able to successfully market and distribute the MEA system in Latin America.

THIRD-PARTY REIMBURSEMENT

   In the United States, health care providers, such as hospitals and physicians that purchase medical devices for treatment of their patients, generally rely on third-party payors, such as Medicare, Medicaid and private insurance plans, to reimburse all or part of the costs and fees associated with the procedures performed with these devices.

   Microsulis's success will depend upon, among other things, its ability to obtain satisfactory reimbursement from health care payors for the MEA system. Microsulis does not expect that third-party reimbursement will be available, if at all, for use of the MEA system in the United States until FDA approval is received. If FDA approval is received, third-party reimbursement for the MEA system will be dependent upon decisions by Medicare, as well as by individual health maintenance organizations, private insurers and other payors. Microsulis believes the MEA system will be reimbursed in the United States under existing procedure codes for endometrial ablation. However, there can be no assurance that this will occur or that the reimbursement under these codes will be adequate. Given the efforts to control and decrease health care costs in recent years, there can be no assurance that any reimbursement will be sufficient to assure profitability.

   Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country by country basis. Many international markets have government managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government managed systems. Large scale market acceptance of the MEA system will depend on the availability and level of reimbursement in Canada, the United States and Latin America. Obtaining reimbursement approvals can require 12 to 18 months or longer. There can be no assurance that Microsulis will obtain reimbursement approval for the MEA system in Canada, Latin America or the United States within any particular time, for a particular amount, or at all.

   Regardless of the type of reimbursement system, Microsulis believes that physician advocacy of the MEA system will be essential to obtain reimbursement. Availability of reimbursement will depend not only on the clinical efficacy and cost of the MEA procedure, but also on the duration of relief provided by the procedure.

COMPETITION

   At present, Microsulis considers its primary competition to be current therapies for the treatment of excessive menstrual bleeding, including drug therapy, D&C, hysterectomy, TCRE, roller ball, endometrial laser ablation and uterine balloon therapy. The MEA system may compete with other systems manufactured and marketed by companies outside the United States.

   There are many large companies, including Gynecare, Inc., a Johnson & Johnson affiliated company, which manufactures and distributes the Uterine Balloon Therapy system, with greater financial, manufacturing , marketing, distribution and technical resources and clinical experience than Microsulis. Such companies are developing and marketing devices for surgical removal of the uterus, uterine fibroids, the endometrial lining of the uterus and other uterine tissue or non-surgical methods such as drug therapy. Additionally, there are various smaller companies developing alternative methods of treatment of menorrhagia that compete with Microsulis. One such company is BEI Medical Systems Company, Inc., a Nasdaq listed company which manufactures various diagnostic and therapeutic gynecological products. BEI Medical Systems Company recently completed its IDE requirements and is now in the process of submitting a supplement to its FDA application to continue testing its patented HydroThermAblator(R) system ("HTA(R)"). BEI Medical Systems has claimed favorable results from use of the HTA(R) procedure based on the clinical testing that has been conducted. There can be no assurance that these companies will not succeed in developing technologies and products that are more effective than the MEA system or that would render the MEA system obsolete or not competitive. Microsulis will also compete with such companies for sites to conduct clinical trials to obtain FDA approval.

   As a result of the entry of large and small companies into the market, Microsulis expects competition for devices and systems used to treat excessive menstrual bleeding to increase. Microsulis believes that the primary competitive factors in the market for treatment of excessive menstrual bleeding are safety, efficacy, ease of use, reliability and cost-effectiveness. Microsulis believes that the MEA system will be less costly than highly-invasive, traditional surgical procedures and may ultimately replace these procedures in some applications. The MEA system may also enable physicians to perform procedures which are less invasive, with reduced patient trauma and in a shorter period of time. As a result, Microsulis believes that the MEA system competes favorably with respect to safety, efficiency, cost-effectiveness and ease of use when compared with other treatments, although no assurance can be given that it will be able to continue to do so.

EMPLOYEES

   Microsulis currently has one full-time employee, Mr. Marcus E. Finch, and one part-time employee, Dr. Ronald John Addleson. Mr. Finch is the Executive Vice President and Secretary of Microsulis, earning an annual salary of $120,000. Dr. Addleson is the President of Microsulis. He receives no cash compensation for his services as a part-time employee of Microsulis, but has been granted a stock option to purchase up to 50,000 shares of Microsulis common stock at an exercise price of $5.00 per share. Mr. Finch has also been granted a stock option to purchase up to 250,000 shares of Common Stock at an exercise price of $5.00 per share.

PROPERTY

   Microsulis's office is temporarily located at One East Broward Blvd., Suite 100, Ft. Lauderdale, Florida 33301. Although these facilities are adequate for Microsulis's current operating requirements, it is anticipated that Microsulis will lease office space for its executive offices in Miami, Florida.

   Microsulis purchased a condominium in Miami, Florida in March 1999. Microsulis uses the condominium to accommodate officers, directors, shareholders and other guests of Microsulis. Microsulis also intends to set up telephone lines at the condominium to be used, on many occasions, in lieu of the more costly cellular telephone services currently used by Microsulis's officers and directors in order to conduct Microsulis's business.

LEGAL PROCEEDINGS

   Microsulis is not a party to any legal proceeding.



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
               MICROSULIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   Microsulis was formed on January 8, 1998 to market, distribute and potentially manufacture in the United States, Canada and Latin America a medical device known as the Microwave Endometrial Ablation System for the treatment of menorrhaghia, a condition of excessive menstrual blood loss in women. We have the exclusive right to distribute the system in our territory pursuant to a 20-year license agreement with Microsulis PLC, a corporation organized under the laws of the England. On May 22, 1998, we created a wholly-owned subsidiary, Microsulis (Canada), Inc. for the purpose of distributing the system in Canada.

   Since our formation, we have obtained a license to market, distribute and potentially sell the Microwave Endometrial Ablation System in our exclusive territory. We have also developed a marketing strategy for the system and started implementing the strategy in Canada. Our major achievement has been the attainment of FDA approval for our Investigative Device Exemption. We will now commence clinical trials of our system. We expect to submit a Pre-Market Approval Application from the FDA in the fall of 2001. With this approval, we will be able to commence sales of our system in the United States. During the FDA clinical trial period, we intend to increase our efforts to market the system in Canada and to begin marketing efforts in certain countries in Latin America.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 WITH NINE MONTHS ENDED SEPTEMBER 30, 1998 AND WITH THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

REVENUES

   Our revenues have been limited since our inception due to the start up nature of our operations and due to the lack of FDA approval for the use of our product in the United States of America. During the nine-month period ended September 30, 1999, we generated approximately $7,000 of revenues from the initial procedures in Canada using our system. As we increase our marketing efforts in Canada, we expect our revenues to increase from our operations in Canada. No revenues were generated during the nine-month period September 30, 1998. No revenues will be generated in the U.S.A. until we obtain approval from the FDA. We received FDA approval for our Investigation Device Exemption in October 1999. We submitted our clinical trial plan to each site's internal review board. We anticipate initial patient recruitment and enrollment for our clinical trials commencing in January 2000. After we complete our clinical trials and submit the data to the FDA, we expect to submit a Pre-Market Approval Application to the FDA in the spring of 2001. We anticipate receiving FDA approval of our application by the fall of 2001 and will commence sales of our Microwave Endometrial Ablation system at that time.

   No revenues were generated during the period January 8, 1998 (date of inception) through December 31, 1998.

FDA EXPENSES

   FDA expenses consist of primarily of legal fees relating to our FDA application and consulting fees relating to the establishment of our FDA trial sites. FDA expenses increased to approximately $266,000 for the nine months ended September 30, 1999, up $248,000 from approximately $18,000 in the same period in 1998. The increase was primarily due to legal and clinical trial consulting fees. We expect FDA expenses to continue to increase in absolute dollars to support our continued effort to obtain FDA approval for the use of our product in the USA.

   FDA expenses incurred during the period January 8, 1998 (date of inception) through December 31, 1998 was approximated $62,000.

AMORTIZATION OF LICENSING RIGHTS



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   In January 1998, we acquired, for 750,000 British Sterling Pounds, the licensing and future manufacturing rights for our system in the United States, Canada and Latin America. The initial term of the agreement is for 20 years, with one five-year extension available. We compute amortization expense on a straight-line basis over the 20-year term of the agreement. We expect amortization of the rights to approximate $62,000 per year.

PRODUCT DEVELOPMENT COSTS

   Product development costs consist of labor and materials associated with our efforts to improve the Microwave Endometrial Ablation System. Product development costs increased to approximately $168,000 for the nine months ended September 30, 1999. We did not incur any product development costs during the nine months ended September 30, 1998. The increase is primarily due to costs associated with the development of an improved version of our Microwave Endometrial Ablation System. We expect product development costs to be approximately $200,000 for the year 2000.

   We did not incur any product development costs during the period January 8, 1998 (date of inception) through December 31, 1998.

SALARIES

   We incurred $90,000 of salary expense during the nine months ended September 30, 1999. We had no employees during the nine months ended September 30, 1998. We currently have two employees with aggregate annual salaries of $170,000. We expect our salary expense to increase by approximately $50,000 per year due to the hiring of one additional administrative assistant and the increase in salary projected for our executive vice president.

   We incurred approximately $16,000 of salary expense during the period January 8, 1998 (date of inception) through December 31, 1998, as a result of hiring one employee in the fourth quarter of 1998.

TRADE SHOW COSTS

   Trade Show Costs consist of the purchase of an exhibit booth and costs associated with trade show attendance, including breakfast meeting sponsorships and fees and expenses for physician speakers. Trade show costs increased to approximately $141,000 for the nine months ended September 30, 1999, up $88,000 from approximately $54,000 in the same period in 1998. The increase was primarily due to our introduction and exhibition of our system to the annual clinical conferences of the International Society of Gynecological Endoscopists, American Association of Gynecological Laporoscopists and provincial events of the Canadian Society of Obstetricians and Gynecologists. We expect trade show costs to continue to increase in absolute dollars to support our continued effort to obtain market our product in the United States, Canada and Latin America.

   We incurred approximately $54,000 of trade show costs during the period January 8, 1998 (date of inception) through December 31, 1998.

OTHER GENERAL AND ADMINISTRATIVE EXPENSES

   Other general and administrative expenses include advertising, housing, depreciation, insurance, professional, office, training, travel and other miscellaneous expenses. Other general and administrative expenses increased to approximately $321,000 for the nine months ended September 30, 1999, up $154,000 from approximately $167,000 in the same period in 1998. The increase was primarily due to our increase in general corporate activity. We expect these expenses to increase as the general and administrative functions grow to support the overall growth of our business.

   We incurred approximately $235,000 of other general and administrative expenses during the period January 8, 1998 (date of inception) through December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES



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   As of September 30, 1999, December 31, 1998 and September 30, 1998 we had
negative working capital positions of approximately $1,013,000, $455,000 and $358,000, respectively. As of September 30, 1999, our principal source of liquidity consisted of cash of approximately $47,000 and accounts receivable of approximately $11,000. Since our inception in January 1998 through September 30, 1999, we have financed our activity and our losses ($1,533,754) primarily through the issuance of our common stock in private placement transactions. We received net proceeds from these issuances of approximately $2,093,000, of which approximately $832,000 was received in 1999 and approximately $1,260,000 was received in 1998. These funds were primarily used for our purchase of the licensing and future manufacturing rights for the Microwave Endometrial Ablation System in the United States, Canada and Latin America for approximately $1,236,000 ($824,000 was paid in 1998 and the remaining balance of $416,000 was paid in 1999), the purchase of approximately $401,000 of equipment and property in 1999 and approximately $63,000 of equipment in 1998, and for general working capital purposes.

   In 1999, we received proceeds, and issued a corresponding note payable to a related party, in the amount of $301,288. The funds were used for general working capital purposes.

   In June 1999, we obtained a $60,000 revolving line of credit with a financial institution. The line of credit agreement expires in July 2002, and borrowings are collateralized by the Company's condominium. At September 30, 1999, approximately $42,000 was due under the line of credit agreement. These borrowings were used for general working capital purposes.

   In addition to the aforementioned, we have also partially financed our activity and our losses through the increase in our other payables and accruals to approximately $764,00 as of September 30, 1999 (approximately $123,000 as of December 31, 1998 and approximately $103,000 as of September 30, 1998).

   In order to fund our anticipated capital needs for the next 12 months, we will require at least $3 million for marketing expenses associated with the development of the Canadian market, FDA trial site expenses, future equipment purchases and the commencement of our efforts to develop the Latin American market. We intend to raise this capital through arrangements with third parties or a merger with another corporate entity, such as AccuMed, equity or debt financings, or from other sources including the proceeds from product sales in Canada, if any. There is no assurance that we will be successful in consummating any such arrangements. If adequate funds are not available, we may be required to significantly curtail or suspend our planned operations.

   On November 16, 1999, we entered into a merger agreement with AccuMed. The merger agreement may be terminated under defined circumstances. We may be required to pay a significant fee to AccuMed if we terminate the agreement and complete a deal with another party. Under the merger agreement, we were advanced $588,000, which we used to purchase additional Microwave Endometrial Ablation Systems for our FDA clinical trials. The advance is collateralized by the Company's equipment. In December, we repaid AccuMed $188,000 with the proceeds of the private sale of 106,000 shares of our comment stock. The balance of the proceeds from that private sale ($413,000) was used to reduce certain payables and will be used for the purchase of additional Microwave Endometrial Systems and general corporate purposes.



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
           DESCRIPTION OF ACCUMED WARRANTS TO BE ISSUED IN THE MERGER

   The form of warrant agreement and warrant certificate are attached as Appendix B to this proxy statement-prospectus. We encourage you to read it in its entirety.

   AccuMed will issue warrants to purchase a total of 2,764,646 shares of AccuMed common stock. Each warrant entitles the holder to purchase one share of AccuMed common stock at an exercise price of $6.75 per share, subject to adjustment. The warrants will be immediately fully exercisable from the effective time of the merger and expire on the fifth anniversary of completion of the merger.

   ADJUSTMENT TO EXERCISE PRICE. The exercise price of the warrants will be adjusted in the event of a stock dividend, subdivision or combination of stock, and issuances of stock or warrants or convertible securities for less than the current market value. Fair market value is calculated as the average of the closing bid prices for the 20 consecutive trading days prior to the stock issuance. The exercise price in effect immediately prior to transaction will be changed to a price determined by multiplying the exercise price by a fraction, the numerator of which will be the sum of the number of shares of AccuMed common stock outstanding immediately prior to the transaction and the number of shares of AccuMed common stock which the aggregate consideration received for the issuance of such additional shares in the transaction would purchase at the current market price per share of AccuMed common stock, and the denominator of which will be the sum of the number of shares of AccuMed common stock outstanding immediately after the transaction. The total number of shares of AccuMed common stock purchasable upon the exercise of each warrant will be the number of shares purchasable at the exercise price immediately prior to the adjustment multiplied by a fraction, the numerator of which will be the exercise price in effect immediately prior to the adjustment and the denominator of which will be the exercise price in effect immediately after the adjustment.

   In case of a reclassification, capital reorganization, merger or consolidation in which AccuMed is not the continuing corporation or which results in a change in outstanding shares of AccuMed common stock, or sale of substantially all assets, AccuMed will cause provision to be made so that each holder of a warrant will have the right by exercising its warrant to purchase the kind and number of shares of stock or other securities or cash or other property receivable in the transaction by a holder of the number of shares of AccuMed common stock issuable upon exercise of the warrant immediately prior to the transaction.

   REDEMPTION. If the AccuMed common stock trades above $13.50 per share for at least 20 consecutive trading days, AccuMed may elect to redeem all of the outstanding warrants at $0.25 per share. AccuMed must send a redemption notice to each registered holder of warrants within 15 days following this 20-day trading period. The notice will specify the redemption date not less than 30 days following the date on which the notice is mailed to holders. The notice will advise holders that their warrants will terminate at 5:00 p.m. New York time on the business day immediately preceding the redemption date. On and after the redemption date, holders of warrants will have no further rights except to receive payment of $0.25 per warrant upon surrender of the warrant certificate.

   REGISTRATION RIGHTS. From the effective time of the merger until the tenth anniversary of completion of the merger, holders of at least 50% of the aggregate number of shares of AccuMed common stock issued and issuable upon exercise of the warrants may require AccuMed to register the resale of these shares under the Securities Act. AccuMed will then send a notice to all other registered holders of warrants advising them of their right to have included in the registration statement the shares issued or issuable to them upon exercise of warrants. AccuMed will include any in the registration statement the shares of each Any holder who responds within 30 days following delivery of this notice.

   Prior to the time that all shares issued or issuable upon exercise of the warrants, if AccuMed determines to offer its securities on a registration statement other than in a business combination or pursuant to stock options, AccuMed will send a notice to the registered holders of warrants. If holders of at least 50% of the aggregate number of shares of AccuMed common stock issued and issuable upon exercise of the warrants notify AccuMed within 20 days following receipt of the notice, their shares of AccuMed common stock issued or issuable upon exercise of their warrants will be included in the registration.

   If the shares of AccuMed common stock are included in a registration statement providing for an



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underwritten offering by AccuMed, the underwriters may reduce the number of shares to be included for sale by holders of warrants and require the holder not to sell the exclude shares for up to 180 days.

   AccuMed will bear the expenses of registration.

   MODIFICATION. Terms of the warrants my be modified with the agreement of AccuMed and holders of at least 50% of the warrants then outstanding. However, no change in the number or nature of securities purchasable, exercise price or expiration date can be made without written consent of the holder.



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                      DESCRIPTION OF ACCUMED CAPITAL STOCK

   AccuMed's authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

ACCUMED COMMON STOCK

   As of December 17, 1999, there were 5,491,901 shares of AccuMed common stock outstanding held of record by 311 persons. Outstanding preferred stock was then convertible into 629,620 shares of AccuMed common stock. An outstanding promissory note was then convertible into approximately 250,000 shares of AccuMed common stock. Exercisable stock options and warrants to purchase an aggregate of 2,905,221 shares of AccuMed common stock were also outstanding.

   AccuMed common stockholders are entitled to one vote per share on all matters to be voted upon by AccuMed common stockholders. AccuMed stockholders may not cumulate votes for the election of directors.

   AccuMed common stockholders are entitled to receive ratably any dividends as may be declared from time to time by the AccuMed board of directors out of funds legally available for dividend payments, subject to dividend preferences of any holders of preferred stock. In the event of liquidation or dissolution of AccuMed, its common stockholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any preferred stock. AccuMed common stockholders do not have any preemptive or conversion rights or other subscription rights. Neither redemption nor sinking fund provisions apply to AccuMed common stock.

   All outstanding shares of AccuMed common stock are fully paid and non-assessable.

ACCUMED PREFERRED STOCK

   AUTHORIZATION TO ISSUE ADDITIONAL PREFERRED STOCK

   AccuMed's board of directors may issue up to 5,000,000 total shares of preferred stock, including the series A preferred currently outstanding, in one or more series and, subject to Delaware corporate law, may:

   *  fix the number of shares and designation of any series;

   *  fix its preferences, limitations, rights qualifications and restrictions;
      and

   *  determine the voting power of any such series.

   Although AccuMed presently does not intend to do so, our board may issue additional preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of AccuMed common stockholders without stockholder approval. For example, the issuance of additional preferred stock could further decrease the amount assets available for distribution to common stockholders and delay or prevent a change in control of AccuMed.

   SERIES A CONVERTIBLE PREFERRED STOCK

   At December 17, 1999, there were 944,383 shares of Series A Convertible Preferred Stock outstanding. Each share is convertible into 0.67 shares of AccuMed common stock at the election of the holder without payment of any additional consideration.

   Liquidation Preference. If AccuMed were to liquidate, each holder of Series A preferred stock will be entitled to receive an amount equal to the stated value of its shares. The Series A liquidation preference must be satisfied in full before any payment may be made on the AccuMed common stock or other stock ranking junior to the Series A preferred. The liquidation preference and stated value of Series A preferred stock is $4.50 per share. The aggregate liquidation preference and stated value of the Series A preferred stock is $4,249,735.



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   Voting Rights. The holders of Series A preferred are entitled to the following voting rights, in addition to any voting rights which may be required under Delaware law. AccuMed may not take any of the following actions with the affirmative vote of a majority of the outstanding Series A preferred shares:

   * issue any shares of preferred stock senior as to liquidation and/or dividend;

   *  change the rights of the Series A preferred as to adversely affect it; and

   *  incur some forms of debt.

CERTAIN PROVISIONS OF DELAWARE LAW

   As a Delaware corporation, AccuMed is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statue prohibits a publicly traded Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the transaction is approved in the prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior did own, 15% or more of the corporation's voting stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

   Special Meetings. AccuMed's bylaws provide that special meetings of stockholders may be called only by the chairman of the board, the president or the secretary at the request in writing of a majority of the board of directors. This provision may make it more difficult for stockholders to take action opposed by the board.

   Indemnification of Directors and Officers. AccuMed's certificate of incorporation provides a right to indemnification to the fullest extent permitted by law for expenses, attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an officer or director arising from a threatened, pending or completed proceeding, other than an action by or in the right of AccuMed, by reason of the fact that the officer or director is or was an officer or director or was serving at the request of AccuMed as an officer, director, employee or agent of another corporation or other enterprise. This indemnification is available if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AccuMed.

   Similar indemnification is provided to officers and directors in proceedings brought by or in the right of AccuMed, except if the person is adjudged to be liable in respect of a claim, issue or matter, unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity.

LIMITATION OF LIABILITY

   AccuMed's certificate of incorporation provides that no director will be personally libel to AccuMed or its stockholder for monetary damages for a breach of fiduciary duty as a director, except for liability:

   * any breach of the director's duty of loyalty to AccuMed or its stockholders;

   * acts or omissions not in good faith or which involve intentional misconduct or a knowing volition of law;

   * for the payment of unlawful dividends and other actions prohibited by Delaware corporate law; and

   * for any transaction resulting in receipt by the director of an improper personal benefit.

TRANSFER AGENT

   The transfer agent for the AccuMed common stock is First Chicago Trust Company of New York, a division of Equserve.



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
                     DESCRIPTION OF MICROSULIS COMMON STOCK

   At December 17, 1999 there were 5,529,292 shares of Microsulis common stock issued and outstanding. The holders of the Microsulis common stock are entitled to one non-cumulative vote per share, either in person or by proxy, on all matters that may be voted upon by the shareholders at shareholder meetings. The holders of Microsulis common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of Microsulis, the holders of Microsulis common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Microsulis common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Microsulis common stock. All outstanding shares of Microsulis common stock are fully paid and are non-assessable.

   The holders of the shares of Microsulis common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors of Microsulis if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of Microsulis's directors.

DIVIDEND POLICY

   Holders of Microsulis common stock are entitled to cash dividends when, as and if declared by Microsulis' board of directors out of funds that are legally available for dividends. Microsulis has not paid dividends in the past and does not anticipate paying dividends in the foreseeable future. Microsulis intends to retain earnings, if any, to finance the development and expansion of the business. Any future dividend policy will be subject to the discretion of the Microsulis board of directors and will be contingent upon Microsulis's earnings, if any, Microsulis's financial condition, capital requirements, general business conditions and such other factors as the board of directors deems relevant. Future dividends may also be subject to covenants contained in loan agreements or other financing documents. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.



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

                       COMPARISON OF RIGHTS OF HOLDERS OF
                       ACCUMED AND MICROSULIS COMMON STOCK

   The total number of authorized shares of capital stock of AccuMed is 55,000,000 shares, consisting of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The authorized capital stock of Microsulis is 40,000,000 shares of common stock, par value $0.001 per share.

   AccuMed is incorporated in the state of Delaware and Microsulis is incorporated in the state of Florida. Because Microsulis stockholders will hold AccuMed common stock rather than Microsulis common stock following the merger, their rights as stockholders will be governed by Delaware law. Their rights will also be governed by AccuMed's certificate of incorporation and bylaws, rather than the Microsulis articles of incorporation and bylaws.

VOTING RIGHTS

   AccuMed common stockholders are entitled to one vote per share on all matters to be voted upon by AccuMed common stockholders. Under Delaware law cumulative voting in the election of directors is allowed but is not mandatory. AccuMed's certificate of incorporation and bylaws do not permit cumulative voting. Under cumulative voting, each share of stock normally entitled to one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all its votes for a single candidate or may allocate them among as many candidates as the stockholder may choose.

   Each share of Microsulis common stock entitles the holder to one vote on each matter presented to shareholders for vote. Except as requited by Florida law, the holders of Microsulis common stock note together as a single class. Microsulis bylaws provided that the presence, in person or by proxy, of the holders of a majority of the shares entitled to be cast by the shareholders entitled to vote shall constitute a quorum for the transaction of business.

POWER TO CALL SPECIAL MEETING OF STOCKHOLDERS

   Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The AccuMed bylaws provide that a special meeting may be called only by the chairman of the board, the president or the secretary at the request in writing of a majority of the board of directors.

   Microsulis' bylaws provided that a special meeting of shareholders may be called at any time by the President of the Microsulis Board, and shall be called by the President of Microsulis upon the written request of the holders of not less that 10% of the Microsulis voting stock.

STOCKHOLDER ACTION WITHOUT A MEETING

   Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is singed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted.

AccuMed's bylaws permit stockholders to vote by written consent.

   Under Florida law, unless otherwise provided in the articles of incorporation, action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take action at a meeting at which all shares entitled to vote were present and voted. Microsulis stockholders may vote by written consent.

SIZE OF BOARD OF DIRECTORS



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
   Under Delaware law, the number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors. AccuMed's certificate of incorporation does not specify the number of directors. AccuMed's bylaws permit the board to set the exact number of directors within a range of seven to nine persons. AccuMed's board presently consists of seven directorships, two of which are vacant. AccuMed's stockholders will vote at the special meeting to elect seven directors to serve until the next annual meeting of stockholders.

   Microsulis' bylaws provide that the Microsulis Board shall consist of not less than one and not more than ten directors elected to a one-year term at each annual meeting of shareholders. The number of directors shall be determined from time to time by resolution of the Microsulis Board. The Microsulis Board is currently comprised of four directors. Shareholders of Microsulis do not have cumulative voting rights.

CLASSIFICATION OF BOARD OF DIRECTORS

   A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The AccuMed certificate of incorporation and bylaws do not provide for a classified board.

   Under Florida law, the articles of incorporation or bylaws of a corporation may provide for directors to be divided into one, two or three classes, serving staggered terms. The Microsulis articles of incorporation and bylaws do not provide for a staggered terms for directors.

REMOVAL OF DIRECTORS

   Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. AccuMed's certificate and bylaws do not provide for a classified board of directors or cumulative voting. As a result, any director of AccuMed or the entire board of directors may be removed with or without cause by the approval of a majority of the outstanding shares entitled to vote at an election of directors.

   The Microsulis charter provides that directors may only be removed for cause within one year of the event constituting cause by the affirmative vote of (1) the holders of at least a majority of the them outstanding shares of Microsulis voting stock, or (2) at least a majority of the total number of directors. The Microsulis charter provides that "cause" for removal exists, except as may be provided by law, only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to Microsulis in a matter of substantial importance to Microsulis and such adjudication is no longer subject to direct appeal.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

   Any vacancies or any newly created directorships on AccuMed's board resulting from any increase in the number of authorized directors may be filled by a majority of the reaming members of the board of directors or by a sole remaining director. If the remaining members of the board who fill a vacancy or newly created directorship are less than a majority of the board, as constituted immediately prior to the increase, any AccuMed stockholder holding at least ten percent of the outstanding shares of AccuMed entitled to vote may request that the Delaware Court of Chancery order an election to fill the vacancy or newly created directorship or to replace the directors chosen by the remaining board members to fill the vacancy or newly created directorship.

   The Microsulis bylaws provide that any vacancies on the Microsulis board resulting from death, resignation, retirement, removal or otherwise may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum of the Microsulis Board, or by the affirmative note of the holder of at least a majority of the shares present and entitled to note at any meeting held during the existence of such vacancy, provided the filling of such vacancy is included in Microsulis proxy material for the meeting. The



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
Microsulis bylaws provide that newly created directorships resulting form any increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office. Such directors will serve until the next annual meeting of shareholders and until his successor shall have been elected and qualified, or his death, resignation or removal.

LIMITATION OF LIABILITY OF DIRECTORS; INDEMNIFICATION

   AccuMed's certificate of incorporation eliminates the liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extend permissible under Delaware law. Under Delaware law, we may not limit or eliminate director monetary liability for:

   *  Breaches of the director's duty of loyalty to AccuMed or its stockholders;

   * Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

   * The payment of unlawful dividends or unlawful stock repurchase or redemptions; or

   *  Transactions in which the director received an improper benefit.

   Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, claim, issue or matter on the merits or otherwise.

   Under Delaware law, expenses incurred by an officer or director in defending any action may be paid in advance if the director or officer undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporations;s purchase of indemnity insurance for the benefit of its directors, officers, employees and agents regardless of whether the corporation would have the power to indemnify against the liability covered by the policy.

   Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. Delaware law does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy.

   Neither Microsulis' articles of incorporation nor bylaws contains a provision that limits a director's liability. Florida law provides that a director is not personally liable nor monetary damages to the corporation or any other person unless (1) the director breached or failed to perform his duties as director, and (ii) the director's breach of, or failure to perform, those duties constitutes: (a) a criminal violation; (b) a transaction resulting in the derivation by such person of an improper personal benefit; (c) a circumstance under which such person is liable for unlawful distributions; (d) conscious disregard of the best interest of the corporation, or willful misconduct; or (e) recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

BUSINESS COMBINATIONS/MERGER

   AccuMed is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. This provision prohibits a Delaware corporation from engaging in a business combination with an interested stockholder, as defined below, for three years following the date on which the person or entity becomes an interested stockholder. With some exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an options, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only. The three-year moratorium imposed by Section 203 on business combinations does not apply if one or more of the following applies:

   * Prior to the date on which the person becomes an interested stockholder, the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

   * Upon completion of the transaction that made the person an interested stockholder, the person owns at least 85% of the corporations voting stock outstanding, excluding shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer; or

   * On or after the date the person becomes an interested stockholder, the board of directors approves the business combination and it is also approved at a stockholder meeting by two-thirds of the outstanding voting stock not owned by the interested stockholder.

   FBCA Anti-Takeover Statute. Florida Business Corporation Act (FBCA) Section 607.0901, in general, requires an "affiliated transaction" with an "interested shareholder" to be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, unless: (1) the affiliated transaction has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date; (3) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least 5 years preceding the announcement date; (4) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (5) the corporation is an investment company registered under the Investment Company Act of 1940; or (6) in the affiliated transactions, consideration shall be paid to the holders of each class or series of voting shares and certain conditions are met, as set forth in Section 607.0901 (4) (f).

   The term "affiliated transaction" is defined to include, among other transactions between the interested shareholder or any affiliate or associate of the interested shareholder of the corporation or any director or indirect majority-owned subsidiary thereof:

(1)  any merger or consolidation;

(2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transaction, of assets having:

      (a) an aggregate fair market value equal to 5% or more of the aggregate fair market value of all assets, determined on a consolidated basis, of the corporation;

      (b) an aggregate fair market value equal to 5% or more of the aggregate fair market value of all the outstanding shares of the corporation; or

      (c) 5% or more of the earning power or net income, determined on a consolidated basis, of the corporation;

(3) the issuance of the transfer by the corporation or any subsidiary of the corporation of any shares of the corporation or any subsidiary of the corporation, which have an aggregate fair market value equal to 5% or more of the aggregate fair market value of all the outstanding shares of the corporation to the interested shareholders of the corporation;

(4) the offered, or a divided or distribution paid or made, pro rata to all shareholders of the corporation;

(5) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or with the interested shareholder or any affiliate or associate of the interested share holder;



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
(6) certain transactions that would increase the interested shareholder's proportionate share ownership of the outstanding voting share of the corporation or such subsidiary by more than 5%; or

(7) any receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the corporation), of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation. An "interested shareholder" or a corporation is defined, subject to certain exceptions, as any person who is the beneficial owner or mote that 10% of the outstanding shares of the corporation. An "affiliate" is defined as a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person. The term "associate" means any entity, other than the corporation or any of its subsidiaries, of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting shares; any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is an officer or director of the corporation or any of its affiliates. A person is deemed to be a "beneficial owner" of voting shares as to which such person and such person's affiliates and associates, individually or in the voting of the voting shares; (ii) investment power, which included the power to dispose of or to direct the disposition of the voting shares; or (iii) the right to acquire the voting power or investment power, whether or understanding, upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; however, in no case shall a director of the corporation be deemed to be the beneficial owner of voting shares beneficially owned by another director of the corporation solely by reason of actions undertaken by such persons in their capacity as directors of the corporation.

   Section 607.00901 does not apply to a Florida corporation which has, through its original articles of incorporation, expressly elected not to be governed by
Section 607.0901 or "opted out" of coverage under Section 607.0901 by amending its articles of incorporation or bylaws to that effect in accordance with
Section 607.0901. Section 607.0901 also does not apply to any affiliated transaction of the corporation with an interested shareholder which became an interested shareholder inadvertently, if such interested shareholder, as soon as practicable, divests itself of a sufficient amount of the voting shares of the, and would not at any time within the five-year period preceding the announcement date with respect to such affiliated transaction have been an interested shareholder but for such inadvertent acquisition. Any corporation that elected not to be governed by Section 607.0901, either through a provision in its original articles of incorporation or through an amendment to its articles of incorporation or bylaws may elect to be bound by Section 607.0901 by adopting an amendment to its articles of incorporation by bylaws that repeals the original article or the amendment.

     Section 607.0901 of the FBCA automatically applies to Microsulis, since neither the Microsulis articles of incorporation nor bylaws contains any provision "opting out" of the application of FBCA Section 607.0901. As a result, the provisions of Section 607.0901 apply to transactions between Microsulis and any of its respective "interested shareholders."

DISSENTERS' RIGHTS OF APPRAISAL

   DELAWARE. Under Delaware law, a stockholder of a corporation participating in specified major corporate transactions may, under varying circumstances, be entitled to dissenters' rights of appraisal pursuant to which the stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder in lieu of the consideration the stockholder would otherwise receive in the transaction. Fair market value is as determined by a court or by agreement of the corporation and the stockholder. Fair market value is exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

Appraisal rights are not available in the following situations:

   * With respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

   * With respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if the stockholders receive only shares of the surviving corporation or shares of any other corporation that re either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of that corporation; or

   * To stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

   FLORIDA. Stockholders have rights of appraisal upon consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and ordinary course of business, if the stockholder is entitled to vote on the sale or exchange pursuant to the Florida Business Corporation Act, including a sale in dissolution but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the stockholders within one year after the date of sale. There are no dissenters' rights, unless a corporation's articles of incorporation provide otherwise, upon a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares which, on the record date, were either registered on a national securities exchange or designtaed as a national market system security on an interdealer quotation system by the NASD, or held of record by not fewer than 2,000 stockholders.

INSPECTION OF STOCKHOLDER LIST

        Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to the person's interests as a stockholder. Delaware law also provides inspection rights as to a list of stockholders entitled to vote at a meeting within a ten-day period preceding a stockholders' meeting for any purpose germane to the meeting.

        Florida law allows any stockholder to inspect and copy certain records of the corporation, including stockholder lists, accounting records and excerpts from minutes of the board of directors. In order to inspect these records, however, among other requirements, the stockholder must give the corporation at least five days prior written notice of demand for inspection and the demand for inspection must be made in good faith and for a proper purpose.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

        Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding and entitled to vote, unless a higher vote is required by the corporation's certificate of incorporation. AccuMed's certificate of incorporation does not require a higher vote to amend our certificate of incorporation.

        Sections 607.1002 provides that the Board may adopt certain amendments to the articles of incorporation without shareholder approval. However, Section
607.1003 provides certain amendments to the Microsulis articles of incorporation with shareholder approval.

AMENDMENT OF BYLAWS

        Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer upon the board of directors power to adopt, amend or repeal bylaws. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power. AccuMed's board of directors is authorized by the certificate of incorporation and bylaws adopt, amend or repeal bylaws.

        The Microsulis bylaws provide that they may be repealed, altered or amended by the affirmative note of a majority of the Microsulis board to the full extent permitted by law or by the affirmative note of a majority of the holders of outstanding Microsulis voting stock present in person or by proxy at any meeting of the shareholders called for that purpose.

            ADDITIONAL MATTERS TO BE VOTED ON BY ACCUMED STOCKHOLDERS

AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE ACCUMED'S NAME


       AccuMed's Board has proposed an amendment to Article I of AccuMed's Certificate of Incorporation to change the company's name from "AccuMed International, Inc." to "Microsulis Medical Corporation." AccuMed has reserved the new name with the Delaware Secretary of State and the Illinois Secretary of State. Amendment of the Certificate of Incorporation is subject to the affirmative approval by holders of a majority of the shares of AccuMed common stock outstanding on the record date.

       The merger agreement requires AccuMed to seek stockholder approval of the name change. If the merger is completed, Microsulis Corporation will become a wholly-owned subsidiary of AccuMed. AccuMed's board of directors believes that the name change will more closely identify the business of the combined entities following the merger, and strengthen identification of the Microsulis product line as a major focus of the companies' combined business following the merger.

       If the merger is completed and the name change is approved by stockholders, AccuMed will file the Amendment with the Delaware Secretary of State to effect the name change. If the merger is not completed for any reason, the AccuMed will not effect the name change. The name change The text of the Amendment is set forth on Appendix C to this proxy statement-prospectus.

       ACCUMED'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE ACCUMED'S NAME.

ELECTION OF DIRECTORS

        Each of the seven nominees named below has consented to be named in this proxy statement-prospectus and has consented to serve as a director, if so elected. AccuMed has no reason to believe that any of the nominees will not be available to serve; if, however, any nominee should for any reason become unable or unwilling to serve, the shares represented by proxies received by AccuMed, unless otherwise directed, will be voted for the election of another person as AccuMed's board of directors may recommend, in place of the unavailable nominee.

        ACCUMED'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

DIRECTOR NOMINEES

        The and director nominees and their ages are as follows:

NAME                         AGE               POSITION
----                         ---               --------
Paul F. Lavallee..........   59         Chairman of the Board and Chief Executive Officer

Mark Banister.............   36         Director

Robert L. Priddy..........   53         Director

Paul Barrett..............   54         Nominee

Lesile J. Croland, Esq....   49         Nominee

Marcus E. Finch ..........   39

David Warner .............   47         Nominee

   MR. BANISTER. Mr. Banister has been a director of AccuMed since April 1, 1998. Mr. Banister has been an independent management consultant and investment advisor specializing in identifying investment opportunities in the smaller and medium company sector and assisting those companies with their development since January 1993. Since 1993, he has been a director of Verex Laboratories Inc., a pharmaceutical development company based in Denver. Mr Banister previously held senior positions at Bisgood Bishop Ltd. and Morgan Stanley International in London, England.

   MR. BARRETT. Mr. Barrett is Chairman of the Board of Microsulis Plc and a Director and Vice President of SmithKline Beecham International. He is also Chairman of The Tropical Africa Advisory Group (TAAG) at the British department of Trade and Industry, Chairman of Medreich Plc, Chairman of Groupement de Production Pharmaceutique, Neuilly, France, and a Director of Laboratoire Pharmaceutique Algerien in Algiers. He is a graduate of Durham University in the UK and in 1993 was awarded the Order of the British Empire (O.B.E.) by Her Majesty Queen Elizabeth II, for his services to export.

   MR. CROLAND. Mr. Croland served as President and Secretary of Microsulis from its inception until December 31, 1998. He has served as a director of Microsulis since its inception in January 1998. Mr. Croland is an attorney who has been practicing law since November 1978. In January 1999, Mr. Croland joined the law firm of Steel Hector & Davis LLP as a partner. From January 1989 to December 1998, Mr. Croland was a shareholder and a director of the law firm Lucio, Mandler, Croland, Bronstein, Garbett, Stiphany & Martinez, P.A. Mr. Croland obtained a Bachelor of Arts Degree at Williams College, a Juris Doctorate Degree at Cleveland State University College of Law and a Masters Degree in Securities Regulations at Georgetown University Law Center.

   MR. FINCH. Mr. Finch serves as Executive Vice President, Secretary and a director of Microsulis. Prior to joining Microsulis in November 1998, Mr. Finch acted as a business development consultant for biotechnology companies, a position he held since July 1997. From January 1991 through June 1997, Mr. Finch served as Vice President of Business Development of Healthdyne Maternity Management, where he directed the screening, identification and implementation of new business opportunities for the home obstetrical care industry. Prior to his position as Vice President of Business Development at Healthdyne, Mr. Finch served Healthdyne in the capacities of director of business development, new products manager and engineering manager during the period of September 1983 through January 1991. Mr. Finch obtained a Masters in Business Administration in Marketing and a Masters in Business Administration in Finance at Georgia State University and a Bachelor of Science in Mechanical Engineering at the University of California at Davis.

   MR. LAVALLEE. Mr. Lavallee has been a member of the Board since December 1995 and has been Chairman of the Board and Chief Executive Officer of AccuMed since January 30, 1998. From January 30, 1998 through March 2, 1999 he also served as President of AccuMed. Since 1995, he has been Chairman of the Board of Biorthex, Inc., a venture capital backed start-up firm specializing in surgical and non-surgical orthopedics located in Montreal. From January 1996 until January 1997, Mr. Lavallee served as a consultant to Sigmedics, Inc., a biomedical company. From 1989 until December 1995, Mr. Lavallee served as Chairman, President and Chief Executive Officer of Sigmedics, Inc. Mr. Lavallee has a Bachelor of Science degree in Biology from Bates College and a Masters in Business Administration from the University of Chicago.

   MR. PRIDDY. Mr. Priddy has been a director of AccuMed since May 1997. Mr. Priddy has been Chairman of the Board and Chief Executive Officer of ValuJet, Inc., since its inception in October 1995. He was one of the founding partners of ValuJet Airlines, a wholly owned subsidiary of ValuJet, Inc., and served as Chairman of its Board and its Chief Executive Officer from July 1992 until November 1996. From July 1991 until January 1993, Mr Priddy served as President of Florida Gulf Airlines. From January 1988 to November 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., for which he also served as a director from November 1987 to November 1991. From 1979 to 1987, Mr. Priddy served as Vice President and Chief Financial Officer of Atlantic Southeast Airlines, Inc., which he also served as a director from 1981 to 1987. Mr. Priddy has a B.A. degree in economics from Tulane University. Mr. Priddy is also a member of the Board of Directors of Datalink, Inc., Lukens Medical Corporation, Commonwealth Associates and AirTran Holdings, Inc.

   MR. WARNER. Mr. Warner is a independent investment and management consultant with international interests. He has considerable knowledge of export markets and for the previous 25 years has been active in

Europe, the U.S., Africa and Asia. He is a Director of Microsulis Plc in the United Kingdom and a Fellow of the Institute of Directors.

ARRANGEMENTS FOR NOMINATION AS DIRECTOR

     Pursuant to the merger agreement, AccuMed and Microsulis have agreed to submit the following slate of nominees for election as director. Messrs. Lavallee, Banister and Priddy, who are current directors of AccuMed, were nominated by AccuMed's Board of Directors. See "Information about AccuMed" beginning at "--Director Nominees and Executive Officers" for information regarding AccuMed's board of directors and executive compensation.

   Messrs. Barrett, Croland, Finch, and Warner were nominated by Gillian Fraser, who is deemed the beneficial owner of 90.7% of the shares of Microsulis common stock.

                     ACCUMED SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK

        The table below sets forth certain information as of December 17, 1999 with respect to the beneficial ownership of AccuMed common stock by (1) each person known by AccuMed to be the beneficial owner of more than 5% of the outstanding shares of AccuMed common stock; (2) each current director and director nominee; (3) the executive officers named in the Summary Compensation Table, and (4) current executive officers and directors as a group. On the December 17, 1999, there were 5,491,901 shares of AccuMed common stock outstanding.

        Unless otherwise noted, AccuMed believes that all persons named in the table have sole voting and investment power with respect to all shares of AccuMed common stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired by the person currently or within 60 days December 17, 1999 upon the exercise of warrants or options or the conversion of convertible preferred stock. Each beneficial owner's percentage ownership is determined by including shares, underlying options or warrants which are exercisable or preferred stock which is convertible by the person currently, or within 60 days following December 17, 1999, and excluding shares underlying options, warrants and convertible preferred stock held by any other person.

Name and Address                                       Number of Shares          Percent of Shares
of Beneficial Owner                                    Beneficially Owned        Beneficially Owned
-------------                                          ------------------        ------------------
Bellingham Capital Industries ......................       1,333,334(1)                21.6%
   P.O. Box 323
   St. Helier Jersey, Chan. Islands

Robert L. Priddy ...................................       1,342,255(2)                21.1%
    c/o AccuMed International, Inc.
    920 N. Franklin St., Ste. 402
    Chicago, IL 60610

Michael Falk .......................................         629,575(3)                10.6%
    c/o Commonwealth Associates
    830 Third Avenue
    New York, NY 10022

 Commonwealth Associates ...........................         421,106(4)                 7.3%
    830 Third Avenue
    New York, NY 10022

Edmund Shea ........................................         307,556(5)                 5.5%
   655 Brea Canyon Rd
   Walnut, CA 91789

Paul F. Lavallee ...................................         253,000(6)                 4.6%

Mark Banister ......................................           6,667(8)                 (*)

Paul Barrett .......................................               0                      0%

Lesile J. Croland, Esq..............................               0                      0%

Marcus E. Finch  ...................................          11,000                    (*)

David Warner  ......................................               0                      0%

Peter P. Gombrich ..................................         139,194                    2.5%

Leonard R. Prange ..................................           7,299                    (*)

Norman J. Pressman .................................          44,166(7)                 (*)

Jack H. Halperin ...................................          19,276(9)                 (*)

Leonard Schiller ...................................          35,360(10)                (*)

Joyce L. Wallach ...................................             252                    (*)

All directors and executive officers as a group
   (6 persons) .....................................       1,700,724(11)               26.7%


--------------------------------

*     Represents less than 1%.

(1) Includes 667,667 shares underlying warrants held by Bellingham Capital Industries.

(2) Mr. Priddy directly owns 355,555 shares of AccuMed common stock and warrants to purchase up to 322,897 shares of AccuMed common stock. The number shown includes 10,001 shares underlying stock options and 236,031 shares underlying Series A preferred stock. The number shown includes an additional 120,926 shares, and 300,180 shares underlying warrants, held by Commonwealth Associates, excluding securities held in Commonwealth Associates' trading account. Mr. Priddy is a control person of the corporate general partner of Commonwealth Associates and may be deemed to be beneficial owner of securities held by Commonwealth Associates. Mr. Priddy disclaims beneficial ownership of the securities held by Commonwealth Associates except to the extent of his percentage ownership interests in Commonwealth Associates.

(3) Mr. Falk directly owns 72,593 shares of AccuMed common stock and warrants to purchase up to 119,210 shares of common stock. The number shown includes an additional 120,926 shares, and 300,180 shares underlying warrants held by Commonwealth Associates, excluding securities held in Commonwealth Associates' trading account. Mr. Falk is a control person of the corporate general partner of Commonwealth Associates and may be deemed to be beneficial owner of securities held by Commonwealth Associates. The number of shares also includes an additional 16,667 shares underlying warrants held by Anne Falk, Mr. Falk's spouse. Mr. Falk disclaims beneficial ownership of the securities held by Commonwealth Associates except to the extent of his percentage ownership interests in Commonwealth Associates. Certain shares and warrants held directly by Mr. Falk were transferred to him by Commonwealth Associates.

(4) Includes 300,180 shares underlying warrants held by Commonwealth Associates. Excludes securities held in Commonwealth Associates' trading accounts.

(5)   Includes 111,112 shares underlying warrants held by Mr. Shea.

(6)   Includes 250,000 shares underlying stock options held by Mr. Lavallee.

(7)   Includes 40,000 shares underlying stock options held by Mr. Pressman.

(8)   Includes 6,667 shares underlying stock options held by Mr. Banister.

(9)   Includes 11,427 shares underlying stock options held by Mr. Halperin.

(10) Includes 10,836 shares underlying stock options and 12,500 shares underlying warrants held by Mr. Schiller.

(11) Includes 236,031 shares underlying Series A preferred stock, 623,077 shares underlying warrants, and 322,264 shares underlying options held by executive officers and directors.

PREFERRED STOCK

        The table below sets forth certain information as of December 17, 1999 with respect to the beneficial ownership of the Series A Convertible Preferred Stock by (1) each person known by AccuMed to be the beneficial owner of more than 5% of the outstanding shares of Series A convertible preferred stock, (2) the only director, nominee or executive officer who owns any Seires A preferred stock, and (3) executive officers and directors as a group. Based on 944,383 shares of Series A convertible preferred stock outstanding. Unless otherwise noted, AccuMed believes that all persons named in the table have sole voting and investment power with respect to all shares of Series A Convertible Preferred Stock listed as beneficially owned by them.


NAME AND ADDRESS OF                                   AMOUNT AND NATURE OF
BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP       PERCENT OF CLASS
----------------                                      --------------------       ----------------
Robert L. Priddy .....................................       354,046                   37.5%
   c/o AccuMed International, Inc.
   920 N. Franklin St., Ste 402
   Chicago, IL  60610

Conzett Europa - Inv Limited .........................       177,023                   18.7%
   William Hobe, 20 Reid Street
   Hamilton, Bermuda hm11

Egger & Co. Cust for Courcoux Bouvet .................        59,062                    6.3%
   c/o Chase Manhattan Bank N.A.
   Church Street Station
   New York, NY  10008
                                                              47,250                    5.0%
France Finance IV ....................................
   51, rue Vivienne
   75002 Paris, FRANCE

All executive officers and directors as a
group (6 persons) ....................................       354,046                   37.5%

                    SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT OF MICROSULIS

     The following table sets forth the beneficial ownership of the Microsulis Common Stock as of December 17, 1999, by: (1) each of the Microsulis officers and directors; (2) each person who is known by Microsulis to own beneficially 5% or more of the outstanding shares of Microsulis common stock; and (3) all of Microsulis' executive officers and directors as a group. Includes shares underlying options or other rights exercisable by the holder within 60 days of December 17, 1999. But those shares are not deemed outstanding for the purpose of calculating the percentage owned by each other shareholder listed. Based on 5,529,292 shares of Microsulis common stock outstanding as of December 17, 1999.

     Name and
     Address                                   Shares Beneficially
     of Owner                                         Owned
                                           Number              Percent
----------------------------------------------------------------------
Gillian Fraser                           5,015,000              90.7%
P.O. Box 31740
Seven Mile Beach
Grand Cayman
Cayman Islands, BWI

Leslie J. Croland                        54,000(1)              0.97%
9840 W. Suburban Drive
Miami, Florida 33156

Marcus E. Finch                          50,000(2)              0.90%
901 NW 124th Avenue
Coral Springs, FL 33071

Brian C. Butters                         50,000(3)              0.90%
26 Oaks
Coppice, Waterlooville Hants,
P08 9QR United Kingdom

Ronald John Addleson                     25,000(4)              0.45%
#30 Pasadora Place
Smith Road, P.O. Box 30073
Seven Mile Beach, Grand Cayman
Cayman Islands, BWI

All executive officers and                179,000               3.2%
directors as a group (four persons)      (2)(3)(4)


(1) Represents 2,000 shares owned jointly by Mr. Croland and his wife and an aggregate of 2,000 shares over which Mr. Croland's wife is the custodian for their minor children. Includes options to purchase 50,000 shares of underlying options.

(2)   Represents options to purchase 50,000 shares of underlying options.

(3) Represents options to purchase 50,000 shares of underlying options held by Mr. Butters.

(4) Represent options to purchase 25,000 shares of underlying options held by Mr. Addleson.

                               ADDITIONAL MATTERS

LEGAL MATTERS

     The validity of the AccuMed common stock and warrants to be issued in connection with the merger will be passed upon for AccuMed by Joyce L. Wallach, Esq., Sacramento, California. Ms. Wallach served as General Counsel and Secretary of AccuMed from December 1996 through February 1999.

EXPERTS

     The consolidated balance sheet as of December 31, 1998 and statements of operations, stockholders' equity and cash flows of Microsulis Corporation and Subsidiary for the period from January 8, 1998 (date of inception) to December 31, 1998 included in this proxy statement-prospectus have been audited by Moore Stephens Lovelace, P.A., independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The next annual meeting of stockholders of AccuMed is expected to be held in May 2000. Stockholder proposals intended to be presented at the next annual meeting of AccuMed stockholders must be received by AccuMed not later than January 31, 2000, to be considered for inclusion in AccuMed's proxy materials relating to that meeting. Submitted proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals. Stockholder proposals should be addressed to the attention of the Secretary, 920 N. Franklin, Suite 402, Chicago, IL 60610.


           By Order of the Board of Directors

           Jack H. Halperin, Secretary

                 ACCUMED INTERNATIONAL, INC. UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                        HISTORICAL
                                                               ACCUMED              MICROSULIS             Pro Forma
                                                         ------------------------------------------------------------
                                                         September 30, 1999     September 30,1999         Adjustments
                                                         ------------------------------------------------------------
 ASSETS

  Total current assets                                       $3,856,076                $93,233

  Fixed assets, net                                             886,618                444,431     B)      1,174,779

  Deferred financing costs, net
  Purchased technology                                        4,351,368              1,132,656     C)      1,721,805
  Patents and Other assets                                      918,552                            D)         72,433
  Licensing rights, net
  Net assets of discontinued operations
  Excess of purchase price over net assets
    acquired (goodwill)                                                                                    1,499,595
                                                         -----------------------------------------------------------
  Total assets                                              $10,012,614             $1,670,320             4,468,612
                                                         ===========================================================


  LIABILITIES AND STOCKHOLDERS' EQUITY

  Total current liabilities                                  $1,760,548             $1,106,498

  Long term debt                                                173,712                      -

  Stockholders' equity
  Preferred stock                                             4,249,735
  Common stock                                                   54,919                  5,423     E)        107,268
                                                                                                   E)         (5,423)
  Additional paid-in capital                                 59,619,262              2,092,153     E)    (51,484,155)
                                                                                                   E)          5,423
  Other comprehensive income                                   (120,787)                     -     E)        120,787
  Accumulated deficit                                       (55,508,038)            (1,533,754)    E)     55,508,038
  Treasury stock                                               (216,737)                     -     E)        216,674
                                                         -----------------------------------------------------------
  Stockholders'equity                                         8,078,354                563,822             4,468,612
                                                         -----------------------------------------------------------
 Total liabilities and equity                               $10,012,614             $1,670,320             4,468,612
                                                         ===========================================================


                                                           Pro Forma
                                                        -------------
                                                           Combined
                                                        -------------
 ASSETS

  Total current assets                                    $3,949,309

  Fixed assets, net                                        2,505,828

  Deferred financing costs, net
  Purchased technology                                     7,205,829
  Patents and Other assets                                   990,985
  Licensing rights, net
  Net assets of discontinued operations
  Excess of purchase price over net assets
    acquired (goodwill)                                    1,499,595
  Total assets                                           $16,151,546



  LIABILITIES AND STOCKHOLDERS' EQUITY

  Total current liabilities                              $2,867,046

  Long term debt                                           $173,712

  Stockholders' equity
  Preferred stock                                         4,249,735
  Common stock                                              162,187

  Additional paid-in capital                             10,232,683

  Other comprehensive income                               (120,787)
  Accumulated deficit                                    (1,533,754)
  Treasury stock                                                (63)
                                                        -----------
  Stockholders'equity                                   $12,990,001
                                                        -----------
 Total liabilities and equity                           $16,030,759
                                                        ===========

                     NOTES TO UNAUDITED PRO FORMA CONSENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

(A) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill). The purchase price, purchase-price allocation, and financing of the transaction are summarized as follows:
         Purchase price paid as:

                  Common stock (10,726,830 shares at $1.125)                    $12,067,683
                  Warrants: (2,764,646 at $0.19)                                    525,283
                  Costs related to issuance and registration of securities         (113,000)
                  Direct costs of acquisition                                        67,000
                                                                                -----------
                  Total purchase consideration                                  $12,546,966

         Allocated to:
         Historical book value of AccuMed's assets and liabilities
         as of September 30, 1999                                                 8,078,354
         Adjustments to step-up AccuMed's assets and liabilities
         to fair value:
         Fixed assets                                                             1,174,779
         Patents                                                                     72,433
         Purchased technology                                                     1,721,805
                                                                                -----------
         Adjustment to raise assets to fair value                                 2,969,017
                                                                                -----------

         Total allocation                                                       $11,047,371
                                                                                -----------
         Goodwill                                                               $ 1,499,595
                                                                                ===========

(B)      To reflect stepup in AccuMed's Fixed Asset value                        $1,174,779

(C)      To reflect stepup in AccuMed's Purchased Technology value               $1,721,805

(D)      To reflect stepup in AccuMed's Patent value                           $     72,433

(E)       To reflect the elimination of AccuMed shareholders' equity and to reflect AccuMed's common stock as partial consideration for the
          purchase.                                                             $12,546,966
(F)      To reflect increase in depreciation and amortization expense due
         To (1) amortization of goodwill on a straight-line basis over 20 years
         $574,257 For a nine-month interim period ($430,692)

(G)      To reflect increase in depreciation resulting from a step-up in fixed assets, patents and purchased technology depreciated and amortized on a
         straight-line basis over periods averaging seven years.                   $132,729
         For a nine-month interim period ($ 99,547).

                ACCUMED INTERNATIOPNAL, INC. UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              HISTORICAL
                                                         ACCUMED      MICROSULIS
                                                         YEAR ENDED DECEMBER 31        Pro Forma         Pro Forma
                                                   ---------------------------------------------------------------
                                                         1998             1998         Adjustments       Combined
                                                   ---------------------------------------------------------------
Sales                                                  $326,862                -                         $326,862
Cost of sales                                          (855,788)               -                         (855,788)
                                                   ------------        ---------                      -----------
Gross profit (loss)                                    (528,926)               -                         (528,926)
                                                   ------------        ---------                      -----------

Operating expenses:
General and administrative                            5,308,417         $225,417                        5,533,834
Acquired Research and development
Research and development                              2,569,864           61,463                        2,631,327
Depreciation and amortization from proforma                   -
transaction                                                                       F)   574,257            706,986
                                                                                  G)   132,729
Sales and marketing                                   1,388,826          136,268                        1,525,094
                                                   ------------        ---------                      -----------
Total operating expenses                              9,267,107          423,148                       10,397,241
                                                   ------------        ---------                      -----------

Operating loss                                       (9,796,033)        (423,148)                     (10,926,167)
                                                   ------------        ---------                      -----------

Total other income (expense)                           (563,722)         (54,904)                        (618,626)
                                                   ------------        ---------                      -----------

Loss from continuing operations before taxes        (10,359,755)        (478,052)                     (11,544,793)

Income tax expense                                            -                -                                -
                                                   ------------        ---------                      -----------

Net Loss from continuing operations                ($10,359,755)       ($478,052)                     $11,544,793
                                                   ============        =========                      ===========

Basic loss per share from continuing operations          ($2.04)          ($0.09)                           $0.73
                                                   ============        =========                      ===========

Weighted average common shares outstanding            5,079,894        5,180,543                       15,806,724
                                                   ============        =========                      ===========


                                                                  HISTORICAL
                                                            ACCUMED        MICROSULIS
                                                               NINE MONTHS ENDED
                                                                  SEPTEBER 30,                Pro Forma            Pro Forma
                                                         ---------------------------------------------------------------------
                                                              1999             1999          Adjustments           Combined
                                                         ---------------------------------------------------------------------
Sales                                                        $11,435           $7,013                                $18,448
Cost of sales                                                 (3,413)               -                                 (3,413)
                                                         -----------      -----------                            -----------
Gross profit (loss)                                            8,022            7,013                                 15,035
                                                         -----------      -----------                            -----------

Operating expenses:
General and administrative                                 2,308,707          322,928                              2,631,635
Acquired Research and development
Research and development                                   1,438,865          434,040                              1,872,905
Depreciation and amortization from proforma
transaction                                                                             F)       430,692             530,239
                                                                                        G)       99,547
Sales and marketing                                          199,380          275,587                                474,967
                                                         -----------      -----------                            -----------
Total operating expenses                                   3,946,952        1,032,555                              5,509,746
                                                         -----------      -----------                            -----------

Operating loss                                            (3,938,930)      (1,025,542)                            (5,494,711)
                                                         -----------      -----------                            -----------

Total other income (expense)                                (329,069)         (30,160)                              (359,229)
                                                         -----------      -----------                            -----------

Loss from continuing operations before taxes              (4,268,168)      (1,055,702)                            (5,853,940)

Income tax expense                                                 -                -                                      -
                                                         -----------      -----------                            -----------

Net Loss from continuing operations                      ($4,268,168)     ($1,055,702)                           ($5,853,940)
                                                         ===========      ===========                            ===========


Basic loss per share from continuing operations               ($0.78)          ($0.20)                                ($0.36)
                                                         ===========      ===========                            ===========

Weighted average common shares outstanding                 5,471,784        5,392,457                             16,198,614
                                                         ===========      ===========                            ===========

                             MICROSULIS CORPORATION
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)


                        CONSOLIDATED FINANCIAL STATEMENTS


               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 1998

                                 C O N T E N T S

                                    --------

                                                                             Page
                                                                             Number
                                                                             ------
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                               1


FINANCIAL STATEMENTS

   Consolidated Balance Sheet                                                    2

   Consolidated Statement of Operations                                          3

   Consolidated Statement of Changes in Shareholders' Equity                     4

   Consolidated Statement of Cash Flows                                          5

   Notes to Consolidated Financial Statements                                    6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Microsulis Corporation and Subsidiary
Miami, Florida


We have audited the accompanying consolidated balance sheet of Microsulis Corporation and Subsidiary (a development stage company) as of December 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the period January 8, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Microsulis Corporation and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the period January 8, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant losses, a substantial portion of its net assets are intangible; the ultimate realization of which is uncertain, and the Company is in its development stage with limited operations and revenues. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.




Certified Public Accountants



Miami Lakes, Florida
March 23, 1999

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1998


                                     ASSETS
CURRENT ASSETS
    Cash                                                            $    57,898
    Prepaid expenses and other                                           25,502

                     TOTAL CURRENT ASSETS                                83,400

EQUIPMENT                                                                63,015

OTHER ASSETS
    Licensing rights, net                                             1,178,992
                                                                    -----------
                     TOTAL ASSETS                                   $ 1,325,407
                                                                    ===========




                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Note payable                                                    $   415,675
    Accounts payable                                                     26,889
    Accrued liabilities                                                  32,820
    Accounts payable - related parties                                    5,922
    Accrued interest                                                     57,037
                                                                    -----------
                     TOTAL CURRENT LIABILITIES                          538,343

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Common stock, $0.001 par value; 40,000,000 shares authorized;
       5,256,800 shares issued and outstanding                            5,257
    Additional paid-in capital                                        1,259,859
    Deficit accumulated during development stage                       (478,052)
                                                                    -----------
                     TOTAL SHAREHOLDERS' EQUITY                         787,064
                                                                    -----------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 1,325,407
                                                                    ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 1998


REVENUES
                                                                    $         -

EXPENSES
    Travel                                                               95,639
    FDA expense                                                          61,463
    Amortization of licensing rights                                     56,633
    Trade shows                                                          54,369
    Legal fees                                                           44,414
    Telephone                                                            36,478
    Video production                                                     25,266
    Salaries                                                             16,000
    Miscellaneous                                                        32,886
                                                                    -----------
          TOTAL EXPENSES                                                423,148
NON-OPERATING INCOME AND (EXPENSE)
    Interest income                                                       2,133
    Interest expense                                                    (57,037)
                                                                    -----------
          NET LOSS                                                  $  (478,052)
                                                                    ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE                         $     (0.09)
                                                                    ===========
WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                                         5,180,543
                                                                    ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED STATEMENT OF CHANGES
                             IN SHAREHOLDERS' EQUITY

               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 1998


                                                                              DEFICIT
                                        COMMON STOCK                        ACCUMULATED
                                      $0.001 PAR VALUE        ADDITIONAL      DURING            TOTAL
                                  ------------------------     PAID-IN      DEVELOPMENT     SHAREHOLDERS'
                                     SHARES       AMOUNT       CAPITAL         STAGE           EQUITY
                                  -----------------------------------------------------------------------
BALANCE AT JANUARY 8, 1998             --      $      --      $      --      $      --       $      --

INITIAL ISSUANCE OF               5,000,000          5,000           --             --             5,000
   COMMON STOCK

ISSUANCE OF COMMON STOCK IN
   PRIVATE PLACEMENTS, net          256,800            257      1,259,859           --         1,260,116

NET LOSS FOR THE period
   january 8, 1998 (date of
   inception) through
   DECEMBER 31, 1998                   --             --             --         (478,052)       (478,052)
                                  -----------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998      5,256,800    $     5,257    $ 1,259,859    $  (478,052)    $   787,064
                                  ======================================================================



         The accompanying notes are an integral part of the consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                      $  (478,052)
    Adjustments to reconcile net loss to net cash used in operating activities
       Amortization of licensing rights                                                56,633
       Exchange loss on note payable                                                    3,717
       Increase in prepaid expenses and other                                         (25,502)
       Increase in accounts payable                                                    32,811
       Increase in accrued liabilities                                                 32,820
       Increase in accrued interest                                                    57,037
                                                                                  -----------
            TOTAL ADJUSTMENTS                                                         157,516
                                                                                  -----------
            NET CASH USED IN OPERATING ACTIVITIES                                    (320,536)

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of equipment                                                          (63,015)
    Acquisition of licensing rights                                                (1,235,625)
                                                                                  -----------
            NET CASH USED IN INVESTING ACTIVITIES                                  (1,298,640)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from initial issuance of common stock                                      5,000
    Proceeds from issuance of common stock in private placements                    1,260,116
    Issuance of note payable                                                          411,958
                                                                                  -----------

            NET CASH PROVIDED BY FINANCING ACTIVITIES                               1,677,074
                                                                                  -----------

            NET INCREASE IN CASH                                                       57,898

CASH AT BEGINNING OF PERIOD                                                              --
                                                                                  -----------

CASH AT END OF PERIOD                                                             $    57,898
                                                                                  ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 1998


NOTE 1 - ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT RISKS

          ORGANIZATION AND BASIS OF PRESENTATION

          Microsulis Corporation was formed on January 8, 1998 to market, distribute and potentially manufacture in the United States, Canada and Latin America a medical device known as Microwave Endometrial Ablation (the MEA System) for the treatment of menorrhaghia, a condition of excessive menstrual blood loss in women. Microsulis Corporation has the exclusive right to distribute the MEA System in such territories pursuant to a 20-year license agreement with Microsulis Plc (PLC), a corporation organized under the laws of the United Kingdom. On May 22, 1998, Microsulis Corporation created a wholly owned subsidiary Microsulis (Canada), Inc. (MCAN) for the purpose of distributing the MEA System in Canada.

          The consolidated financial statements include the accounts of Microsulis Corporation and Microsulis (Canada), Inc. (collectively, the Company). All significant intercom-pany accounts have been eliminated in the consolidated financial statements.

          The activity of the Company has not been significant since its inception and has primarily been limited to organizational and promotional activities, raising of capital and efforts towards obtaining United States Food and Drug Administration (FDA) approval for use of the MEA System in the United States. Accordingly, the Company is considered to be in the development stage of its operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          SIGNIFICANT RISKS

          The Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the period January 8, 1998 (date of inception) through December 31, 1998, the Company incurred a net loss of approximately $480,000. At December 31, 1998, the Company had an accumulated deficit and a net working capital deficiency of approximately $450,000. Addi-tionally, a substantial portion of the Company's total assets consist of licensing rights, the ultimate realization of which is dependent upon market acceptance of the MEA System and upon the Company receiving FDA approval. In addition, the Company is still in its development stage with no current operations or revenues and may be required to spend significant funds in order to commercially exploit the Company's core product. These factors raise substantial doubt about the Company's ability to continue as a going concern.

          Management's plans with regard to these matters include marketing the MEA System in Canada and Latin America while it attempts to obtain FDA approval for the sale and distribution of the MEA System in the United States and the generation of additional working capital through the issuance of additional shares of the Company's common stock or debt securities. The Company anticipates the initial source of its required working capital to be derived from the issuance of additional debt or equity securities. The issuance of any additional securities would further dilute the current ownership structure. The Company also intends to develop its infrastructure and organization to support its anticipated operations in Canada and Latin America as funds become available. There can be no assurance that management will be successful in the implementation of its plans. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

          EQUIPMENT

          Equipment, which consists principally of MEA Systems, is stated at cost. Depreciation is provided for using the straight-line method over the estimated useful life of the equipment (approximately five years). Depreciation shall commence when the Company places the machine in service.

          LICENSING RIGHTS

          Effective January 23, 1998, the Company purchased from PLC (see Note
          1), for 750,000 British Sterling Pounds, the licensing and future manufacturing rights for the MEA System in the United States, Canada and Latin America. The agreement requires the Company to pay PLC a royalty of 10% of the net sales of equipment manufactured by the Company, as defined, of all MEA Systems and related products. The initial term of the agreement is for 20 years, with one five-year extension available, and may be terminated by PLC if the Company does not meet the following minimum sales requirements:


                    YEAR ENDED           MEA SYSTEM             MEA SYSTEM
                   JANUARY 23,           UNIT SALES            APPLICATORS
                   -----------           ----------            -----------
                       1999                      8                    0
                       2000                     15                   50
                       2001                     25                  125
                       2002                     50                  250
                       2003                    100                  500
                    Thereafter                 100                  500

          In December 1998, the Company received a waiver from PLC regarding the minimum sales requirements for the year ended January 23, 1999.

          The licensing rights are recorded at their original cost less accumulated amortization, which is calculated on a straight-line basis over the 20-year term of the agreement. The recoverability of the rights will be evaluated and estimated on a recurring basis by management of the Company. The primary indicator of recoverability is manage-ment's opinion of forecasted profitability of the related business or operations compared to the carrying value of the rights. As of December 31, 1998, there has been no provision for loss, which could result if the full value of the licensing rights is not realized. A future change in management's estimate of recoverability of these rights could have a significant adverse impact on the financial position of the Company.

          INCOME TAXES

          The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 5).

          REVENUE RECOGNITION

          Revenues generated from MEA Systems owned by the Company will be earned on a per treatment basis and will be recognized in the period in which the treatment is performed. Revenue from the sale of MEA Systems and related products to customers will be recognized at the time the products are shipped.

          BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

          Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Common share equivalents are not considered in calculations of per share data when their inclusion would have an anti-dilutive effect on diluted net income (loss) per share. Basic and diluted loss per common share are the same in 1998 as all common stock equivalents were anti-dilutive.

          FAIR VALUE OF FINANCIAL INSTRUMENTS

          Financial instruments reflected in the Company's balance sheet at December 31, 1998 include cash and notes payable. Because of the circumstances and the nature of the Company's relationship with its creditors, it was not practical to estimate the fair value of the approximately $515,000 of notes payable outstanding as of December 31, 1998.

          ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          CREDIT RISK

          Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposited in financial institutions. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.


NOTE 3 - RELATED-PARTY TRANSACTIONS

          In 1998, a company related through a common shareholder advanced to, and paid for, certain expenses on behalf of the Company, aggregating approximately $80,000. As of December 31, 1998, the unpaid balance due to the Company approximates $5,000.


NOTE 4 - NOTE PAYABLE

          In March 1998, the Company issued a note payable for 250,000 British Sterling Pounds (approximately $412,000) to PLC for the unpaid balance of the purchase price for the licensing rights (see Note 2). The note accrues interest at the rate of 18% per annum and matures March 31, 1999. No principal or related interest payments were made on this note in 1998.


NOTE 5 - INCOME TAXES

          The difference between the Company's effective income tax rate and the federal statutory rate at December 31, 1998 is reconciled below:


               Federal provision (benefit) expected                     (34)%
               State income taxes                                      (3.6)
               Increase in valuation allowance                          37.6
                                                                       ------
                                                                        0.0%
                                                                       =======

          Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 are approximately as follows:

               DEFERRED TAX ASSETS
                   Exchange loss                                  $   1,000
                   Organization costs                                 3,000
                   Net operating loss                               175,000
                                                                  ---------
                         Gross deferred tax asset                   179,000
                   Less valuation allowance                        (179,000)
                                                                  ---------
                         Deferred tax asset                       $       -
                                                                  ==========

          During 1998, the deferred tax asset valuation allowance increased $179,000. There were no deferred tax liabilities as of December 31, 1998.

          As of December 31, 1998, the Company has a net operating loss carryforward of approximately $466,000 available to offset future taxable income. The net operating loss carryforward expires in the year 2018. Under U.S. federal tax law, certain changes in ownership of a company may cause a limitation on future utilization of these loss carryforwards.


NOTE 6 - STOCKHOLDERS' EQUITY

          INITIAL ISSUANCE OF COMMON STOCK

          In January 1998, the Company issued 5,000,000 shares of its common stock to the founder of the Company for $5,000.

          PRIVATE PLACEMENT

          During the year ended December 31, 1998, the Company issued an aggregate of 256,800 shares of its common stock at $5.00 per share in private placement transactions. The Company received net proceeds of $1,260,116 from these offerings.


NOTE 7 - STOCK OPTIONS

          In November and December 1998, the Company issued to officers and directors of the Company and to a member of its advisory committee options to purchase an aggregate of 510,000 shares of its common stock at $5.00 per share. A portion of the options granted, 157,500, vested upon their issuance; 207,500 options vest upon receipt of FDA approval to market and distribute the MEA System in the United States; the remaining options vest when certain sales milestones are met. The options have maximum terms of five to six years from the date of grant.

          Activity related to the Company's stock options during the period January 8, 1998 through December 31, 1998, was as follows:


                                                    OUTSTANDING OPTIONS
                                            ------------------------------------
                                                                    WEIGHTED
                                             NUMBER OF              AVERAGE
                                               SHARES            EXERCISE PRICE
                                            ------------         ---------------
              JANUARY 8, 1998                       -                    -
              Grants                            510,000               $5.00
              Exercises                             -                    -
              Cancellations                         -                    -
                                              ---------

              DECEMBER 31, 1998                 510,000               $5.00
                                              =========
              Options Exercisable at:
                 December 31, 1998              157,500               $5.00
                                              =========

          The following table summarizes information about options outstanding at December 31, 1998:

                                                              OUTSTANDING OPTIONS
                                            --------------------------------------------------------
                                                                   WEIGHTED
                                                                    AVERAGE              WEIGHTED
                                              NUMBER OF           CONTRACTUAL             AVERAGE
              RANGE OF EXERCISE PRICES         SHARES           LIFE (IN YEARS)       EXERCISE PRICE
              ---------------------------   ---------------   -------------------    ---------------
                        $5.00                  510,000               5.01                 $5.00


                                                               EXERCISABLE OPTIONS
                                            ---------------------------------------------------------
                                                                                         WEIGHTED
                                                                   NUMBER OF              AVERAGE
              RANGE OF EXERCISE PRICES                              SHARES            EXERCISE PRICE
              ------------------------                        ------------------    -----------------
                           $5.00                                        152,500             $5.00

          SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) establishes financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Companies that choose not to adopt the new fair value accounting rules are required to disclose net income and earnings per share under the new method on a pro forma basis. The Company accounts for its options and warrants according to APB No. 25 and follows the disclosure provisions of SFAS 123. Accordingly, if options or warrants are granted to employees or others for services and other consideration with an exercise price below the fair market value on the date of the grant, the difference between the exercise price and the fair market value is charged to operations. The fair value of the options granted during the period January 8, 1998 (date of inception) through December 31, 1998 reported below has been estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

                      Expected life (in years)                  5
                      Risk-free interest rate                 6.0%
                      Volatility                               17%
                      Dividend yield                          0.0%

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                    Pro forma net loss                         $(717,000)
                    Pro forma basis loss per common share         $(0.14)

          The effects on pro forma disclosures of applying SFAS 123 are not necessarily indicative of the effects on pro forma disclosures of future years.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

          SIGNIFICANT SUPPLIER

          As prescribed by the licensing agreement with PLC (see Note 2), the Company may not manufacture the MEA System until two years after FDA approval for the sale of the MEA System in the United States is granted. Accordingly, the Company will be totally reliant upon PLC for supplying MEA Systems and related products until it can obtain the required FDA approvals and construct an adequate manufacturing facility, neither of which can be assured. An interruption in the supply of MEA Systems from PLC could have a significant adverse impact on the Company.

          FDA APPROVAL

          The Company's management believes that obtaining FDA approval for the sale of the MEA System in the United States is imperative for the ultimate viability of the Company. The Company has submitted a Pre-investigational System Exemption (IDE) with the FDA, received the FDA's comments thereon and has responded to those comments. Management hopes to obtain an IDE in 1999 so that it may commence clinical trials. There can be no assurance that the Company will ever obtain the required FDA approval for the MEA System.

          THIRD-PARTY REIMBURSEMENT

          The Company's success will depend upon, among other things, the ability to obtain satisfactory reimbursement from health care payors for the MEA System. Third-party reimbursement will not be available for use of the MEA System in the United States unless and until FDA approval is received. If FDA approval is received, third-party reimbursement for the MEA System will be dependent upon decisions by Medicare, individual managed care organizations, private insurers and other payors. While the Company believes that the cost of the MEA procedure will be reimbursed in the United States under existing procedure codes for endometrial ablation, there can be no assurance that this will occur or that the reimbursement will be adequate. In light of the recent efforts to control health care costs, there is no assurance that any third-party reimbursement will be sufficient to ensure the Company's profitability.

          Furthermore, reimbursement systems in international markets vary significantly and reimbursement approvals must be obtained on a country by country basis. Large scale market acceptance of the MEA System will depend on the availability and level of reimbursement in Canada and Latin America.

          Regardless of the type of reimbursement system, the Company believes that physician endorsement for the MEA System will be available in the United States, Canada or Latin America, or that physicians will support and advocate the MEA procedure. Failure by physicians, hospitals and other users of the MEA System to obtain sufficient reimbursement for use of the MEA procedure would have a material adverse effect on the Company's business, financial condition and operating results.

          EMPLOYMENT AGREEMENTS

          On November 12, 1998, the Company entered into an employment agreement with an officer of the Company that requires the payment of a minimum monthly salary plus related benefits. As part of this agreement, the Company issued to the employee options to purchase 250,000 shares of the Company's common stock for $5.00 per share. The employment agreement terminates November 11, 2003.

          YEAR 2000 ISSUES

          The Year 2000 issue is the result of shortcomings in electronic data processing systems and other electronic equipment that may adversely affect business operations.

          The Company, Microsulis PLC and third parties with which Microsulis PLC does business rely on numerous computer programs in their day-to-day operations. Microsulis PLC has informed the Company that it has completed all necessary testing of the MEA System and concluded that it is Year 2000 compliant. Microsulis PLC is currently testing its office equipment for Year 2000 compliance. Microsulis PLC has further informed the Company that it is in the process of obtaining information from its external suppliers and other third parties with which it does business regarding their Year 2000 compliance status. Although Microsulis PLC has communicated with such third parties to ensure that they take appropriate action to address Year 2000 issues, there can be no assurance that the systems of third parties on which Microsulis PLC's MEA System relies will be timely converted. If such systems are not converted on a timely basis, the Company's business, financial condition and operating results could be adversely affected. It remains uncertain whether the potential disruption from Year 2000 issues will have a material effect on the Company's business operations. The accompanying financial statements contain no provision or adjustments related to the ultimate outcome of this uncertainty.

NOTE 9 - SUBSEQUENT EVENTS

          MANAGEMENT AND DISTRIBUTION AGREEMENT

          On January 1, 1999, the Company entered into a management and distribution agreement with Minogue Medical, Inc. (Minogue). Under this agreement, Minogue will serve as the Company's managing agent and exclusive distributor of its product in Canada for a term of five years. As consideration of Minogue serving as the managing agent in Canada, the Company will pay Minogue an annual fee equal to the greater of $6,000, or the sum of 1% of MCAN's net sales (as defined) plus 5% of MCAN's net income before income taxes for the fiscal year for net income amounts up to $500,000 plus 10% of MCAN's net income before income taxes for the fiscal year for net income amounts in excess of $500,000. As consideration of Minogue serving as exclusive distributor in Canada, Minogue shall receive a commission on all MCAN sales.

          CONDOMINIUM PURCHASE AGREEMENT

          In February 1999, the Company entered into a purchase agreement for a condominium located in Dade County, Florida. In March 1999, the agreement was closed and the Company took possession of the condominium. The total purchase price approximated $128,000.

          ISSUANCE OF COMMON STOCK

          The Company issued in a private placement 166,492 shares of its common stock at $5.00 per share during the period January 1, 1999 through March 23, 1999. The Company received proceeds of approximately $832,000 from this issuance.

          ISSUANCE OF STOCK OPTIONS

          The Company issued options to purchase an aggregate of 135,000 shares of its common stock to advisory board members, officers and consultants during the period January 1, 1999 through March 23, 1999. The options are exercisable at $5.00 per share and expire in five years.

          PROPOSED PRIVATE PLACEMENT

          In March 1999, the Company entered into an exclusive financial advisor and consultant agreement (the Agreement) with an investment banker. The Agreement is for a three-year period and relates to the Company's corporate finance, merger and acquisition, and financial service matters. As part of this Agreement, the investment banker will underwrite a private placement of up to 700,000 shares of the Company's common stock at $6.00 per share. The Agreement requires, among other things, quarterly fees, a 10% commission and a 2% non-accountable expense allowance of the gross proceeds of the private placement to be paid to the investment banker. The agreement also requires the that Company issue to the investment banker warrants to purchase up to 700,000 shares of the Company's common stock at an exercise price of $6.00 per share.

                             MICROSULIS CORPORATION
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)


                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                            FOR THE NINE-MONTH PERIOD
                            ENDED SEPTEMBER 30, 1999
                                       AND
               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1998

                                 C O N T E N T S

                                    --------


                                                                                     Page
                                                                                    Number
                                                                                    ------
FINANCIAL STATEMENTS

   Consolidated Balance Sheets                                                        1

   Consolidated Statements of Operations                                              2

   Consolidated Statements of Changes in Shareholders' Equity                         3

   Consolidated Statements of Cash Flows                                              4

   Notes to Consolidated Financial Statements                                         5

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                           SEPTEMBER 30, 1999 AND 1998

                                     ASSETS
                                                                         1999          1998
                                                                    -----------    -----------
CURRENT ASSETS

    Cash                                                            $    47,347    $   180,024
    Accounts receivable                                                  10,536           --
    Prepaid expenses and other                                           35,350         14,894
                                                                    -----------    -----------
                  TOTAL CURRENT ASSETS                                   93,233        194,918

PROPERTY AND EQUIPMENT
    Condominium                                                         145,435           --
    Equipment                                                           318,550           --
                                                                   ------------     -----------
                                                                        463,985           --
    Less accumulated depreciation                                       (19,554)          --
              NET PROPERTY AND EQUIPMENT                                444,431           --

OTHER ASSETS
    Licensing rights, net                                             1,132,656      1,194,437
                                                                    -----------    -----------
                  TOTAL ASSETS                                      $ 1,670,320    $ 1,389,355
                                                                    ===========    ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Borrowings under line-of-credit agreement                       $    41,520    $      --
    Note payable                                                           --          449,900
    Accounts payable                                                    756,082         38,902
    Note payable - related party                                        301,288           --
    Accounts payable - related parties                                    7,608         64,025
                                                                    -----------    -----------
                  TOTAL CURRENT LIABILITIES                           1,106,498        552,827
                                                                    ===========    ===========

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Common stock, $0.001 par value; 40,000,000 shares authorized;
       5,423,292 and 5,234,800 shares issued and outstanding,
       respectively                                                       5,423          5,235
    Additional paid-in capital                                        2,092,153      1,149,881
    Deficit accumulated during development stage                     (1,533,754)      (318,588)
                                                                    -----------    -----------
                  TOTAL SHAREHOLDERS' EQUITY                            563,822        836,528
                                                                    -----------    -----------
                      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $ 1,670,320    $ 1,389,355
                                                                    ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
                                       AND
               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1998

                                                                       Cumulative
                                                                      From January 8,
                                                                    1998 (Inception)
                                                                        Through
                                            1999         1998      September 30, 1999
                                       -----------   ------------  ------------------
REVENUES, NET                          $     7,013    $     7,013    $      --

EXPENSES
    Advertising                             17,892           --           17,892
    Amortization of licensing rights        46,336         41,188        102,969
    Condo expense                           11,503           --           11,503
    Depreciation                            19,554           --           19,554
    FDA expense                            266,280         18,055        327,743
    Insurance                               15,711           --           15,711
    Legal fees                             112,368         29,757        156,782
    Miscellaneous                           50,056         11,955         82,942
    Product development costs              167,760           --          167,760
    Salaries                                90,000           --          106,000
    Telephone                               23,736         29,104         60,214
    Trade shows                            141,216         55,614        195,585
    Training costs                          15,973           --           15,973
    Travel                                  50,457         70,776        146,096
    Video production                         3,713         25,266         28,979
                                       -----------    -----------    ------------
              TOTAL EXPENSES             1,032,555        281,715      1,455,703

NON-OPERATING INCOME AND (EXPENSE)
    Interest income                          2,610          1,152          4,743
    Interest expense                       (32,770)       (38,025)       (89,807)
                                       -----------    -----------    ------------


              NET LOSS                 $(1,055,702)   $  (318,588)   $(1,533,754)
                                       ===========    ===========    ===========

BASIC AND DILUTED NET LOSS
    PER COMMON SHARE                   $     (0.20)   $     (0.06)
                                       ===========    ===========

WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING            5,392,457      5,157,463
                                       ===========    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                  UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES
                             IN SHAREHOLDERS' EQUITY

               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
                                       AND
               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1998

                                                                                            Deficit
                                                     Common Stock                          Accumulated
                                                   $0.001 Par Value         Additional       During            Total
                                             --------------------------       Paid-In      Development      Shareholders'
                                                Shares        Amount          Capital         Stage            Equity
                                             ----------------------------------------------------------------------------
BALANCE AT JANUARY 8, 1998                         --       $      --        $     --        $              $       --


INITIAL ISSUANCE OF COMMON STOCK              5,000,000           5,000            --              --              5,000

ISSUANCE OF COMMON STOCK IN PRIVATE
PLACEMENTS, NET                                 234,800             235       1,149,881            --          1,150,116

NET LOSS FOR THE PERIOD JANUARY 8, 1998
(DATE OF INCEPTION) THROUGH
SEPTEMBER 30, 1998                                 --              --              --          (318,588)        (318,588)
                                             ----------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 1998                 5,234,800           5,235       1,149,881        (318,588)         836,528

ISSUANCE OF COMMON STOCK IN PRIVATE
PLACEMENTS, NET                                  22,000              22         109,978            --            110,000

NET LOSS FOR THE PERIOD OCTOBER 1, 1998
THROUGH DECEMBER 31, 1998                          --              --              --          (159,464)        (159,464)
                                             ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                  5,256,800           5,257       1,259,859        (478,052)         787,064

ISSUANCE OF COMMON STOCK IN PRIVATE
PLACEMENTS, NET                                 166,492             166         832,294            --            832,460

NET LOSS FOR THE PERIOD JANUARY 1, 1999
THROUGH SEPTEMBER 30, 1999                         --              --              --        (1,055,702)      (1,055,702)
                                             ----------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1999                 5,423,292     $     5,423     $ 2,092,153     $(1,533,754)    $    563,822
                                             ===========================================================================-


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
                                       AND
               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1998


                                                                                                        Cumulative
                                                                                                      From January 8,
                                                                                                     1998 (Inception)
                                                                                                         Through
                                                                     1999              1998         September 30, 1999
                                                                 ------------     -------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                     $(1,055,702)      $  (318,588)      $(1,533,754)
    Adjustments to reconcile net loss to net cash
           used in operating activities
       Depreciation                                                   19,554              --              19,554
       Amortization of licensing rights                               46,336            41,188           102,969
       Increase in accounts receivable                               (10,536)             --             (10,536)
       Exchange loss on note payable                                    --                --               3,717
       Increase in prepaid expenses and other                         (9,848)          (14,894)          (35,350)
       Increase in accounts payable and accrued liabilities          641,022           140,869           763,690
                                                                 -----------       -----------       -----------
                TOTAL ADJUSTMENTS                                    686,528           167,163           844,044
                                                                 -----------       -----------       -----------
                NET CASH USED IN OPERATING ACTIVITIES               (369,174)         (151,425)         (689,710)

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of equipment                                        (400,970)             --            (463,985)
    Acquisition of licensing rights                                     --          (1,235,625)       (1,235,625)
                                                                 -----------       -----------       -----------
                NET CASH USED IN INVESTING ACTIVITIES               (400,970)       (1,235,625)       (1,699,610)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from initial issuance of common stock                      --               5,000             5,000
    Proceeds from issuance of common stock in
       private placements                                            832,460         1,150,116         2,092,576
    Issuance (repayments) of note payable                           (415,675)          411,958            (3,717)
    Issuance of note payable to related party                        301,288              --             301,288
    Borrowings under line of credit, net                              41,520              --              41,520
                                                                 -----------       -----------       -----------
                NET CASH PROVIDED BY FINANCING ACTIVITIES            759,593         1,567,074         2,436,667
                                                                 -----------       -----------       -----------
                NET INCREASE (DECREASE) IN CASH                      (10,551)          180,024            47,347

CASH AT BEGINNING OF PERIOD                                           57,898              --                --
                                                                 -----------       -----------       -----------
CASH AT END OF PERIOD                                            $    47,347       $   180,024       $    47,347
                                                                 ===========       ===========       ===========


                      MICROSULIS CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
                                       AND
               FOR THE PERIOD JANUARY 8, 1998 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1998



NOTE 1 - ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT RISKS

          ORGANIZATION AND BASIS OF PRESENTATION

          Microsulis Corporation was formed on January 8, 1998 to market, distribute and potentially manufacture in the United States, Canada and Latin America a medical device known as Microwave Endometrial Ablation (the MEA System) for the treatment of menorrhaghia, a condition of excessive menstrual blood loss in women. Microsulis Corporation has the exclusive right to distribute the MEA System in such territories pursuant to a 20-year license agreement with Microsulis Plc (PLC), a corporation organized under the laws of the United Kingdom. On May 22, 1998, Microsulis Corporation created a wholly owned subsidiary Microsulis (Canada), Inc. (MCAN) for the purpose of distributing the MEA System in Canada.

          The consolidated financial statements include the accounts of Microsulis Corporation and Microsulis (Canada), Inc. (collectively, the Company). All significant intercom-pany accounts have been eliminated in the consolidated financial statements.

          The activity of the Company since its inception has primarily been limited to organizational and promotional activities, raising of capital and efforts towards obtaining United States Food and Drug Administration (FDA) approval for use of the MEA System in the United States, and in May 1999 the Company commenced commercially distributing the MEA System in Canada. Accordingly, the Company is considered to be in the development stage of its operations.

          In the opinion of management, the accompanying unaudited consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position of Microsulis Corporation and Subsidiary as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the nine-month period then ended. The results of operations for he periods ended September 30, 1999 and 1998 are not necessarily indicative of the operating results for the full year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          SIGNIFICANT RISKS

          The Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the period January 8, 1998 (date of inception) through September 30, 1998 and January 1, 1999 through September 30, 1999, the Company incurred net losses of approximately $319,000 and $1,056,000, respectively. At September 30, 1999, the Company had an accumulated deficit and a net working capital deficiency of approximately $1,534,000 and $1,013,000, respectively. Additionally, a substantial portion of the Company's total assets consist of licensing rights, the ultimate realization of which is dependent upon market acceptance of the MEA System and upon the Company receiving FDA approval. In addition, the Company is still in its development stage with limited current revenues and may be required to spend significant funds in order to commercially exploit the Company's core product. These factors raise substantial doubt about the Company's ability to continue as a going concern.

          Management's plans with regard to these matters include marketing the MEA System in Canada and Latin America while it attempts to obtain FDA approval for the sale and distribution of the MEA System in the United States, and the generation of additional working capital through the issuance of additional shares of the Company's common stock or debt securities. The Company anticipates the initial source of its required working capital to be derived from the issuance of additional debt or equity securities. The issuance of any additional securities would further dilute the current ownership structure. The Company also intends to develop its infrastructure and organization to support its anticipated operations in Canada and Latin America as funds become available. There can be no assurance that management will be successful in the implementation of its plans. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

          EQUIPMENT

          Property and equipment, which consists principally of a condominium and MEA Systems, is stated at cost. Depreciation is provided for using the straight-line method over the estimated useful life of the asset (approximately five to twenty years).

          LICENSING RIGHTS

          Effective January 23, 1998, the Company purchased from PLC (see Note
          1), for 750,000 British Sterling Pounds, the licensing and future manufacturing rights for the MEA System in the United States, Canada and Latin America. The agreement requires the Company to pay PLC a royalty of 10% of the net sales of equipment manufactured by the Company, as defined, of all MEA Systems and related products. The initial term of the agreement is for 20 years, with one five-year extension available, and may be terminated by PLC if the Company does not meet the following minimum sales requirements:


                YEAR ENDED               MEA SYSTEM                  MEA SYSTEM
                JANUARY 23,              UNIT SALES                  APPLICATORS
                -----------              ----------                  -----------
                 1999                          8                            0
                 2000                         15                           50
                 2001                         25                          125
                 2002                         50                          250
                 2003                        100                          500
               Thereafter                    100                          500


          In December 1998, the Company received a waiver from PLC regarding the minimum sales requirements for the year ended January 23, 1999.

          The licensing rights are recorded at their original cost less accumulated amortization, which is calculated on a straight-line basis over the 20-year term of the agreement. The recoverability of the rights will be evaluated and estimated on a recurring basis by management of the Company. The primary indicator of recoverability is manage-ment's opinion of forecasted profitability of the related business or operations compared to the carrying value of the rights. As of September 30, 1999, there has been no provision for loss, which could result if the full value of the licensing rights is not realized. A future change in management's estimate of recoverability of these rights could have a significant adverse impact on the financial position of the Company.

          INCOME TAXES

          The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 5).

          REVENUE RECOGNITION

          Revenues generated from MEA Systems owned by the Company will be earned on a per treatment basis and will be recognized in the period in which the treatment is performed. Revenue from the sale of MEA Systems and related products to customers will be recognized at the time the products are shipped.

          BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

          Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Common share equivalents are not considered in calculations of per share data when their inclusion would have an anti-dilutive effect on diluted net income (loss) per share. Basic and diluted loss per common share are the same in 1999 and 1998, as all common stock equivalents were anti-dilutive.

          FAIR VALUE OF FINANCIAL INSTRUMENTS

          Financial instruments reflected in the Company's balance sheets at September 30, 1999 and 1998 include cash, accounts receivable, accounts payable, bank loan and notes payable. The carrying amount of cash, accounts receivable and accounts payable, bank loan and notes payable approximate their fair value due to the short maturity of those instruments.

          ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          CREDIT RISK

          Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposited in financial institutions. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk with respect to cash and cash equivalents.


NOTE 3 - RELATED-PARTY TRANSACTIONS

          In the periods ended September 30, 1999 and 1998, related parties of a controlling shareholder advanced to, and paid for, certain expenses on behalf of the Company, aggregating approximately $53,000 and 64,000, respectively. As of September 30, 1999 and 1998, the unpaid balance due to the related company approximated $8,000 and $64,000, respectively.

          In August and September 1999, a related party advanced to the Company $50,000 and $250,000, respectively. The notes are due upon demand and accrue interest at rate of 10% per annum. Accrued interest due on these notes as of September 30, 1999, was approximately $1,300.


NOTE 4 - NOTE PAYABLE

          In March 1998, the Company issued a note payable for 250,000 British Sterling Pounds (approximately $412,000) to PLC for the unpaid balance of the purchase price for the licensing rights (see Note 2). The note accrues interest at the rate of 18% per annum and matures March 31, 1999. The balance recorded in the accompanying financial statements includes approximately $38,000 of accrued interest. No principal or related interest payments were made on this note in 1998. The entire balance due was repaid in 1999.


NOTE 5 - INCOME TAXES

          The difference between the Company's effective income tax rate and the federal statutory rate at December 31, 1998 is reconciled below:

                Federal provision (benefit) expected           (34)%
                State income taxes                             (3.6)
                Increase in valuation allowance                37.6

                                                                0.0%
                                                               =====

          As of December 31, 1998, the Company has a net operating loss carryforward of approximately $466,000 available to offset future taxable income. The net operating loss carryforward expires in the year 2018. Under U.S. federal tax law, certain changes in ownership of a company may cause a limitation on future utilization of these loss carryforwards.


NOTE 6 - STOCKHOLDERS' EQUITY

          INITIAL ISSUANCE OF COMMON STOCK

          In January 1998, the Company issued 5,000,000 shares of its common stock to the founder of the Company for $5,000.

          PRIVATE PLACEMENT

          During the nine months ended September 30, 1999, the Company issued an aggregate of 166,492 shares of its common stock at $5.00 per share in private placement transactions. The Company received net proceeds of $832,460 from these offerings.

          During the three months ended December 31, 1998, the Company issued an aggregate of 22,000 shares of its common stock at $5.00 per share in private placement transactions. The Company received net proceeds of $111,000 from these offerings.

          During the period ended September 30, 1998, the Company issued an aggregate of 234,800 shares of its common stock at $5.00 per share in private placement transactions. The Company received net proceeds of $1,150,116 from these offerings.


NOTE 7 - STOCK OPTIONS

          In November and December 1998, the Company issued to officers and directors of the Company, and to a member of its advisory committee, options to purchase an aggregate of 510,000 shares of its common stock at $5.00 per share. A portion of the options granted, 157,500, vested upon their issuance; 207,500 options vest upon receipt of FDA approval to market and distribute the MEA System in the United States; the remaining options vest when certain sales milestones are met. The options have maximum terms of five to six years from the date of grant.

          The Company issued options to purchase an aggregate of 135,000 shares of its common stock to advisory board members, officers and consultants during the period January 1, 1999 through March 23, 1999. The options are exercisable at $5.00 per share and expire in five years.

          Activity related to the Company's stock options during the period January 8, 1998 through December 31, 1998, was as follows:

                                                       OUTSTANDING OPTIONS
                                                --------------------------------
                                                                      WEIGHTED
                                                NUMBER OF             AVERAGE
                                                  SHARES          EXERCISE PRICE
                                                ---------         --------------
               JANUARY 8, 1998                                             -

               Grants                             510,000              $5.00
               Exercises                                -                  -
               Cancellations                            -                  -
                                                  -------

               DECEMBER 31, 1998                  510,000              $5.00

               Grants                             135,000              $5.00
               Exercises                                -                  -
               Cancellations                            -                  -
                                                  -------

               SEPTEMBER 30, 1999                 645,000              $5.00
                                                  =======


NOTE 8 - COMMITMENTS AND CONTINGENCIES

          SIGNIFICANT SUPPLIER

          As prescribed by the licensing agreement with PLC (see Note 2), the Company may not manufacture the MEA System until two years after FDA approval for the sale of the MEA System in the United States is granted. Accordingly, the Company will be totally reliant upon PLC for supplying MEA Systems and related products until it can obtain the required FDA approvals and construct an adequate manufacturing facility, neither of which can be assured. An interruption in the supply of MEA Systems from PLC could have a significant adverse impact on the Company.

          FDA APPROVAL

          The Company's management believes that obtaining FDA approval for the sale of the MEA System in the United States is imperative for the ultimate viability of the Company. The Company has submitted a Pre-investigational System Exemption (IDE) with the FDA, received the FDA's comments thereon and has responded to those comments. Management hopes to obtain an IDE in 1999 so that it may commence clinical trials (see Note 9). There can be no assurance that the Company will ever obtain the required FDA approval for the MEA System.

          THIRD-PARTY REIMBURSEMENT

          The Company's success will depend upon, among other things, the ability to obtain satisfactory reimbursement from health care payors for the MEA System. Third-party reimbursement will not be available for use of the MEA System in the United States unless and until FDA approval is received. If FDA approval is received, third-party reimbursement for the MEA System will be dependent upon decisions by Medicare, individual managed care organizations, private insurers and other payors. While the

          Company believes that the cost of the MEA procedure will be reimbursed in the United States under existing procedure codes for endometrial ablation, there can be no assurance that this will occur or that the reimbursement will be adequate. In light of the recent efforts to control health care costs, there is no assurance that any third-party reimbursement will be sufficient to ensure the Company's profitability.

          Furthermore, reimbursement systems in international markets vary significantly and reimbursement approvals must be obtained on a country by country basis. Large scale market acceptance of the MEA System will depend on the availability and level of reimbursement in Canada and Latin America.

          Regardless of the type of reimbursement system, the Company believes that physician endorsement for the MEA System will be available in the United States, Canada or Latin America, and that physicians will support and advocate the MEA procedure. Failure by physicians, hospitals and other users of the MEA System to obtain sufficient reimbursement for use of the MEA procedure would have a material adverse effect on the Company's business, financial condition and operating results.

          EMPLOYMENT AGREEMENTS

          On November 12, 1998, the Company entered into an employment agreement with an officer of the Company that requires the payment of a minimum monthly salary plus related benefits. As part of this agreement, the Company issued to the employee options to purchase 250,000 shares of the Company's common stock for $5.00 per share. The employment agreement terminates November 11, 2003.

          MANAGEMENT AND DISTRIBUTION AGREEMENT

          On January 1, 1999, and as amended on March 23, 1999, the Company entered into a management and distribution agreement with Minogue Medical, Inc. (Minogue). Under this agreement, Minogue will serve as the Company's managing agent and exclusive distributor of its product in Canada for a term of five years. As consideration for Minogue serving as the managing agent in Canada, the Company will pay Minogue an annual fee equal to the greater of $6,000, or the sum of 1% of MCAN's net sales (as defined) plus 5% of MCAN's net income before income taxes for the fiscal year for net income amounts up to $500,000 plus 10% of MCAN's net income before income taxes for the fiscal year for net income amounts in excess of $500,000. As consideration for Minogue serving as exclusive distributor in Canada, Minogue shall receive a commission on all MCAN sales.

          LINE OF CREDIT

          In June 1999, the Company obtained a $60,000 revolving line of credit with a financial institution. Interest accrues at the rate of prime plus 1-1/2%. The line expires in July 2002, and borrowings are collateralized by the Company's condominium.

          YEAR 2000 ISSUES

          The Year 2000 issue is the result of shortcomings in electronic data processing systems and other electronic equipment that may adversely affect business operations.

          The Company, Microsulis PLC and third parties with which Microsulis PLC does business, relies on numerous computer programs in its day-to-day operations. Microsulis PLC has informed the Company that it has completed all necessary testing of the MEA System and has concluded that it is Year 2000 compliant. Microsulis PLC is currently testing its office equipment for Year 2000 compliance. Microsulis PLC has further informed the Company that it is in the process of obtaining information from its external suppliers and other third parties with which it does business regarding their Year 2000 compliance status. Although Microsulis PLC has communicated with such third parties to ensure that they take appropriate action to address Year 2000 issues, there can be no assurance that the systems of third parties on which Microsulis PLC's MEA System relies will be timely converted. If such systems are not converted on a timely basis, the Company's business, financial condition and operating results could be adversely affected. It remains uncertain whether the potential disruption from Year 2000 issues will have a material effect on the Company's business operations. The accompanying financial statements contain no provision or adjustments related to the ultimate outcome of this uncertainty.


NOTE 9 - SUBSEQUENT EVENTS

          FDA APPROVAL

          In October 1999, the FDA granted the Company conditional approval on its Investigational Device Exemption application. The approval was granted on the condition that, within 45 days from the date of conditional approval, the Company submit information correcting deficiencies noted by the FDA.

          PROPOSED MERGER

          In October 1999, the Company entered into a letter of intent with AccuMed International, Inc. (AccuMed). Pursuant to the letter of intent, the Company will merge with a wholly owned subsidiary of AccuMed in a stock-for-stock transaction, with the Company being the surviving corporation. The letter of intent may be terminated under defined circumstances; however, significant penalties may be imposed. Under the letter of intent, $310,000 has been advanced to the Company by AccuMed. The advance is collateralized by the Company's equipment.

                                                                     APPENDIX C



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ACCUMED INTERNATIONAL, INC.


                  AccuMed International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware hereby certifies:

                  FIRST: By Special Meeting of the stockholders of AccuMed International, Inc. (the "Corporation"), a resolution was duly adopted setting forth a proposed amendment to Article I of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Amendment of the Certificate of Incorporation as proposed by the Board of Directors of the Corporation, attached hereto as Exhibit "A", be adopted whereby Article I of the Certificate of Incorporation is amended to reflect a corporate name change to Microsulis Medical Corporation, and that Article I of the Certificate of Incorporation be hereby amended to read in its entirety as follows:

                  1. The name of the corporation is Microsulis Medical Corporation.

                  SECOND: That, hereafter, pursuant to the recommendation of the Board of Directors of the Corporation, the majority stockholders entitled to vote in consideration of such amendment duly adopted such action in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Paul F. Lavallee, its Chairman and Chief Executive Officer, on __________________, 2000.



                                             ACCUMED INTERNATIONAL, INC.


                                             By:
                                                -------------------------------
                                                      Paul F. Lavallee
                                                      Chairman and
                                                      Chief Executive Officer


Attested to:


By:
   ----------------------------------
         Joyce L. Wallach, Esq.
         Assistant Secretary

                          ACCUMED INTERNATIONAL, INC.
                      920 North Franklin Street, Suite 402
                            Chicago, Illinois 60610


      FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 28, 2000



The undersigned hereby appoints Paul F. Lavallee and Norman J. Pressman and each of them, Proxies, each with full power of submission to vote all of the stock of the undersigned at the Special Meeting of Stockholders of AccuMed International, Inc. (the "Company") to be held on Friday, January 28, 2000 at 10:00 a.m. (Chicago time) at the Company's offices located at 920 North Franklin Street, Suite 402, Chicago, Illinois, and at any adjournments thereof, in the manner indicated and in their discretion on any other business which may properly come before said meeting, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for said meeting, receipt of which is hereby acknowledged. THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS LISTED, INCLUDING FOR THE ELECTION OF DIRECTOR NOMINEES.

1. To approve the merger agreement and the merger, including the issuance of securities required by the merger agreement.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

2. To approve an amendment to the certificate of incorporation to change the Company's name to "Microsulis Medical Corporation."

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. Election of Mark Banister, Paul Barrett, Leslie J. Croland, Marcus E. Finch, Paul F. Lavallee, and Robert Priddy as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

       Please mark your
[ X ]  votes as in this
       example.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

     IF NO SPECIFICATION IS MADE THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS DESCRIBED BELOW.

                      FOR     WITHHELD
3.   Election of                              4.  In their discretion, the proxy
     Directors       [  ]       [  ]              holders are authorized to vote
     (see reverse)                                upon such other business as
                                                  may properly come before the
                                                  meeting or any adjournments
For, except vote withheld for                     thereof, if such business was
the Following nominee(s):                         known to the Board of
                                                  Directors prior to the
_______________________________________           solicitation of this Proxy.




SIGNATURE(S) _________________________________________ DATE ______________, 2000

Please sign exactly as name appears hereon. Please date, sign and return the Proxy promptly in the enclosed envelope. When signing as attorney, administrator, trustee or guardian, please give full title. If the signature is for a corporation, please sign full corporate name by authorized officer. If the shares are registered in more than one name all holders must sign.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Provisions of the Registrant's Certificate of Incorporation (i) eliminate the liability of the Registrant's directors to the Registrant and its stockholders for monetary damages to the fullest extent permissible under Delaware law, and (ii) authorize the Registrant to indemnify its directors, officers, employees and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a) EXHIBITS. The following exhibits are filed herewith:

   Exhibit
    Number                Description of Exhibit
   -------                ----------------------
     2.1       Agreement and Plan of Merger among the registrant, AccuMed
               Acquisition SUB, Inc., and Microsulis Corporation dated November
               16, 1999, as amended December 16, 1999, December 21, 1999 and
               December 22, 1999.

     3.1 Form of Warrant Agreement and Warrant Certificate to be issued in the merger with Microsulis.

     3.2       Bylaws of the Registrant. (1)

     3.3       Amendment No. 1 to Bylaws of the Registrant. (19)

     4.1       Certificate of Incorporation of the Registrant (1)

     4.2 Certificate of Amendment to Certificate of Incorporation of the Registrant increasing authorized Common Stock (14)

     4.3       Certificate of Designation, Rights and Preferences of Series A
               Convertible Preferred Stock (15)

     4.4 Certificate of Correction to Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock (15)

     4.5 Certificate of Amendment to Certificate of Incorporation of the Registrant effecting reverse stock split (21)

     4.6       Specimen Certificate for Common Stock (1)

     4.7       Bylaws of the Registrant (1)

     4.8       Amendment No. 1 to Bylaws of the Registrant (19)

     4.9       Warrant Agreement dated as of February 23, 1998 between the
               Company and Commonwealth Associates, including form of Warrant
               Certificate attached as Exhibit A thereto, representing an aggregate of 1,245,340 (pre split) Common Stock purchase Warrants issued to investors in a Note Exchange Offer. (15)

     4.10      Warrant Agreement dated March 19, 1998 between the Registrant and
               Commonwealth Associates representing an aggregate of 350,000(pre split) Common Stock purchase warrants issued to Commonwealth
               Associates and/or its designees in exchange for warrants issued thereto in connection with a Note Exchange Offer (19)

     4.11 Form of Subscription Agreement and Registration Rights Agreement dated as of February 23, 1998 between the Registrant and each of the investors in a Note Exchange Offer (15)

     4.12 Warrant Agreement dated as of March 19, 1998, as amended by Amendment No. 1 dated as of March 23, 1998, between the
               Registrant and Commonwealth Associates pertaining to an aggregate of 8,686,667 (pre split) Common Stock purchase Warrants issued to investors in a private placement. (19)

     4.13 Form of Warrant Certificate representing an aggregate of 8,686,667 (pre split) Common Stock purchase Warrants issued to investors in a private placement in March 1998 (19)

     4.14      Form of Warrant to Purchase Common Stock dated March 19, 1998 or
               March 23, 1998, including form of Warrant Certificate attached as Exhibit A thereto, representing an aggregate of 1,337,333 (pre split) Common Stock purchase Warrants issued to Commonwealth
               Associates, Bellingham Capital Industries, and Harold S. Blue and/or their respective designees in connection with a private placement. (19)

     4.15 Form of Subscription Agreement and Registrant Rights Agreement dated March 19, 1998 or March 23, 1998 between the Registrant and each of the investors in a private placement (19)

     4.16      Specimen stock certificate for Common Stock. (1)

     5.1 Opinion of Joyce L. Wallach, Esq., counsel to the Registrant, regarding the legality of the securities offered hereby.

     10.1 The Registrant's Board of Directors Compensation Plan as amended by Minutes of Board of Directors meeting dated January 18, 1996 authorizing grants of stock options to non-employee directors.
               (1)(4)

     10.2 Separation Agreement and General Release between the Registrant and Michael D. Burke dated December 31, 1997. (4)(19)

     10.3      Employment Agreement between the Registrant and Norman J.
               Pressman dated June 13, 1996 and Addendum to Employment Agreement between the Registrant and Norman J. Pressman dated July 16,
               1996. (4)(5)

     10.4      License and Distribution Agreement dated February 20, 1996 between the Registrant and BioKit, S.A. (1)

     10.5      1995 Stock Option Plan. (1)(4)

     10.6      Amendment No. 1 to the Registrant's 1995 Stock Option Plan.(4)(7)

     10.7      Amendment No. 2 to the 1995 Stock Option Plan. (4)(16)

     10.8      Amendment No. 3 to the 1995 Stock Option Plan. (4)(19)

     10.9 Form of Non-Qualified Stock Option Agreement governing options granted to former employees of AccuMed, Inc. pursuant to the Agreement and Plan of Reorganization dated as of April 21, 1995, as amended. (1)(4)

     10.10 Form of Non-Qualified Stock Option Agreement governing options granted to employees and consultants under the 1995 Stock Option
               Plan. (1)(4)

     10.11 Form of Incentive Stock Option Agreement governing options granted to employees under the 1995 Stock Option Plan. (1)(4)

     10.12     Amended and Restated 1990 Stock Option Plan. (4)(8)

     10.13     Amendment No. 1 to Amended and Restated 1990 Stock Option
               Plan.(4)(16)

     10.14     Franklin Square Commercial Lease dated July 13, 1994 between the
               Registrant and the Lumber Company as Agent for the Beneficiary of LaSalle National Trust, N.A. pertaining to the premises located at Suite 401, 4th Floor North, 900 North Franklin Street,
               Chicago, Illinois. (1)

     10.15 Form of Warrant Certificate dated as of March 13, 1997 evidencing right to acquire an aggregate of 850,000 shares of Common Stock issued to several investors in a private placement consummated
               March 13, 1997. (16)

     10.16     Form of Subscription Agreement between the Registrant and several investors in the private placement consummated on March 13, 1997.
               (16)

     10.17 Form of Warrant to Purchase Common Stock dated February 23, 1998 between the Registrant and Commonwealth Associates representing an aggregate of 200,000 Common Stock purchase Warrants issued to Commonwealth Associates and/or its designees in exchange for warrants previously issued thereto in connection with the placement of 12% Convertible Promissory Notes. (19)

     10.18     Security Agreement dated as of February 2, 1998 between the
               Registrant as Debtor and Robert L. Priddy as Secured Party. (19)

     10.19     Warrant Agreement dated as of February 2, 1998 between the
               Registrant and Robert L. Priddy representing warrants to purchase
               100,000 shares of Common Stock. (19)

     10.20     Agreement between the Company and Paul F. Lavallee and Gypsy Hill
               LLC effective January 29, 1998 (21)

     10.21 Agency Agreement dated as of February 13, 1998, as amended by Amendment No. 1 dated as of February 23, 1998, between the
               Registrant and Commonwealth Associates pertaining to a Note
               Exchange Offer. (19)

     10.22     Warrant Agreement dated as of February 23, 1998 between the
               Company and Commonwealth Associates, including form of Warrant
               Certificate attached as Exhibit A thereto, representing an aggregate of 1,245,340 Common Stock purchase Warrants issued to investors in a Note Exchange Offer. (15)

     10.23     Warrant Agreement dated March 19, 1998 between the Registrant and
               Commonwealth Associates representing an aggregate of 350,000
               Common Stock purchase Warrants issued to Commonwealth Associates and/or its designees in exchange for warrants issued thereto in connection with a Note Exchange Offer. (19)

     10.24 Form of Subscription Agreement and Registration Rights Agreement dated as of February 23, 1998 between the Registrant and each of the investors in a Note Exchange Offer. (15)

     10.25 Agency Agreement dated as of March 12, 1998, as amended by Amendment No. 1 dated as of March 19, 1998, between the
               Registrant and Commonwealth Associates pertaining to a private placement. (19)

     10.26 Warrant Agreement dated as of March 19, 1998, as amended by Amendment No. 1 dated as of March 23, 1998, between the
               Registrant and Commonwealth Associates pertaining to an aggregate of 8,686,667 Common Stock purchase Warrants issued to investors in a private placement. (19)

     10.27 Form of Warrant Certificate representing an aggregate of 8,686,667 Common Stock purchase Warrants issued to investors in a private placement in March 1998. (19)

     10.28     Form of Warrant to Purchase Common Stock dated March 19, 1998 or
               March 23, 1998, including form of Warrant Certificate attached as Exhibit A thereto, representing an aggregate of 1,337,333 Common
               Stock purchase Warrants issued to Commonwealth Associates,
               Bellingham Capital Industries, and Harold S. Blue and/or their respective designees in connection with a private placement. (19)

     10.29 Form of Subscription Agreement and Registration Rights Agreement dated March 19, 1998 or March 23, 1998 between the Registrant and each of the investors in a private placement. (19)

     10.30     1997 Stock Option Plan and Amendment No. 1 to the 1997 Stock
               Option Plan (19)

     10.31     Asset Purchase Agreement by and between AccuMed International,
               Inc. and AMI Acquisition Corp. dated as of November 20, 1998 (22)

     10.32 Floating Rate Convertible Promissory Note dated June 26, 1998 by the Registrant in favor of Xillix Technologies Corp. in the original principal amount of CDN$500,000. (23)

     21.1      Subsidiary of the Registrant.

     23.1      Consent of Joyce L. Wallach, Esq., counsel to the Registrant
               (contained in Exhibit 5.1 hereof).

     23.2      Consent of KPMG, LLP (to be filed by amendment).

     23.3      Consent of Moore Stephens Lovelace, P.A.

     24.1 Power of Attorney (contained in signature page to this Registration Statement).


    ---------------

     (1) Incorporated by reference to the Registrant's Transition Report on Form 10-KSB for the transition period ended December 31, 1995.

     (2) Incorporated by reference to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 33-48302), filed with the Commission on October 9, 1993.

     (3) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. 33-99680), filed with the Commission on November 22, 1995.

     (4) Represents a management contract or compensatory plan or arrangement required to be filed as an exhibit to this Registration Statement.

     (5) Incorporated by reference to the Registrant's Registration Statement Form S-2 (Regis. No. 333-09011) filed with the Commission on July 26, 1996.

     (6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1994.

     (7) Incorporated by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-2 (Regis. No. 333-09011) filed with the Commission on August 29, 1996.

     (8) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-48302), filed with the Commission on June 3, 1992.

     (9) Incorporated by reference to Pre-effective Amendment No. 4 to the Registration Statement of Form S-2 (Regis. No. 333-09011) filed with the Commission on October 3, 1996.

     (10) Incorporated by reference to Pre-Effective Amendment No. 1 to Form SB-2, filed with the Commission on November 8, 1993).

     (11) Incorporated by Reference to Pre-effective Amendment No. 2 to the Registration Statement on Form S-2 (Regis. No. 333-09011) filed with the Commission on September 23, 1996.

     (12) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Reg. No. 333-07681), filed with the Commission on July 3, 1996.

     (13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 3, 1997.

     (14) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Regis. No. 333-28125) filed with the Commission on May 30, 1997.

     (15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 20, 1998.

     (16) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996.

     (17) Incorporated by reference to Registrant's Quarterly Report on From 10-QSB for the quarter ended June 30, 1997. (18) Incorporated by reference to Registrant's Quarterly Report on from 10-QSB for the quarter ended September 30, 1997.

     (19) Incorporated by reference to the Registrant"s Annual Report on Form 10-K for the year ended December 31, 1997.

     (20) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-56393) filed with the Commission on June 9, 1998.

     (21) Incorporated by reference to the Registrant"s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     (22) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 29, 1999.

     (23) Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Commission on November 9, 1999 (Regis. No. 333-90637).

        (b) FINANCIAL STATEMENT SCHEDULES. The following financial statement schedules are filed herewith.

        Schedule A Registrant and Subsidiaries. Valuation and Qualifying
Accounts.


ITEM 22. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 1 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be present by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or give, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (1) The undersigned registrant hereby undertakes as follows, that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters. In addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                       SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois on December 23, 1999.

                             ACCUMED INTERNATIONAL, INC.

                             By: /s/ Paul F. Lavallee
                                 ----------------------------
                                 Paul F. Lavallee, Chairman,
                                 Chief Executive Officer
                                 and Principal Accounting Officer


        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. Lavallee attorney-in-fact for the undersigned, with the power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents inc connection therewith, with the Securities and Exchange Commission, hereby certifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may lawfully do or causes to be done by virtue hereof.

Signature                         Title                 Date
---------                         -----                 ----

/s/ Paul F. Lavallee              Director              December 23, 1999
------------------------
(Paul F. Lavallee)

/s/ Mark Banister                 Director              December 23, 1999
------------------------
(Mark Banister)


/s/ Jack H. Halperin              Director              December 23, 1999
------------------------
(Jack H.  Halperin)


/s/ Robert L. Priddy              Director              December 23, 1999
------------------------
(Robert L.  Priddy)


/s/ Leonard M. Schiller           Director              December 23, 1999
------------------------
(Leonard M.  Schiller)

                                INDEX TO EXHIBITS

  Exhibit No.                     Description of Exhibit
  -----------                     ----------------------
     2.1       Agreement and Plan of Merger among the registrant, AccuMed
               Acquisition SUB, Inc., and Microsulis Corporation dated November
               16, 1999, as amended December 16, 1999 and December 21, 1999.

     3.1 Form of Warrant Agreement and Warrant Certificate to be issued in the merger with Microsulis.

     3.2       Bylaws of the Registrant. (1)

     3.3       Amendment No. 1 to Bylaws of the Registrant. (19)

     4.1       Certificate of Incorporation of the Registrant (1)

     4.2 Certificate of Amendment to Certificate of Incorporation of the Registrant increasing authorized Common Stock (14)

     4.3       Certificate of Designation, Rights and Preferences of Series A
               Convertible Preferred Stock (15)

     4.4 Certificate of Correction to Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock (15)

     4.5 Certificate of Amendment to Certificate of Incorporation of the Registrant effecting reverse stock split (21)

     4.6       Specimen Certificate for Common Stock (1)

     4.7       Bylaws of the Registrant (1)

     4.8       Amendment No. 1 to Bylaws of the Registrant (19)

     4.9       Warrant Agreement dated as of February 23, 1998 between the
               Company and Commonwealth Associates, including form of Warrant
               Certificate attached as Exhibit A thereto, representing an aggregate of 1,245,340 (pre split) Common Stock purchase Warrants issued to investors in a Note Exchange Offer. (15)

     4.10      Warrant Agreement dated March 19, 1998 between the Registrant and
               Commonwealth Associates representing an aggregate of 350,000(pre split) Common Stock purchase warrants issued to Commonwealth
               Associates and/or its designees in exchange for warrants issued thereto in connection with a Note Exchange Offer (19)

     4.11 Form of Subscription Agreement and Registration Rights Agreement dated as of February 23, 1998 between the Registrant and each of the investors in a Note Exchange Offer (15)

     4.12 Warrant Agreement dated as of March 19, 1998, as amended by Amendment No. 1 dated as of March 23, 1998, between the
               Registrant and Commonwealth Associates pertaining to an aggregate of 8,686,667 (pre split) Common Stock purchase Warrants issued to investors in a private placement. (19)


     4.13 Form of Warrant Certificate representing an aggregate of 8,686,667 (pre split) Common Stock purchase Warrants issued to investors in a private placement in March 1998 (19)

     4.14      Form of Warrant to Purchase Common Stock dated March 19, 1998 or
               March 23, 1998, including form of Warrant Certificate attached as Exhibit A thereto, representing an aggregate of 1,337,333 (pre split) Common Stock purchase Warrants issued to Commonwealth
               Associates, Bellingham Capital Industries, and Harold S. Blue and/or their respective designees in connection with a private placement. (19)

     4.15 Form of Subscription Agreement and Registrant Rights Agreement dated March 19, 1998 or March 23, 1998 between the Registrant and each of the investors in a private placement (19)

     4.16      Specimen stock certificate for Common Stock. (1)

     5.1 Opinion of Joyce L. Wallach, Esq., counsel to the Registrant, regarding the legality of the securities offered hereby.

     10.1 The Registrant's Board of Directors Compensation Plan as amended by Minutes of Board of Directors meeting dated January 18, 1996 authorizing grants of stock options to non-employee directors.
               (1)(4)

     10.2 Separation Agreement and General Release between the Registrant and Michael D. Burke dated December 31, 1997. (4)(19)

     10.3      Employment Agreement between the Registrant and Norman J.
               Pressman dated June 13, 1996 and Addendum to Employment Agreement between the Registrant and Norman J. Pressman dated July 16,
               1996. (4)(5)

     10.4      License and Distribution Agreement dated February 20, 1996 between the Registrant and BioKit, S.A. (1)

     10.5      1995 Stock Option Plan. (1)(4)

     10.6      Amendment No. 1 to the Registrant's 1995 Stock Option Plan.(4)(7)

     10.7      Amendment No. 2 to the 1995 Stock Option Plan. (4)(16)

     10.8      Amendment No. 3 to the 1995 Stock Option Plan. (4)(19)

     10.9 Form of Non-Qualified Stock Option Agreement governing options granted to former employees of AccuMed, Inc. pursuant to the Agreement and Plan of Reorganization dated as of April 21, 1995, as amended. (1)(4)

     10.10 Form of Non-Qualified Stock Option Agreement governing options granted to employees and consultants under the 1995 Stock Option
               Plan. (1)(4)

     10.11 Form of Incentive Stock Option Agreement governing options granted to employees under the 1995 Stock Option Plan. (1)(4)

     10.12     Amended and Restated 1990 Stock Option Plan. (4)(8)

     10.13     Amendment No. 1 to Amended and Restated 1990 Stock Option
               Plan.(4)(16)

     10.14     Franklin Square Commercial Lease dated July 13, 1994 between the
               Registrant and the Lumber Company as Agent for the Beneficiary of LaSalle National Trust, N.A. pertaining to the premises located at Suite 401, 4th Floor North, 900 North Franklin Street,
               Chicago, Illinois. (1)

     10.15 Form of Warrant Certificate dated as of March 13, 1997 evidencing right to acquire an aggregate of 850,000 shares of Common Stock issued to several investors in a private placement consummated
               March 13, 1997. (16)

     10.16     Form of Subscription Agreement between the Registrant and several investors in the private placement consummated on March 13, 1997.
               (16)

     10.17 Form of Warrant to Purchase Common Stock dated February 23, 1998 between the Registrant and Commonwealth Associates representing an aggregate of 200,000 Common Stock purchase Warrants issued to Commonwealth Associates and/or its designees in exchange for warrants previously issued thereto in connection with the placement of 12% Convertible Promissory Notes. (19)

     10.18     Security Agreement dated as of February 2, 1998 between the
               Registrant as Debtor and Robert L. Priddy as Secured Party. (19)

     10.19     Warrant Agreement dated as of February 2, 1998 between the
               Registrant and Robert L. Priddy representing warrants to purchase
               100,000 shares of Common Stock. (19)

     10.20     Agreement between the Company and Paul F. Lavallee and Gypsy Hill
               LLC effective January 29, 1998 (21)

     10.21 Agency Agreement dated as of February 13, 1998, as amended by Amendment No. 1 dated as of February 23, 1998, between the
               Registrant and Commonwealth Associates pertaining to a Note
               Exchange Offer. (19)

     10.22     Warrant Agreement dated as of February 23, 1998 between the
               Company and Commonwealth Associates, including form of Warrant
               Certificate attached as Exhibit A thereto, representing an aggregate of 1,245,340 Common Stock purchase Warrants issued to investors in a Note Exchange Offer. (15)

     10.23     Warrant Agreement dated March 19, 1998 between the Registrant and
               Commonwealth Associates representing an aggregate of 350,000
               Common Stock purchase Warrants issued to Commonwealth Associates and/or its designees in exchange for warrants issued thereto in connection with a Note Exchange Offer. (19)

     10.24 Form of Subscription Agreement and Registration Rights Agreement dated as of February 23, 1998 between the Registrant and each of the investors in a Note Exchange Offer. (15)

     10.25 Agency Agreement dated as of March 12, 1998, as amended by Amendment No. 1 dated as of March 19, 1998, between the
               Registrant and Commonwealth Associates pertaining to a private placement. (19)

     10.26 Warrant Agreement dated as of March 19, 1998, as amended by Amendment No. 1 dated as of March 23, 1998, between the
               Registrant and Commonwealth Associates pertaining to an aggregate of 8,686,667 Common Stock purchase Warrants issued to investors in a private placement. (19)

     10.27 Form of Warrant Certificate representing an aggregate of 8,686,667 Common Stock purchase Warrants issued to investors in a private placement in March 1998. (19)

     10.28     Form of Warrant to Purchase Common Stock dated March 19, 1998 or
               March 23, 1998, including form of Warrant Certificate attached as Exhibit A thereto, representing an aggregate of 1,337,333 Common
               Stock purchase Warrants issued to Commonwealth Associates,
               Bellingham Capital Industries, and Harold S. Blue and/or their respective designees in connection with a private placement. (19)

     10.29 Form of Subscription Agreement and Registration Rights Agreement dated March 19, 1998 or March 23, 1998 between the Registrant and each of the investors in a private placement. (19)

     10.30     1997 Stock Option Plan and Amendment No. 1 to the 1997 Stock
               Option Plan (19)

     10.31     Asset Purchase Agreement by and between AccuMed International,
               Inc. and AMI Acquisition Corp. dated as of November 20, 1998 (22)

     10.32 Floating Rate Convertible Promissory Note dated June 26, 1998 by the Registrant in favor of Xillix Technologies Corp. in the original principal amount of CDN$500,000. (23)

     21.1      Subsidiary of the Registrant.

     23.1      Consent of Joyce L. Wallach, Esq., counsel to the Registrant
               (contained in Exhibit 5.1 hereof).

     23.2      Consent of KPMG, LLP (to be filed by amendment).

     23.3      Consent of Moore Stephens Lovelace, P.A.

     24.1 Power of Attorney (contained in signature page to this Registration Statement).


---------------

     (1) Incorporated by reference to the Registrant's Transition Report on Form 10-KSB for the transition period ended December 31, 1995.

     (2) Incorporated by reference to Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 (Reg. No. 33-48302), filed with the Commission on October 9, 1993.

     (3) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. 33-99680), filed with the Commission on November 22, 1995.

     (4) Represents a management contract or compensatory plan or arrangement required to be filed as an exhibit to this Registration Statement.

     (5) Incorporated by reference to the Registrant's Registration Statement Form S-2 (Regis. No. 333-09011) filed with the Commission on July 26, 1996.

     (6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1994.

     (7) Incorporated by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-2 (Regis. No. 333-09011) filed with the Commission on August 29, 1996.

     (8) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-48302), filed with the Commission on June 3, 1992.

     (9) Incorporated by reference to Pre-effective Amendment No. 4 to the Registration Statement of Form S-2 (Regis. No. 333-09011) filed with the Commission on October 3, 1996.

     (10) Incorporated by reference to Pre-Effective Amendment No. 1 to Form SB-2, filed with the Commission on November 8, 1993).

     (11) Incorporated by Reference to Pre-effective Amendment No. 2 to the Registration Statement on Form S-2 (Regis. No. 333-09011) filed with the Commission on September 23, 1996.

     (12) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Reg. No. 333-07681), filed with the Commission on July 3, 1996.

     (13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 3, 1997.

     (14) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Regis. No. 333-28125) filed with the Commission on May 30, 1997.

     (15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 20, 1998.

     (16) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996.

     (17) Incorporated by reference to Registrant's Quarterly Report on From 10-QSB for the quarter ended June 30, 1997.

     (18) Incorporated by reference to Registrant's Quarterly Report on from 10-QSB for the quarter ended September 30, 1997.

     (19) Incorporated by reference to the Registrant"s Annual Report on Form 10-K for the year ended December 31, 1997.

     (20) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-56393) filed with the Commission on June 9, 1998.

     (21) Incorporated by reference to the Registrant"s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     (22) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 29, 1999.

     (23) Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Commission on November 9, 1999 (Regis. No. 333-90637).